Exhibit 10.1

CREDIT AND SECURITY AGREEMENT

among

TCW DL VII FINANCING LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

PNC BANK, NATIONAL ASSOCIATION,

as Facility Agent

and

STATE STREET BANK AND TRUST COMPANY,

as Collateral Agent

Dated as of January 29, 2019

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule 1	Initial Commitments and Percentages
Schedule 2	Scope of Monthly Report and Scope of Payment Date Report
Schedule 3	LIBOR Definition
Schedule 4	Disqualified Lenders

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of Revolving Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Prepayment
Exhibit D	Form of Assignment and Acceptance
Exhibit E	Form of Account Control Agreement

CREDIT AND SECURITY AGREEMENT

CREDIT AND SECURITY AGREEMENT, dated as of January 29, 2019, among TCW DL VII FINANCING LLC, a Delaware limited liability company, as borrower (together with its permitted successors and assigns, the “Borrower”); the LENDERS from time to time party hereto; PNC BANK, NATIONAL ASSOCIATION (“PNC”), as facility agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Facility Agent”); and STATE STREET BANK AND TRUST COMPANY, as collateral agent for the Secured Parties (as hereinafter defined) (in such capacity, together with its successors and assigns, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower desires that the Lenders make advances on a delayed draw term loan basis and a revolving basis to the Borrower on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, each Lender is willing to make such advances to the Borrower on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

Section 1.01 Definitions.

As used in this Agreement, the following terms shall have the meanings indicated:

“ABL Facility” means a revolving or term lending facility pursuant to which the loans thereunder are secured by a perfected, first priority security interest in accounts receivable, inventory, machinery, equipment, real estate, oil and gas reserves, vessels, periodic revenues or other assets commonly used as security for asset-based loans, where such collateral security consists of assets generated or acquired by the related Obligor in its business and for which the amount available to be borrowed from time to time is based on the value of such assets or similar borrowing base calculation.

“Account” has the meaning specified in Section 9-102(a)(2) of the UCC.

“Account Control Agreement” means an agreement in substantially the form of Exhibit E hereto.

“Adjusted Par Amount” means with respect to each Collateral Obligation, an amount equal to the outstanding Principal Balance of such Collateral Obligation reduced by the greatest of the following, as applicable:

(a) 20%, if the Collateral Obligation has had a Material Modification;

(b) 30%, if both: (i) the Leverage through Loan of such Collateral Obligation exceeds 6.00:1.00 and (ii) the Leverage through Loan of such Collateral Obligation has increased more than 50% from the date the Loan first became a Collateral Obligation; and

(c) 75%, if the Collateral Obligation is a Defaulted Obligation;

provided, in all cases, that the Principal Balance of any unfunded portion of any Revolving Collateral Loan or Delayed Drawdown Collateral Loan shall be deemed to be zero for purposes of calculating the Adjusted Par Amount.

“Adjusted Principal Amount” means an amount equal to the lesser of:

(i) if the Fair Market Value of the Collateral Obligation, expressed as a percentage of par, is less than 90%, the Fair Market Value; otherwise,

(ii) the Adjusted Par Amount.

“Administrative Expenses Cap” means, for any Payment Date, an amount equal (when taken together with any Administrative Expenses paid during the period since the preceding Payment Date or, in the case of the first Payment Date, the Closing Date) to $350,000 per annum.

“Administrative Expenses” means the fees and expenses (including indemnities) and other amounts due or accrued of the Borrower with respect to any Payment Date and payable in the following order by the Borrower:

(a) first, to the Collateral Agent, the Custodian and the Securities Intermediary pursuant to the Collateral Agent Fee Letter; and

(b) second, on a pro rata basis, to:

(i) agents (including the Collateral Manager with respect to expenses payable under the Collateral Management Agreement but not Collateral Management Fees) and counsel of the Borrower for fees and expenses;

(ii) the Lenders and the Agents (or related indemnified parties) for fees, expenses and other amounts payable by the Borrower under this Agreement or any other Facility Document (including the Facility Agent Fee and, notwithstanding anything herein to the contrary, but subject to Sections 2.04(f) and 12.04, amounts sufficient to reimburse each Lender for all amounts paid by such Lender pursuant to Section 11.04 (and subject to the limitations therein));

(iii) indemnification obligations owing by the Borrower to the Borrower’s directors or members under the Limited Liability Company Agreement; and

(iv) any other Person in respect of any other fees and expenses permitted under the Facility Documents (including all legal and other fees and expenses incurred in connection with the Collateral Obligations), in each case to the extent the payment of such fees and expenses is not otherwise provided for under the Facility Documents;

provided that (1) amounts that are expressly payable to any Person under the Priority of Payments in respect of an amount that is stated to be payable as an amount other than as Administrative Expenses (including, without limitation, interest and principal, other amounts owing in respect of the Advances and the Commitments and the Collateral Management Fees) shall not constitute Administrative Expenses and (2) Closing Date Expenses, to the extent paid for with proceeds of the Advances comprising the initial Borrowing on the Closing Date, shall not constitute Administrative Expenses and shall be payable only from the Closing Expense Account pursuant to Section 8.09.

“Advance” means a Revolving Advance or a Term Advance.

“Affected Person” means (i) each Lender, (ii) the relevant Lender’s parent and/or holding company, and (iii) any Participant.

“Affiliate” means, in respect of a referenced Person, another Person Controlling, Controlled by or under common Control with such referenced Person; provided, however, that a Person shall not be deemed to be an “Affiliate” of an Obligor solely because it is under the common ownership or control of the same financial sponsor or affiliate thereof as such Obligor (except if any such Person or Obligor provides collateral under, guarantees or otherwise supports the obligations of the other such Person or Obligor).

“Agents” means, collectively, the Facility Agent and the Collateral Agent, in each case, in all of their respective capacities hereunder.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Obligations, the sum of the Principal Balances of all or of such portion of such Collateral Obligations.

“Agreement” means this Credit and Security Agreement, as the same may from time to time be amended, supplemented, waived or modified.

“Applicable Law” means any Law of any Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.

“Appointment Cut-off Date” has the meaning assigned to such term in Section 11.05(a).

“Approved Foreign Jurisdiction” means Canada, Australia, the Netherlands, New Zealand, Germany, Sweden, Switzerland, the United Kingdom and any Tax Advantaged Jurisdiction.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, that is administered or managed by: (a) a Lender; (b) an Affiliate of a Lender; or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Coverage Ratio” means the “asset coverage” within the meaning of Section 18(h) of the Investment Company Act, as the Investment Company Act is in effect on the Closing Date.

“Assignment and Acceptance” means an Assignment and Acceptance in substantially the form of Exhibit D hereto, entered into by a Lender, an assignee, the Facility Agent and, if applicable, the Borrower.

“Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government, including FINRA, the SEC, the stock exchanges, any federal, state, territorial, county, municipal or other government or governmental agency, arbitrator, board, body, branch, bureau, commission, court, department, instrumentality, master, mediator, panel, referee, system or other political unit or subdivision or other entity of any of the foregoing, whether domestic or foreign.

“Bankruptcy Code” means the United States Bankruptcy Code, as amended.

“Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of:

(a) the rate of interest in effect for such day that is identified and normally published by The Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates), with any change in Prime Rate to become effective as of the date the rate of interest which is so identified as the “Prime Rate” is different from that published on the preceding Business Day (and, if The Wall Street Journal no longer reports the Prime Rate, or if such Prime Rate no longer exists, then the Facility Agent may select a reasonably comparable index or source to use as the basis for the Base Rate under this clause (a));

(b) the Federal Funds Rate plus one-half of one percent (0.50%) per annum; and

(c) Specified LIBOR plus 1.00% per annum.

The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 days or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clauses (b) and (c) above will be determined based on a year of 360 days and actual days elapsed.

“Base Rate Advance” means an Advance that bears interest at the Base Rate as provided in Section 2.04 and Section 2.11.

“Basel III” has the meaning assigned to such term in Section 2.09(a).

“BDC” means a business development company as defined in Section 2(a)(48) of the Investment Company Act.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower Information” has the meaning assigned to such term in Section 12.09.

“Borrower Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Borrower Order” means a written order or request dated and signed in the name of the Borrower by a Responsible Officer of the Borrower or by a Responsible Officer of the Collateral Manager, as the context may require or permit.

“Borrower Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Borrowing” means a Revolving Borrowing and/or a Term Borrowing, as applicable.

“Borrowing Base” means, as of any date of determination, an amount equal to (i)(a) the aggregate Adjusted Principal Amount of all Collateral Obligations, minus (b) the aggregate Adjusted Principal Amount of all Collateral Obligations which exceeds the applicable individual and aggregate Concentration Limits multiplied by (ii) with respect to each such Collateral Obligation, the applicable Loan Advance Rate, plus, without duplication, (iii) the cash and the principal balance of any Eligible Investments on deposit in the Principal Collection Account. For purposes of determining the Borrowing Base, the Collateral Obligations used to determine the amount of the excess determined pursuant to clause (b) with respect to any Concentration Limit shall be determined by assuming such excess is comprised of Eligible Second Lien Loans, Eligible First Lien Last Out Loans, Eligible Bifurcated First Lien Loans and Eligible First Lien Loans included in the applicable limitation, in that order.

“Borrowing Base Deficiency” means, as of any date of determination, the amount by which the aggregate outstanding principal balance of the Advances exceeds the Borrowing Base.

“Borrowing Date” means the date of a Borrowing, which, in the case of a (i) Revolving Borrowing, shall occur on or before the last day of the Revolving Period and (ii) Term Borrowing, shall occur on or before the last day of the Ramp Period.

“Bridge Loan” means a loan or other obligation issued in connection with a merger, acquisition, consolidation, sale of all or substantially all of the assets of a person or similar transaction, which by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancing.

“Business Day” means any day other than a Saturday or Sunday, provided that days on which banks are authorized or required to close in New York, New York, Boston, Massachusetts or Pittsburgh, Pennsylvania shall not constitute Business Days.

“Calculation Agent” means the Facility Agent, as calculation agent, for purposes of Schedule 3.

“Cash” means Dollars immediately available on the day in question.

“Certificated Security” has the meaning specified in Section 8-102(a)(4) of the UCC.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means January 29, 2019.

“Closing Date Expenses” means amounts due in respect of actions taken on or before the Closing Date or in connection with the closing of the transactions contemplated by this Agreement, including without limitation (i) the Closing Fees to be paid by the Borrower to PNC on the Closing Date in accordance with the applicable Fee Letter; (ii) the Structuring Fee to be paid by the Borrower to the Structuring Agent on the Closing Date in accordance with the applicable Fee Letter; (iii) the Facility Agent Fee to be paid by the Borrower to PNC on the Closing Date in accordance with the applicable Fee Letter; and (iv) the accrued, documented and invoiced fees and expenses in connection with the transactions contemplated hereby, including, without limitation, those of Orrick, Herrington & Sutcliffe LLP, counsel to the Facility Agent and the Lender(s), of Sullivan & Cromwell LLP, counsel to the Borrower and of Nixon Peabody LLP, counsel to the Collateral Agent.

“Closing Expense Account” has the meaning assigned to such term in Section 8.09.

“Closing Fee” means the fee to be paid by the Borrower to PNC as a closing fee pursuant to the applicable Fee Letter on the Closing Date as a Closing Date Expense and, thereafter, a fee to be paid by the Borrower to any Lender after the Closing Date as an upfront fee pursuant to a Fee Letter.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collateral” has the meaning assigned to such term in Section 7.01.

“Collateral Account” means the collateral account established pursuant to Section 8.03(b).

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter, dated January 29, 2019, between the Collateral Agent and the Borrower setting forth the fees payable by the Borrower to the Collateral Agent, Custodian, and Securities Intermediary in connection with the transactions contemplated by this Agreement and the Facility Documents, as the same may from time to time be amended, supplemented, waived or modified.

“Collateral Agent Liabilities” has the meaning assigned to such term in Section 11.04(ii).

“Collateral Database” has the meaning assigned to such term in Section 8.10(a)(i).

“Collateral Exposure Amount” means, on any date of determination, the excess (if any) of (x) the aggregate unfunded amounts in respect of all Revolving Collateral Loans and Delayed Drawdown Collateral Loans, net of the aggregate amount on deposit in the Revolving Reserve Account on such date of determination, and all amounts due for unsettled purchases at such time over (y) Principal Proceeds on deposit in the Principal Collection Account on such date of determination and designated by the Borrower or the Collateral Manager to settle unsettled purchases reasonably expected by the Borrower or the Collateral Manager to be settled within the Collection Period in which the date of determination occurs, provided that if the date of determination occurs during the period beginning on a Determination Date and ending on the related Payment Date, such Principal Proceeds shall be included in the amount determined pursuant to this clause (y) only if such Principal Proceeds are permitted to be retained in the Principal Collection Account and not required to be transferred to the Payment Account pursuant to Section 8.02(d)(ii).

“Collateral Interest Amount” means, as of any date of determination, the aggregate amount of Interest Proceeds that has been received during the relevant Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day).

“Collateral Manager” means TCW Asset Management Company LLC, or any successor in such capacity in accordance with the Collateral Management Agreement.

“Collateral Management Agreement” means the collateral management agreement, dated as of January 29, 2019, between the Borrower and the Collateral Manager relating to the Facility and the Collateral, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Collateral Management Fees” means the fees described in the first sentence of Section 4 of the Collateral Management Agreement.

“Collateral Obligation” means an Eligible First Lien Loan, an Eligible Bifurcated First Lien Loan, an Eligible First Lien Last Out Loan or an Eligible Second Lien Loan that, as of the date of acquisition by the Borrower (or its binding commitment to acquire the same), meets each of the following criteria, as shall be determined by the Collateral Manager:

(a) permits purchase by, or assignment to, the Borrower and the pledge thereof to the Collateral Agent hereunder;

(b) is an obligation of an Obligor organized or incorporated in the United States or an Approved Foreign Jurisdiction;

(c) is denominated and payable in Dollars;

(d) has a Loan Rating of “Caa1” or its equivalent or higher;

(e) is not:

(i)	a Defaulted Obligation;

(ii)	a Zero Coupon Obligation;

(iii)	a Bridge Loan;

(iv)	an Equity Obligation or a component of an Equity Obligation;

(v)

an obligation, a portion thereof (including any conversion option, exchange option or other similar component thereof) that is exchangeable or convertible into equity at the option of the related Obligor;

(vi)	a Structured Finance Obligation;

(vii)	a Synthetic Security;

(viii)	a Real Estate Loan and is not or is not otherwise principally secured by real estate;

(ix)	a Non-Cash Paying PIK Loan;

(x)	a Covenant Lite Loan; or

(xi)	a mezzanine loan, an unsecured loan or, other than in the case of an Eligible Second Lien Loan, a loan subordinated in collateral recovery to any other obligation of the Obligor for borrowed money;

(f) is not an obligation the repayment of which is by its terms subject to material non-credit related risk as determined by the Borrower or the Collateral Manager in good faith;

(g) is not currently the subject of an offer or has not been called for redemption other than an offer or redemption in exchange for cash in an amount equal to or greater than the full face amount of the Collateral Obligation;

(h) does not constitute Margin Stock;

(i) matures on or prior to January 29, 2027; provided, that up to 20.0% of the Aggregate Principal Balance of Collateral Obligations may mature on or prior to January 29, 2029;

(j) provides for payment of interest at least semi-annually and for full repayment of principal in cash on or before its maturity date and bears interest payable in cash, at a rate at least equal to the applicable rate set forth in clause (c) of the defined term “Material Modification”;

(k) provides for the payment of a fixed amount of principal on or before its maturity date;

(l) is not an obligation (other than a Revolving Collateral Loan or a Delayed Drawdown Collateral Loan) pursuant to which any future advances or payments to the Obligor may be required to be made by the Borrower;

(m) will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act;

(n) was originated or purchased in the ordinary course of business in accordance with the then prevailing established underwriting standards, credit policies and procedures of the Fund and will comply with all provisions of the Investment Company Act applicable to BDCs;

(o) Collateral Agent has a valid, fully perfected first priority perfected security interest in such Collateral Obligation and such Collateral Obligation is subject to no other Liens (other than certain Permitted Liens);

(p) the related underlying loan documents contain customary representations and warranties and financial covenants, and require the Obligor to comply with specified Maintenance Covenants, in each case, that are in compliance;

(q) the related Obligor has an EBITDA of $15,000,000 or greater for the most recent four calendar quarters; and

(r) the ratio of the total indebtedness of the Obligor to its EBITDA is not greater than 8.0x for the most recent four calendar quarters.

“Collection Period” means, with respect to any Payment Date, the period commencing immediately following the prior Collection Period (or on the Closing Date, in the case of the Collection Period relating to the first Payment Date) and ending on the twelfth Business Day prior to such Payment Date or, in the case of the final Collection Period preceding the Final Maturity Date or the final Collection Period preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collections” means all cash collections, distributions, payments or other amounts received, from any Person in respect of any Collateral Obligations constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Obligations, and all Proceeds from any sale or disposition of any such Collateral Obligations.

“Commitment” means, as the context may require, the Term Commitment and the Revolving Commitment.

“Commitment Fee” has the meaning assigned to such term in Section 2.13(a).

“Commitment Termination Date” means, as the context requires, the Term Commitment Termination Date or the Revolving Commitment Termination Date.

“Concentration Limit” means for purposes of calculating the Borrowing Base, as of any date of determination, the applicable percentage (from the table below) multiplied by:

(i) during the Ramp Period, the greater of (x) $1,000,000,000, and (y) the aggregate Adjusted Principal Amount of all Collateral Obligations, and

(ii) following the Ramp Period, the aggregate Adjusted Principal Amount of all Collateral Obligations.

Concentration Limits
Individual Obligor Concentration Limits[1]
Largest and 2nd Largest Eligible First Lien Loan Obligors	7.5%
Remaining Eligible First Lien Loan Obligors	5.0%

[1]

If there are multiple Loans to a single obligor, aggregate Adjusted Principal Amount will be subject to both the loan type Individual Concentration Limits and an aggregate applicable Obligor limit of 7.5% if one of the Loans is an Eligible First Lien Loan or 5%.

Eligible Bifurcated First Lien Loan Obligors	5.0%
Eligible First Lien Last Out Obligors	5.0%
Eligible Second Lien Loan Obligor	3.0%
Aggregate Concentration Limits
Eligible Bifurcated First Lien Loans, Eligible First Lien Last Out Loans, and Eligible Second Lien Loans	55%
Eligible First Lien Last Out Loans	35%
Eligible Second Lien Loans	5.0%
Loans with a Loan Rating of Caa1 or Below	25%
Obligor EBITDA is less than $25,000,000, for the most recent four calendar quarters	15%
Non-U.S. Obligor Domicile	10%
Fixed Rate Loans	5.0%
DIP Loans	5.0%
PIK Loans	5.0%
Revolving Collateral Loan or Delayed Drawdown Collateral Loan	15%
Industry Concentration Limits
Largest Industry	20%
2nd Largest Industry	17.5%
Each Remaining Industry	15%

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income or that are franchise Taxes or branch profit Taxes.

“Constituent Documents” means in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement (including, in the case of the Borrower, the Limited Liability Company Agreement), operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” means, with respect to any Person, the direct or indirect possession of the power (i) to vote more than 50% of the equity interests having ordinary voting power for the election of directors (or the applicable equivalent) of such Person or (ii) to direct or cause the direction of the management or policies of such Person, whether through ownership, by contract, arrangement or understanding, or otherwise; provided, however, that an independent director or independent manager of a Person shall not be deemed to exercise control for purposes of this definition. “Controlled” and “Controlling” have the meaning correlative thereto.

“Controlling Lenders” means, as of any date of determination, the Facility Agent, and if the Facility Agent is not the sole Lender, the Facility Agent and the Lenders that have more than 50% of the aggregate Percentages, so long as at least two of such Lenders are not Affiliates; provided, however, that if any Lender shall be a Defaulting Lender at such time, then each Lender’s Percentage, for purposes of this definition, shall be the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment (or, in the event that such Lender’s Commitments have been terminated, such Lender’s outstanding Advances under that Commitment) and the denominator of which is the aggregate amount of the Commitments (or, in the event such Lender’s Commitments have been terminated, the aggregate amount of the outstanding Advances under those Commitments) of the Lenders (excluding in the numerator and the denominator such Defaulting Lender’s unfunded Commitments); provided, further, that solely for purposes of the definition of “Ramp Period”, Controlling Lenders means all Lenders with a Commitment greater than or equal to $150,000,000.

“Covenant Lite Loan” means a Collateral Obligation the Related Documents for which do not (i) contain any financial covenants or (ii) require the borrower thereunder to comply with any Maintenance Covenant.

“Covered Account” means each of the Interest Collection Account, the Principal Collection Account, the Payment Account, the Revolving Reserve Account, the Expense Reserve Account, the Collateral Account, and the Closing Expense Account.

“Credit Estimate” means, with respect to any Collateral Obligation, a numerical value representing or derived from a credit estimate obtained from Moody’s, S&P, Fitch or DBRS.

“Custodian” means the Collateral Agent, as custodian hereunder, together with its successors.

“DBRS” means DBRS Ratings Limited, together with its successors.

“Default” means any event which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Defaulted Equity Obligation” means any Equity Obligation delivered to the Borrower upon acceptance of an Offer in respect of a Defaulted Obligation.

“Defaulted Obligation” means any Collateral Obligation:

(i) as to which there has occurred and is continuing a default with respect to the payment of interest or principal, without regard to any waiver or forbearance thereof or grace period except as set forth in this clause (i); provided, that any such default shall be subject to a grace period of the lesser of the contractual grace period and three Business Days from the date of such default if the Collateral Manager has certified to the Facility Agent that the payment failure is not due to credit-related reasons;

(ii) as to which any bankruptcy, insolvency or receivership proceeding has been initiated in connection with the obligor thereof, or as to which there has been effected any distressed exchange or other distressed debt restructuring where the obligor of such Collateral Obligation has offered the holders of such Collateral Obligation a new obligation or package of obligations that, in the commercially reasonable business judgment of the Collateral Manager, amounts to a materially diminished financial obligation; provided, that any Collateral Obligation received in a bankruptcy, insolvency or receivership proceeding or in a distressed exchange or other distressed debt restructuring will not be treated as a Defaulted Obligation if it otherwise satisfies the definition of Collateral Obligation; provided, further, a DIP Loan (with respect to the bankruptcy, insolvency, receivership proceeding, distressed exchange or other debt restructuring with respect to which such DIP Loan was received) will not constitute a Defaulted Obligation under this clause (ii);

(iii) that has (w) a Moody’s probability of default rating of “D” or “LD” or had such Moody’s probability of default rating before such rating was withdrawn and which has not been reinstated as of the date of determination or (x) an S&P issuer rating of “SD” or “CC” or below or had such issuer rating of S&P before such rating was withdrawn and which has not been reinstated as of the date of determination or (y) a Fitch issuer rating of “C”, “D” or “RD” or below or had such issuer rating of Fitch before such rating was withdrawn and which has not been reinstated as of the date of determination or (z) a DBRS issuer rating of “C” or “D” or below or had such issuer rating of DBRS before such rating was withdrawn and which has not been reinstated as of the date of determination (in each case excluding DIP Loans); or

(iv) that is pari passu with or subordinated to other indebtedness for borrowed money owing by the issuer thereof, to the extent that (x) a payment default of the type described in clause (i) has occurred with respect to such other indebtedness, (y)(a) the S&P issuer rating on such other indebtedness is “SD” or “CC” or below or had such issuer rating of S&P before such rating was withdrawn and which has not been reinstated as of the date of determination or (b) the Moody’s probability of default rating on such other indebtedness is “D” or “LD” or below or had such Moody’s probability of default rating before such rating was withdrawn and which has not been reinstated as of the date of determination or (c) the Fitch issuer rating on such other indebtedness is “C”, “D” or “RD” or below or had such issuer rating of Fitch before such rating was withdrawn and which has not been reinstated as of the date of determination or (d) the DBRS issuer rating on such other indebtedness is “C” or “D” or below or had such issuer rating of DBRS before such rating was withdrawn and which has not been reinstated as of the date of determination, or (z) as to which the lenders in respect thereof have declared the principal to be immediately due and owing following a default.

“Defaulting Lender” means, at any time, any Lender that, at such time (i) has failed for three or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (ii) has notified the Borrower or the Facility Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Facility Agent or the Borrower, to confirm in writing to the Facility Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Facility Agent and the Borrower) or (iv) has, or has a direct or indirect parent company that has, (x) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (y) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership of acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Facility Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) shall be conclusive and binding absent manifest error.

“Delayed Drawdown Collateral Loan” means a Collateral Obligation that (a) requires the Borrower to make one or more future advances to the Obligor under the Related Documents, (b) specifies a maximum amount that can be borrowed on one or more fixed borrowing dates, and (c) does not permit the re-borrowing of any amount previously repaid by the Obligor thereunder; provided that any such Collateral Obligation will be a Delayed Drawdown Collateral Loan only to the extent of undrawn commitments and solely until all commitments by the Borrower to make advances on such Collateral Obligation to the Obligor under the Related Documents expire or are terminated or are reduced to zero.

“Deliver” or “Delivered” or “Delivery” means the taking of the following steps:

(a) in the case of each Certificated Security (other than a Clearing Corporation Security) and Instrument:

(i) causing the delivery of such Certificated Security or Instrument to the Custodian by registering the same in the name of the Custodian or its affiliated nominee or by endorsing the same to the Custodian or in blank;

(ii) causing the Custodian to indicate continuously on its books and records that such Certificated Security or Instrument is credited to the applicable Covered Account; and

(iii) causing the Custodian to maintain continuous possession of such Certificated Security or Instrument;

(b) in the case of each Uncertificated Security (other than a Clearing Corporation Security), unless covered by clause (e) below:

(i) causing such Uncertificated Security to be continuously registered on the books of the issuer thereof to the Custodian; and

(ii) causing the Custodian to indicate continuously on its books and records that such Uncertificated Security is credited to the applicable Covered Account;

(c) in the case of each Clearing Corporation Security:

(i) causing the creation of a Security Entitlement to such Clearing Corporation Security by causing the relevant Clearing Corporation to credit such Clearing Corporation Security to a securities account of the Custodian, and

(ii) causing the Custodian to indicate continuously on its books and records that such Clearing Corporation Security is credited to the applicable Covered Account;

(d) in the case of each security issued or guaranteed by the United States or any agency or instrumentality thereof and that is maintained in book-entry records of a Federal Reserve Bank (each such security, a “Government Security”):

(i) causing the creation of a Security Entitlement to such Government Security by the credit of such Government Security to a securities account of the Custodian at such Federal Reserve Bank, and

(ii) causing the Custodian to indicate continuously on its books and records that such Government Security is credited to the applicable Covered Account;

(e) in the case of each Security Entitlement not governed by clauses (a) through (d) above:

(i) causing a Securities Intermediary to create a Security Entitlement by (x) indicating on its books and records that the underlying Financial Asset has been credited to the Custodian’s securities account, (y) receiving a Financial Asset or acquiring the underlying Financial Asset, and in either case, accepting it for credit to the Custodian’s securities account or (z) becoming obligated under other law, regulation or rule to credit the underlying Financial Asset to the Custodian’s securities account, and

(ii) causing the Custodian to indicate continuously on its books and records that such Security Entitlement (or all rights and property of the Custodian representing such Security Entitlement) is credited to the applicable Covered Account;

(f) in the case of Cash or Money:

(i) causing the delivery of such Cash or Money to the Custodian, or in the case of Money that is not Dollars, causing the conversion thereof to Dollars and the delivery of such Dollars to the Custodian,

(ii) causing the Custodian to credit such Dollars to a deposit account maintained as a related-account or sub-account of the applicable Covered Account, and

(iii) causing the Custodian to indicate continuously on its books and records that such Dollars are credited to the applicable Covered Account;

(g) in the case of each item of Collateral, causing to be filed with the Delaware Secretary of State an effective and properly completed UCC financing statement that names the Borrower as debtor and the Collateral Agent as secured party and that covers all assets of the Borrower; and

(h) in the case of each Loan Asset that is not a Security or an Instrument, causing the delivery to the Custodian of a facsimile copy of the related Loan Assignment Agreement evidencing the assignment of such Loan Asset from the Fund or any prior third party owner thereof to the Borrower and from the Borrower in blank.

“Determination Date” means the last day of each Collection Period.

“DIP Loan” means an obligation:

(a) obtained or incurred after the entry of an order of relief in a case pending under Chapter 11 of the Bankruptcy Code;

(b) to a debtor in possession as described in Chapter 11 of the Bankruptcy Code or a trustee (if appointment of such trustee has been ordered pursuant to Section 1104 of the Bankruptcy Code);

(c) on which the related Obligor is required to pay interest and/or principal on a current basis; and

(d) approved by a Final Order or Interim Order of the bankruptcy court so long as such obligation is (A) fully secured by a lien on the debtor’s otherwise unencumbered assets pursuant to Section 364(c)(2) of the Bankruptcy Code, (B) fully secured by a lien of equal or senior priority on property of the debtor’s estate that is otherwise subject to a lien pursuant to Section 364(d) of the Bankruptcy Code or (C) is secured by a junior lien on the debtor’s encumbered assets (so long as such loan is fully secured based on the most recent current valuation or appraisal report, if any, of the debtor).

“Dollars” and “$” mean lawful money of the United States.

“Disqualified Lender” means each Person identified by the Borrower in writing to the Facility Agent and set forth on Schedule 4 (such list, as supplemented from time to time by the Borrower after the Closing Date in writing to the Facility Agent, the “DQ List”); provided that at no time shall such DQ List include a commercial lender (i.e., a national bank, a state chartered bank or other similarly regulated lending institution) or insurance company. The identification of a Disqualified Lender after the Closing Date shall not retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan or Commitment (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation).

“Dodd-Frank Act” has the meaning assigned to such term in Section 2.09(a).

“Due Date” means each date on which any payment is due on a Collateral Obligation in accordance with its terms.

“Early Amortization Event” means the occurrence of one or more of the following events:

(i) the aggregate principal amount of outstanding Advances exceeds the Borrowing Base;

(ii) the Interest Coverage Test is not satisfied;

(iii) the weighted average Leverage through Loan for all Collateral Obligations exceeds 6.00:1.00;

(iv) a Key Person Event has occurred and is continuing;

(v) as of the last calendar day of the prior fiscal quarter (subject to a 5-day grace period), the Asset Coverage Ratio of the Fund was less than 200%, or, with the consent of the Facility Agent, was less than 150% and Collateral Manager has not provided a plan satisfactory to the Facility Agent to bring the Asset Coverage Ratio back into compliance with such requirements; or

(vi) a “cause” event under Section 13 of the Collateral Management Agreement has occurred and is continuing or the Collateral Manager resigns or is otherwise removed or replaced or is in the process of being removed or replaced.

“EBITDA” means, with respect to any period and any Collateral Obligation, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Related Documents for such period for such Collateral Obligation.

“Eligibility Criteria” means, with respect to the acquisition of any Collateral Obligation, each of the following at the time of such acquisition:

(a) such obligation is a Collateral Obligation, and each of the representations and warranties as to such Collateral Obligation are true and correct on such date;

(b) there is no Borrowing Base Deficiency and no Borrowing Base Deficiency will result from such acquisition;

(c) no Event of Default has occurred and is continuing;

(d) no Early Amortization Event has occurred and is continuing; and

(e) no Low Diversity Event has occurred and is continuing or, if a Low Diversity Event has occurred and is continuing, the Low Diversity Threshold is satisfied.

“Eligible Bifurcated First Lien Loan” means a Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of such Loan (other than with respect to a Senior Working Capital Facility, (ii) is secured by a valid first priority perfected security interest or lien on specified collateral securing the obligor’s obligations under the Loan, (iii) the value of the collateral securing the Loan together with other attributes of the obligor (including, the obligors general financial condition and its ability to generate cash flow available for debt service and other demand for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower or the Collateral Manager) to repay the Loan and all other senior or pari-passu indebtedness, and (iv) is not secured solely or primarily by common stock or other equity interests.

“Eligible First Lien Last Out Loan” means a Loan (i) that is, upon a default of the Loan, subordinate in right of payment to other first lien indebtedness incurred by the obligor, (ii) that is secured by a valid first priority perfected security interest or lien on specified collateral securing the obligor’s obligations under the Loan, (iii) for which the value of the collateral securing the Loan together with other attributes of the obligor (including, the obligors general financial condition and its ability to generate cash flow available for debt service and other demand for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower or the Collateral Manager) to repay the Loan and all other senior or pari-passu indebtedness, (iv) that is not secured solely or primarily by common stock or other equity interests and (v) for which the ratio of (i) the aggregate principal amount of all Obligor’s other first lien indebtedness senior to the Loan, net of unrestricted cash and unrestricted cash equivalents to (ii) EBITDA for the most recent four calendar quarters, does not exceed 2.00:1.00.

“Eligible First Lien Loan” means a Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of such Loan (other than with respect to a Senior Working Capital Facility, if any, provided that the outstanding principal balance and unfunded commitments of such Senior Working Capital Facility does not exceed 30% of the sum of (a) the outstanding principal balance and unfunded commitments of such Senior Working Capital Facility, plus (b) the outstanding principal balance of the Loan, plus (c) the outstanding principal balance of any other debt for borrowed money incurred by such obligor that is pari passu with such Loan), (ii) is secured by a valid first priority perfected security interest or lien on specified collateral securing the obligor’s obligations under the Loan, (iii) the value of the collateral securing the Loan together with other attributes of the obligor (including, the obligors general financial condition and its ability to generate cash flow available for debt service and other demand for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower or the Collateral Manager) to repay the Loan and all other senior or pari-passu indebtedness, and (iv) is not secured solely or primarily by common stock or other equity interests.

“Eligible Foreign Obligor” means an Obligor organized in an Approved Foreign Jurisdiction.

“Eligible Hedge Agreement” means an interest rate hedge agreement entered into by the Borrower with an Eligible Hedge Counterparty and consented to by the Controlling Lenders and as to which (A) the Borrower or the Collateral Manager certifies that (i) the written terms of the interest rate hedge agreement directly relate to the Collateral Obligations and (ii) such interest rate hedge agreement reduces the interest rate risks related to the Collateral Obligations (in each case within the meaning of the Volcker Rule) and (B) it obtains written advice of counsel that such Hedge Agreement will not cause any person to be required to register as a “commodity pool operator” with the meaning of the Commodity Exchange Act) with the Commodity Futures Trading Commission in connection with the Borrower.

“Eligible Hedge Counterparty” means, in respect of a counterparty, a party that (a) (i) is incorporated or organized under the laws of the United States (or any state thereof) or (ii) is the United States branch of a bank organized outside of the United States (provided such branch of a bank organized outside of the United States is duly authorized and licensed to transact business in the United States), (b) is consented to by the Facility Agent, and (c) has (or such counterparty is guaranteed by an Affiliate having) a Moody’s long-term rating of at least “A2” (and, if “A2”, not on credit watch for possible downgrade) and a Moody’s short-term rating of at least “Prime-1” (and, if “Prime-1”, not on credit watch for possible downgrade) or an S&P long-term rating of at least “A” (and, if “A”, not on credit watch for possible downgrade) and an S&P short-term rating of at least “A-1” (and, if “A-1”, not on credit watch for possible downgrade).

“Eligible Investments” means any Dollar investment that, at the time it is Delivered (directly or through an intermediary or bailee), is one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of principal and interest on which is fully and expressly guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are expressly backed by the full faith and credit of the United States;

(ii) demand and time deposits in, certificates of deposit of, trust accounts with, bankers’ acceptances payable within 183 days of issuance by, or federal funds sold by any depository institution or trust company incorporated under the laws of the United States or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as the commercial paper and/or the debt obligations of such depository institution or trust company (or, in the case of the principal depository institution in a holding company system, the commercial paper or debt obligations of such holding company) at the time of such investment or contractual commitment providing for such investment have a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the U.S. and by S&P that is no lower than S&P’s then current long-term sovereign rating of the U.S., in the case of long-term debt obligations, or a short-term credit rating of “Prime-1” by Moody’s (which is not then on credit watch for possible downgrade by Moody’s) and “A-1+” by S&P at the time of such investment, in the case of commercial paper and short-term debt obligations; provided, that in the case of commercial paper and short-term debt obligations with a maturity of longer than 91 days, the issuer thereof must also have at the time of such investment a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the U.S. and by S&P that is no lower than S&P’s then current long-term sovereign rating of the U.S.;

(iii) commercial paper (excluding extendible commercial paper and asset-backed commercial paper) that either bear interest or are sold at a discount from the face amount thereof and have a maturity of not more than 183 days from their date of issuance issued by any corporation incorporated under the laws of the U.S. whose short-term credit rating is “Prime-1” by Moody’s (which is not then on credit watch for possible downgrade by Moody’s) and “A-1+” by S&P at the time of such investment, in the case of commercial paper and short-term debt obligations; provided, that in the case of commercial paper and short-term debt obligations with a maturity of longer than 91 days, the Borrower thereof must also have at the time of such investment a long-term credit rating by Moody’s that is no lower than Moody’s then current long-term sovereign rating of the U.S. and by S&P that is no lower than S&P’s then current long-term sovereign rating of the U.S.;

(iv) shares or other securities of non-United States registered money market funds which have, at all times, a credit rating of “AAAm” by S&P and a credit rating of “Aaamf” by Moody’s; and

(v) Cash;

provided that (1) Eligible Investments purchased with funds in the Interest Collection Account or the Principal Collection Account shall be held until maturity except as otherwise specifically provided herein and shall include only such obligations, other than those referred to in clause (iv) above, as mature (or are putable at par to the issuer thereof) no later than the earlier of (x) 60 days after the date of acquisition thereof or (y) the Business Day prior to the next Payment Date; and (2) none of the foregoing obligations shall constitute Eligible Investments if (a) such obligation has an “f”, “r”, “p”, “pi”, “q” or “t” subscript assigned by S&P, (b) all, or substantially all, of the remaining amounts payable thereunder consist of interest and not principal payments, (c) such obligation is subject to withholding tax unless the issuer of the obligation is required to make “gross-up” payments for the full amount of such withholding tax, (d) such obligation is secured by real property, (e) such obligation is purchased at a price greater than 100% of the principal or face amount thereof, (f) such obligation is subject of a tender offer, voluntary redemption, exchange offer, conversion or other similar action, (g) in the Borrower or the Collateral Manager’s judgment, such obligation is subject to material non-credit related risks, or (h) the acquisition (including the manner of acquisition), ownership, enforcement and disposition of such obligation would cause the Borrower to be subject to Tax on a net income basis in any jurisdiction other than its jurisdiction of incorporation. Any such investment, whether or not expressly stated above, may be issued by or with or acquired from or through the Collateral Agent or any of its Affiliates, or any entity to which the Collateral Agent provides services or receives compensation (provided that such investment otherwise meets the applicable requirements set forth above), and in connection therewith the Collateral Agent may assess and receive its usual and customary fees and charges related thereto (so long as such fees and charges are reasonable and consistent with the amounts that would be received in an arm’s length transaction). The Borrower shall in any event only acquire Eligible Investments that in the good faith determination of the Collateral Manager are “cash equivalents” as defined in the Volcker Rule.

“Eligible Second Lien Loan” means a Loan that (i) is not (and by its terms is not permitted to become) subordinate in right of payment to any other indebtedness for borrowed money incurred by the obligor of the Loan, other than another Loan, and (ii) is secured by a valid and perfected security interest or lien on specified collateral securing the obligor’s obligations under the Loan, (iii) the value of the collateral securing the Loan together with other attributes of the obligor (including, the obligor’s general financial condition and its ability to generate cash flow available for debt service and other demand for that cash flow) is adequate (in the commercially reasonable judgment of the Borrower or the Collateral Manager) to repay the Loan and all other senior or pari-passu indebtedness, and (iv) is not secured solely or primarily by common stock or other equity interests.

“Engagement Letter” means the Engagement Letter, dated as of November 13, 2018, as amended to date, between TCW Direct Lending VII LLC and PNC Capital Markets LLC.

“Environmental Law” means any law, rule, regulation, order, writ, judgment, injunction or decree of the United States or any other nation, or of any political subdivision thereof, or of any governmental Authority relating to pollution or protection of the environment or the treatment, storage, disposal, release, threatened release or handling of hazardous materials, and all local laws and regulations related to environmental matters and any specific agreements entered into with any competent authorities which include commitments related to environmental matters.

“Equity Kicker” means, one or more warrants or equity rights attached to or delivered with a loan which would otherwise satisfy the definition of Collateral Obligation.

“Equity Obligation” means any (a) Equity Kicker; (b) Defaulted Equity Obligation; and (c) other equity obligation that does not entitle the holder thereof to receive periodic payments of interest and one or more installments of principal, including those received by the Borrower as a result of the exercise or conversion of an Equity Kicker or other convertible or exchangeable Collateral Obligation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Borrower Plan (other than an event for which the thirty (30) day notice requirement is waived); (b) the failure with respect to any Borrower Plan to satisfy the “minimum funding standard” (as defined in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Borrower Plan; (d) a determination that any Borrower Plan is, or is expected to be, in “at risk” status (as defined in Section 430(i) of the Code or Section 303(i) of ERISA); (e) the incurrence by the Borrower or any member of its ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Borrower Plan (other than for premiums due but not delinquent under Section 4007 of ERISA); (f) (i) the receipt by the Borrower or any member of its ERISA Group from the PBGC of a notice of determination that the PBGC intends to terminate any Borrower Plan or to have a trustee appointed for any Borrower Plan, or (ii) the filing by the Borrower or any member of its ERISA Group of a notice of intent to terminate any Borrower Plan; (g) the incurrence by the Borrower or any member of its ERISA Group of any liability (i) with respect to the withdrawal from or termination of a Borrower Plan pursuant to Sections 4063 and 4064 of ERISA, (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Borrower Multiemployer Plan; (h) the receipt by the Borrower or any member of its ERISA Group of any notice concerning the imposition of Withdrawal Liability or a determination that a Borrower Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status,” within the meaning of Section 432 of the Code or Section 305 of ERISA or is or is expected to be “insolvent” or in “reorganization,” within the meaning of Section 4245 or 4241 of ERISA; or (i) the failure of the Borrower or any member of its ERISA Group to make any required contribution to a Borrower Multiemployer Plan.

“ERISA Group” means each controlled group of corporations or trades or businesses (whether or not incorporated) under common control that is treated as a single employer under Section 414(b) or (c) of the Code (or Section 414(b), (c), (m) or (o) of the Code for purposes of Section 302 of ERISA and Section 412 of the Code) with the Borrower.

“Eurodollar Rate Advance” means each Advance that bears interest at a rate based on LIBOR as provided in Section 2.04.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Secured Party or required to be withheld or deducted from a payment to a Secured Party: (i) Taxes imposed on (or measured by) net income or net profits or franchise Taxes, in each case, (A) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Secured Party is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (B) that are Other Connection Taxes, (ii) branch profits Taxes imposed under Section 884 of the Code, or any similar Taxes under state, local or non-U.S. law, (iii) in the case of any Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or a Note pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Advance or Note or (B) such Lender designates a successor lending office at which it maintains its interest in an Advance or a Note other than at the request of the Borrower, except in each case, to the extent the Lender or such Lender’s assignor was entitled, at the time that the successor lending office is designated or at the time of such assignment, as the case may be, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 12.03, (iv) Taxes that are imposed by reason of FATCA, and (v) Taxes that are attributable to a Secured Party’s failure to comply with the requirements of Section 12.03(g).

“Expense Reserve Account” means the expense reserve account established pursuant to Section 8.03(c).

“Facility” means the debt facilities governed by this Agreement and the other Facility Documents.

“Facility Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Facility Agent Fee” means the fees to be paid by the Borrower to PNC as a facility agent fee pursuant to the applicable Fee Letter on the Closing Date as a Closing Date Expense and thereafter in accordance with the Priority of Payments or otherwise.

“Facility Documents” means this Agreement, the Notes, the Sale and Contribution Agreement, the Account Control Agreement, the Collateral Agent Fee Letter, the Collateral Management Agreement and any other security agreements and other instruments entered into or delivered by or on behalf of the Borrower pursuant to Section 5.01(c) to create, perfect or otherwise evidence the Collateral Agent’s security interest and any other agreements delivered to the Facility Agent, the Collateral Agent and/or the Lenders in furtherance of or pursuant to any of the foregoing.

“Facility Margin Level” means 2.30% per annum.

“Fair Market Value” means for any Collateral Obligation either (i) the most recent quarterly fair market value approved by the Fund based on the valuations included in a report prepared by the Fund’s Independent Valuation Firm; provided that for purposes of determining Fair Market Value under clause (i), if the Independent Valuation Firm provides a range of market values, the Fair Market Value shall not exceed the mid-point of such range of market values reported by the Independent Valuation Firm or (ii) if prior to the Fund’s first fair market valuation for the Collateral Obligation, the purchase price thereof.

“FAS 166/167 Regulatory Capital Rules” means the final rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modifications to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted by the Office of the Comptroller of the Currency, Department of the Treasury; Board of Governors of the Federal Reserve System; Federal Deposit Insurance Corporation; and Office of Thrift Supervision, Department of Treasury on December 15, 2009.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower, the Calculation Agent and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Fee Letter” means any fee letter dated as of the Closing Date between PNC and/or the Structuring Agent and the Borrower and any fee letter between the Borrower and any Lender, including PNC, and/or the Structuring Agent after the Closing Date.

“Final Maturity Date” means January 29, 2024.

“Final Order” means an order, judgment, decree or ruling the operation or effect of which has not been stayed, reversed or amended and as to which order, judgment, decree or ruling (or any revision, modification or amendment thereof) the time to appeal or to seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC.

“Financing Statements” has the meaning specified in Section 9-102(a)(39) of the UCC.

“FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor entity.

“Fitch” means Fitch Ratings, Inc.

“Fixed Rate Loan” means any Collateral Obligation that bears a fixed rate of interest.

“Foreign Lender” has the meaning assigned to such term in Section 12.03(g)(ii)(B).

“Fund” means TCW Direct Lending VII LLC, Delaware limited liability company.

“Fund LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of TCW Direct Lending VII LLC, dated as of September 10, 2018.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“General Intangible” has the meaning specified in Section 9-102(a)(42) of the UCC.

“Governmental Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Authorities.

“Governmental Filings” means all filings, including franchise and similar tax filings, and the payment of all fees, assessments, interests and penalties associated with such filings with all Authorities.

“Incremental Commitment” has the meaning assigned to such term in Section 2.17.

“Incremental Commitment Effective Date” has the meaning assigned to such term in Section 2.17.

“Incremental Lender” has the meaning assigned to such term in Section 2.17.

“Indemnified Party” has the meaning assigned to such term in Section 12.04(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Independent” means, as to any Person, any other Person who (i) does not have and is not committed to acquire any material direct or indirect financial interest in such Person or in any Affiliate of such Person, (ii) is not connected with such Person as an officer, employee, promoter, underwriter, voting trustee, partner, director, manager, member or Person performing similar functions and (iii) is not Affiliated with an entity that fails to satisfy the criteria set forth in (i) and (ii).

“Independent Valuation Firm” means, Lincoln International, Houlihan Lokey, Duff & Phelps and any additional valuation firms approved by the Borrower and the Controlling Lenders.

“Insolvency Event” means with respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such Person or any substantial part of its property in an involuntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such Person of a voluntary case under the Bankruptcy Code or any other applicable insolvency law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.

“Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC.

“Interest Accrual Period” means, with respect to any Eurodollar Rate Advance, the period beginning on the relevant Borrowing Date and ending on the next succeeding Payment Date and, thereafter, each period commencing on the last day of the immediately preceding Interest Accrual Period and ending on the next succeeding Payment Date.

“Interest Collection Account” means the trust account established pursuant to Section 8.02(a)(i).

“Interest Coverage Test” means a test that is satisfied at any time on and after the third Payment Date after the Closing Date if the ratio of (A) the Collateral Interest Amount at such time for the three most recent Payment Dates, to (B) the sum of all amounts payable (or expected at such time to be payable) pursuant to clauses (A), (B) and (C) in Section 9.01(a)(i) on the three most recent Payment Dates, is 250% or greater.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a) all payments of interest and other income received by the Borrower during such Collection Period on the Collateral Obligations and the other Collateral, including the accrued interest received in connection with a sale thereof during such Collection Period;

(b) all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account; and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Principal Proceeds;

(c) all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period, unless the Collateral Manager notifies the Agents before such Determination Date (and in no event later than 10 days following receipt thereof) that the Borrower or the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds;

(d) commitment fees, origination fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Collateral Manager notifies the Agents before such Determination Date (and in no event later than 10 days following receipt thereof) that the Borrower or the Collateral Manager in its sole discretion has determined that such payments are to be treated as Principal Proceeds; and

(e) any amounts deposited in the Interest Collection Account from the Closing Expense Account in accordance with Section 8.09.

“Interim Order” means an order, judgment, decree or ruling entered after notice and a hearing conducted in accordance with Rule 4001(c) under the Bankruptcy Code granting interim authorization, the operation or effect of which has not been stayed, reversed or amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Key Person Event” has the meaning specified in Section 6.3 of the Fund LLC Agreement.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, rule of public policy, settlement agreement, statute, or writ, of any Authority, or any particular section, part or provision thereof.

“Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Leverage through Loan” means, with respect to any Collateral Obligation (or Loan) the ratio of (i) the aggregate principal amount of all Obligor indebtedness senior to and pari-passu with the Loan (including the Loan), net of unrestricted cash and unrestricted cash equivalents to (ii) EBITDA for the most recent four calendar quarters.

“Liabilities” has the meaning assigned to such term in Section 12.04(b).

“LIBOR” has the meaning assigned to such term on Schedule 3.

“LIBOR Termination Date” has the meaning assigned to such term in Section 12.01(c).

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien or security interest (statutory or other), or preference, priority or other security agreement, charge or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any filing authorized by the Borrower of any .financing statement under the UCC or comparable law of any jurisdiction).

“Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement of the Borrower dated January 29, 2019, as originally executed and as supplemented, amended and restated from time to time in accordance with its terms.

“Loan” means any loan or extension of credit that is not a security or derivative as such term is defined in the Volcker Rule.

“Loan Advance Rate” means 65% for Eligible First Lien Loans, 55% for Eligible Bifurcated First Lien Loans, 50% for Eligible First Lien Last Out Loans and 25% for Eligible Second Loans.

“Loan Asset(s)” has the meaning assigned to such term in Section 8.03(b).

“Loan Assignment Agreement” has the meaning assigned to such term in Section 8.03(b).

“Loan Rating” means the following;

(i) if the Loan has a monitored publicly available rating from S&P, Moody’s, Fitch or DBRS that addresses the full amount of the principal and interest promised, the lowest of such ratings;

(ii) if the preceding clause (i) does not apply, but if the Obligor thereunder has a corporate family rating from S&P, Moody’s, Fitch or DBRS, the lowest of such corporate family ratings;

(iii) if the preceding clauses (i) and (ii) do not apply and a Credit Estimate has been assigned by S&P, Moody’s, Fitch or DBRS to such Collateral Obligation, the lowest of such Credit Estimates; and

(iv) if the preceding clauses (i), (ii) and (iii) do not apply, the Loan Rating calculated pursuant to Moody’s RiskCalc; provided that, if sufficient information is not yet available to calculate the Loan Rating pursuant to Moody’s RiskCalc and the Loan satisfies the conditions specified in Section 5.01(l), the Loan Rating shall be deemed to be “Caa1” until such time as the Loan Rating pursuant to Moody’s RiskCalc has been determined.

“Loan Rating Exception Obligation” has the meaning assigned to such term in Section 5.01(l).

“London Banking Day” means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Low Diversity Amount” means, if a Low Diversity Event has occurred and is continuing as of any Determination Date, an amount equal to: (a) if the aggregate number of Obligors is greater than six and less than eleven, 75% of Collections remaining after the payment of clauses (A), (B), (C) and (D) in Section 9.01(a)(i) and (b) if the aggregate number of Obligors is six or fewer, 100% of Collections remaining after the payment of clauses (A), (B), (C) and (D) in Section 9.01(a)(i).

“Low Diversity Event” means, at any time after the Ramp Period, the aggregate number of Obligors is ten or fewer.

“Low Diversity Threshold” means, a threshold that is satisfied as of any date of determination, if the excess of (a) (i) the Aggregate Principal Balance of the Collateral Obligations plus (ii) amounts in the Principal Collection Account less (iii) amounts which, in the reasonable good faith determination of the Borrower or the Collateral Manager, are expected to be due pursuant to clauses (A) through (D) of Section 9.01(a)(i), used for the purchase of Collateral Obligations pursuant to Section 10.02 or used to settle unsettled purchases of Collateral Obligations, over (b) the then aggregate principal amount of outstanding Advances is at least equal to the Aggregate Principal Balance of the Collateral Obligations of the four largest Obligors at such time.

“Maintenance Covenant” means, a covenant by any borrower to comply with one or more financial covenants (including without limitation any covenant relating to cash flow coverage test or leverage) during each reporting period, whether or not such borrower has taken any specified action.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any event that has, or could reasonably be expected to have, a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower, the Fund or the Collateral Manager, (b) the ability of the Borrower, the Fund or the Collateral Manager to perform its material obligations under this Agreement and the other Facility Documents or (c) the material rights, interests, remedies or benefits (taken as a whole) available to the Lenders or Agents under this Agreement and the other Facility Documents.

“Material Modification” means any amendment or waiver of, or modification to, a credit agreement governing a Loan executed or effected on or after the date such Loan was purchased by the Borrower which:

(a) reduces or forgives all or any of the Principal Balance (other than deferred or capitalized interest so long as the amount of interest due on any such Loan in cash on each payment date is not reduced below 6.00% (if interest is charged at a fixed rate), or LIBOR + 3.00% (if interest is charged at a floating rate) due under such Loan;

(b) delays or extends the maturity date for such Loan; provided, that an extension of a Loan that is not in default or of a Loan for which a default has been cured, in each case, during the Revolving Period and which satisfies the definition of Collateral Obligation after such modification, will not be considered a Material Modification;

(c) waives one or more interest payments, permits any interest due in cash to be deferred or capitalized and added to the Principal Balance of such Loan; provided that so long as the amount of interest due in cash on each payment date is not reduced below 6.00% (if interest is charged at a fixed rate), or LIBOR + 3.00% (if interest is charged at a floating rate) such modification will not be considered a Material Modification;

(d) contractually or structurally subordinates such Loan by a priority of payments, the transfer of assets in order to limit recourse to the related obligor or the granting of liens (other than permitted liens) on any of the underlying collateral securing such Loan;

(e) substitutes, alters or releases any or all of the underlying collateral securing such Loan and any such substitution, alteration or release, which materially and adversely affects the value of such Loan in the commercially reasonable judgment of the Borrower or the Collateral Manager; and

(f) if the Leverage through the Loan exceeds 6.00:1.00, any waiver or amendment of a Loan’s Maintenance Covenants;

provided that, the Loan must meet the definition of one of Eligible First Lien Loan, Eligible Bifurcated First Lien Loan, an Eligible First Lien Last Out Loan, or an Eligible Second Lien Loan following a Material Modification or will otherwise not be considered a Collateral Obligation for purposes of calculating the Borrowing Base.

“Money” has the meaning specified in Section 1-201(24) of the UCC, and shall be deemed to include “Monies” wherever such term may be used herein.

“Monthly Report” has the meaning assigned to such term in Section 8.06(a).

“Monthly Report Date” means the 18th day of each calendar month in each year, other than a calendar month in which a Payment Date occurs, the first of which shall be March 2019; provided that, (i) if any such day is not a Business Day, then such Monthly Report Date shall be the next succeeding Business Day and (ii) the final Monthly Report Date shall be on the Final Maturity Date.

“Monthly Report Determination Date” means, with respect to any Monthly Report Date, the 5th Business Day prior to such Monthly Report Date.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Moody’s RiskCalc” means Moody’s KMV RiskCalc®.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Non-Cash Paying PIK Loan” means a PIK loan as to which all or any portion of interest or other periodic distribution otherwise due is not being paid currently in Cash (subject to the exception set forth in the definition of PIK Loan).

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.03, substantially in the form of Exhibit A-1 hereto or Exhibit A-2 hereto, as the same may from time to time be amended, supplemented, waived or modified.

“Notice of Borrowing” has the meaning assigned to such term in Section 2.02.

“Notice of Prepayment” has the meaning assigned to such term in Section 2.05.

“Obligations” means, all indebtedness, whether absolute, fixed or contingent, at any time or from time to time owing by the Borrower to any Secured Party or any Affected Person under or in connection with this Agreement, the Notes, the Collateral Agent Fee Letter or any other Facility Document, including all amounts payable by the Borrower in respect of the Advances, with interest thereon, and all amounts payable by the Borrower hereunder.

“Obligor” means in respect of any Collateral Obligation, the Person primarily obligated to pay Collections in respect of such Collateral Obligation to the Borrower.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” has the meaning assigned to such term in Section 8.07(c).

“Ongoing Expense Excess Amount” means, with respect to any Payment Date, an amount equal to the excess, if any, of (i) the Administrative Expenses Cap for such Payment Date, over (ii) the sum of (without duplication) (x) all amounts paid as Administrative Expenses on such Payment Date plus (y) all amounts paid on account of Administrative Expenses during the related Collection Period pursuant to Section 9.01(c).

“Ongoing Expense Reserve Shortfall” means, with respect to any Payment Date, the excess, if any, of $75,000 over the amount then on deposit in the Expense Reserve Account without giving effect to any deposit thereto on such Payment Date pursuant to the Priority of Payments.

“Other Connection Taxes” means, in the case of any Secured Party, any Taxes imposed by any jurisdiction by reason of such Secured Party having any present or former connection with such jurisdiction (other than a connection arising solely from entering into, receiving any payment under or enforcing its rights under this Agreement, the Notes or any other Facility Document).

“Other Taxes” has the meaning assigned to such term in Section 12.03(b).

“Participant” means any Person to whom a participation is sold as permitted by Section 12.06(c); provided that, no Disqualified Lender shall be permitted to be a Participant hereunder.

“Participant Register” has the meaning assigned to such term in Section 12.06(c)(ii).

“PATRIOT Act” has the meaning assigned to such term in Section 12.17.

“Payment Account” means the payment account of the Collateral Agent established pursuant to Section 8.03(a).

“Payment Date” means the 20th day of January, April, July and October in each year, the first of which shall be April 2019; provided that, (i) if any such day is not a Business Day, then such Payment Date shall be the next succeeding Business Day and (ii) the final Payment Date shall be the Final Maturity Date.

“Payment Date Report” has the meaning assigned to such term in Section 8.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

“Percentage” of any Lender means, subject to Section 2.06(a), (a) with respect to any Lender party hereto on the date hereof, the percentage set forth opposite such Lender’s name under the heading “Percentage” on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, or (b) with respect to a Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as the assigning Lender’s Percentage transferred, as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Permitted Assignee” means (a) a Lender or an Affiliate of a Lender, an Approved Fund, the Federal Reserve Bank, a central bank, a collateral trustee or security agent for holders of commercial paper; and (b) any other Person approved in writing by the Facility Agent (each such approval not to be unreasonably withheld, delayed or conditioned by the Facility Agent) and, unless an Event of Default under Sections 6.01(a), 6.01(d), 6.01(e) or 6.01(f) exists at the time any assignment is effected in accordance with Section 12.06, the Borrower (such approval not to be unreasonably withheld or delayed by Borrower); provided, however, that (x) each Permitted Assignee must be a Qualified Purchaser and (y) no Disqualified Lender shall qualify as a Permitted Assignee.

“Permitted Lien” means (i) the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) the restrictions on transferability imposed by the Related Documents (but only to the extent relating to customary procedural requirements and agent consents expected to be obtained in due course and not to Obligor consents) and (iii) Liens for taxes not yet payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and mechanics’ or suppliers’ liens for services or materials supplied the payment of which is not yet overdue or for which adequate reserves have been established.

“Person” means an individual or a corporation (including a business trust), partnership, trust, incorporated or unincorporated association, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.

“PIK Loan” means a Collateral Obligation that permits deferral and/or capitalization of any interest or other periodic distribution otherwise due; provided that so long as the amount of interest due in cash on each payment date is not reduced below 6.00% (if interest is charged at a fixed rate), or LIBOR + 3.00% (if interest is charged at a floating rate), such Collateral Obligation will not be considered a PIK Loan for purposes of this Agreement.

“Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“PNC” has the meaning assigned to such term in the introduction to this Agreement.

“Post-Default Rate” means a rate per annum equal to the rate of interest otherwise in effect pursuant to this Agreement plus 2.0% per annum.

“Prepayment Date” means any Payment Date specified for a prepayment, in whole or in part, of the Advances, in accordance with Section 2.05.

“Prepayment Price” means, as of the Prepayment Date, the aggregate principal amount of outstanding Advances, plus accrued and unpaid interest.

“Principal Balance” means:

(a) with respect to any Collateral Obligation other than a Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as of any date of determination, the outstanding principal amount thereof (after adjustment for any repayments and exclusive of both deferred and capitalized interest and accrued interest); and

(b) with respect to any Revolving Collateral Loan or Delayed Drawdown Collateral Loan, as of any date of determination, the outstanding principal amount thereof (after adjustment for any borrowings or repayments and exclusive of both deferred or capitalized interest and accrued interest), plus (except as expressly set forth in this Agreement) any undrawn commitments that have not been irrevocably reduced or withdrawn with respect to such Revolving Collateral Loan or Delayed Drawdown Collateral Loan;

provided, in all cases, that the Principal Balance of any Equity Obligation shall be deemed to be zero.

“Principal Collection Account” means the trust account established pursuant to Section 8.02(a)(ii).

“Principal Proceeds” means, with respect to any Collection Period or the related Determination Date, all amounts received by the Borrower during such Collection Period that do not constitute Interest Proceeds, including sales and unapplied proceeds of the Advances.

“Priority of Payments” has the meaning assigned to such term in Section 9.01(a).

“Private Authorizations” means all franchises, permits, licenses, approvals, consents and other authorizations of all Persons (other than Authorities) but excluding any customary procedural requirements and agents’ consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Borrower.

“Proceeds” has, with reference to any asset or property, the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, any and all amounts from time to time paid or payable under or in connection with such asset or property.

“Prohibited Transaction” means a transaction described in Section 406(a) of ERISA that is not exempted by a statutory or administrative or individual exemption pursuant to Section 408 of ERISA.

“Qualified Purchaser” has the meaning assigned to such term in Section 12.06(e).

“Ramp Period” means the period commencing on the Closing Date and ending on January 29, 2020 or such later date as may be agreed upon by the Borrower and the Controlling Lenders.

“Real Estate Loan” means any Loan that is directly or indirectly secured by a mortgage or deed of trust or any security interest, in each case, on residential, commercial, office, retail or industrial property and is underwritten as a mortgage loan (including, for the avoidance of doubt, a Loan of an Obligor whose operating cash flow is primarily derived from the sale or liquidation of the aforementioned types of property).

“Register” has the meaning assigned to such term in Section 12.06(d).

“Regulatory Change” has the meaning assigned to such term in Section 2.09(a).

“Regulation T”, “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means, with respect to any Collateral Obligation, all agreements or documents evidencing, securing, governing, relating to or giving rise to such Collateral Obligation. As used in this Agreement, each reference to the Related Documents to which the Borrower is a party shall be deemed to mean the Related Documents to which the Borrower is a party or to which the Borrower is otherwise bound.

“Related Person” has the meaning assigned to such term in Section 2.04(f).

“Requested Amount” has the meaning assigned to such term in Section 2.02.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership, limited partnership or limited liability company that, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, president, managing director, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such corporation or other entity, the second such Responsible Officer may be a secretary or assistant secretary, (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, the Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer, and (f) when used with respect to the Custodian and the Collateral Agent, any officer assigned to the corporate trust department (or any successor thereto) of such Person, including any Vice President, Assistant Vice President, Trust Officer, or any other officer of the Custodian or the Collateral Agent, as the case may be, customarily performing functions similar to those performed by any of the above designated officers, in each case having direct responsibility for the administration of this Agreement.

“Revolving Advance” has the meaning assigned to such term in Section 2.01(a).

“Revolving Borrowing” has the meaning assigned to such term in Section 2.01(a).

“Revolving Collateral Loan” means any Collateral Obligation (other than a Delayed Drawdown Collateral Loan) that is a loan (including, without limitation, revolving credit loans, including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that by its terms may require one or more future advances to be made to the Obligor by the Borrower; provided that any such Collateral Obligation will be a Revolving Collateral Loan only until all commitments to make revolving advances to the Obligor expire or are terminated or irrevocably reduced to zero.

“Revolving Commitment” means, as to each Revolving Lender, the obligation of such Revolving Lender to make, on and subject to the terms and conditions hereof, Revolving Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Revolving Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Revolving Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.05 or Section 2.06 or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Revolving Commitment Termination Date” means the last day of the Revolving Period; or, if such day is not a Business Day, then the Revolving Commitment Termination Date shall be the immediately succeeding Business Day.

“Revolving Lender” means the Persons listed on Schedule 1 under the heading “Name of Revolving Lender” and any other Person that shall have become a party hereto as a “revolving lender” pursuant to an Assignment and Acceptance in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Revolving Percentage” of any Revolving Lender means, (a) with respect to any Revolving Lender party hereto on the date hereof, the percentage set forth opposite such Revolving Lender’s name under the heading “Revolving Percentage” on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Revolving Lender with an assignee or increased by any Assignment and Acceptance entered into by such Revolving Lender with an assignor, or (b) with respect to a Revolving Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as the assigning Revolving Lender’s Revolving Percentage transferred, as such amount is reduced by an Assignment and Acceptance entered into between such Revolving Lender and an assignee or increased by any Assignment and Acceptance entered into by such Revolving Lender with an assignor.

“Revolving Period” means the period from and including the Closing Date to and including the earliest of (a) January 29, 2022 (or such later date as may be agreed in writing by the Borrower and each of the Lenders and notified in writing to the Agents), (b) occurrence of a Default or Event of Default, or (c) termination of the Term Commitments in whole or in part pursuant to Section 2.05(b) and Section 2.06.

“Revolving Reserve Account” means the account established pursuant to Section 8.04.

“Revolving Reserve Required Amount” has the meaning assigned to such term in Section 8.04.

“S&P” means Standard & Poor’s Ratings Group, together with its successors.

“Sale and Contribution Agreement” means the Sale and Contribution Agreement dated January 29, 2019, between the Borrower and the Fund, pursuant to which the Fund will sell and contribute certain Collateral Obligations to the Borrower.

“Sanctions” means any economic or financial sanctions or trade embargoes (or similar measures) imposed, administered or enforced from time to time by (a) the United States of America (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), (b) the United Nations Security Council, (c) the European Union or any member state thereof, or (d) Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Person” means any Person that is a designated target of any Sanctions or otherwise a subject of any Sanctions, including as a result of being (a) owned or controlled directly or indirectly by any Persons (or Person) that are designated targets of any Sanctions, or (b) organized or operating under the laws of, or a citizen or resident of, any country that is subject to any Sanctions.

“SEC” means the Securities and Exchange Commission or any other governmental authority of the United States at the time administrating the Securities Act, the Investment Company Act or the Exchange Act.

“Secured Parties” means the Facility Agent, the Collateral Agent, the Custodian, Collateral Agent (in its capacity as a Securities Intermediary under the Account Control Agreement), the Lenders and their respective permitted successors and assigns.

“Secured Party Representatives” has the meaning assigned to such term in Section 12.09.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Intermediary” has the meaning specified in Section 8-102(a)(14) of the UCC.

“Security Entitlement” has the meaning specified in Section 8-102(a)(17) of the UCC.

“Senior Working Capital Facility” means with respect to a Loan, a senior secured working capital facility secured solely by Working Capital Assets incurred by the Obligor of such Loan that is prior in right of payment to such Loan.

“Solvent” means, as to any Person as of any date of determination, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (b) the present fair saleable value of the property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in a business or a transaction, and does not propose to engage in a business or a transaction, for which such Person’s property or assets would constitute unreasonably small capital.

“Specified LIBOR” means, at any time:

(a) if no Interest Accrual Period for Eurodollar Rate Advances is then in effect hereunder, LIBOR determined as if (1) Eurodollar Rate Advances having an aggregate principal balance of $10,000,000 were outstanding hereunder and (2) the related Interest Accrual Period were in effect for the period from the immediately preceding Payment Date (or, if prior to the first Payment Date, the Closing Date) through the next following Payment Date; and

(b) if only one Interest Accrual Period for Eurodollar Rate Advances is outstanding at such time, the LIBOR rate in effect with respect to the Eurodollar Rate Advances for such Interest Accrual Period.

“Structured Finance Obligation” means any debt obligation owing by a finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that ABL Facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Structuring Agent” means PNC Capital Markets LLC, as structuring agent under the Facility.

“Structuring Fee” means the fees to be paid by the Borrower to the Structuring Agent as a structuring fee pursuant to the applicable Fee Letter on the Closing Date as a Closing Date Expense thereafter as otherwise provided.

“Synthetic Security” means any Dollar denominated swap transaction, LCDX, structured bond investment, credit linked note or other derivative investment purchased from, or entered into with a counterparty, which investment contains a probability of default, recovery upon default and expected loss characteristics closely correlated to a reference obligation, but which may provide for a different maturity, interest rate or other non-credit characteristics than such reference obligation.

“Tax Advantaged Jurisdiction” means the Cayman Islands, Bermuda, the Channel Islands or the Bahamas or any other country designated by the Borrower or the Collateral Manager, with the written consent of the Facility Agent, as a Tax Advantaged Jurisdiction.

“Tax Event” means an event that will occur upon a change in or the adoption of any U.S. or non-U.S. tax statute or treaty, or any change in or the issuance of any regulation (whether final, temporary or proposed), ruling, practice, procedure or any formal or informal interpretation of any of the foregoing, which change, adoption or issuance results or will result in (i) any portion of any payment due from any Obligor under any Collateral Obligation becoming properly subject to the imposition of U.S. or foreign withholding tax, which withholding tax is not compensated for by a “gross-up” provision under the terms of such Collateral Obligation or (ii) any jurisdiction’s properly imposing net income, profits or similar tax on the Borrower; provided, that (x) as a result of the occurrence of any such event, the Borrower has failed to pay in full any Commitment Fees, interest on the Advances, or principal in respect of the Advances, and (y) the total amount of (A) the amount withheld from payments to the Borrower which is not compensated for by a “gross-up” provision as described in clause (i) is determined to be in excess of 5% of the aggregate Collateral Interest Amount due during the related Collection Period or (B) the tax or taxes imposed on the Borrower as described in clause (ii) of this definition exceeds $1,000,000 in any Collection Period.

“Taxes” means any and all present or future taxes, and similar levies, imposts, deductions, charges, withholdings (including backup withholding), assessments, fees and other charges imposed by any governmental Authority, and all liabilities (including penalties, interest and expenses) with respect thereto.

“Term Advance” has the meaning assigned to such term in Section 2.01.

“Term Borrowing” has the meaning assigned to such term in Section 2.01.

“Term Commitment” means, as to each Term Lender, the obligation of such Term Lender to make, on and subject to the terms and conditions hereof, Term Advances to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Term Lender on Schedule 1 or in the Assignment and Acceptance pursuant to which such Term Lender shall have assumed its Commitment, as applicable, as such amount may be reduced from time to time pursuant to Section 2.05 or Section 2.06, or increased or reduced from time to time pursuant to assignments effected in accordance with Section 12.06(a).

“Term Commitment Termination Date” means the earliest of (i) the end of the Ramp Period, (ii) the date on which the Term Advances become due and payable pursuant to Section 6.01, or (iii) the termination of the Commitments in whole or in part in accordance with Section 2.05(b).

“Term Lender” means (a) the Persons listed on Schedule 1 under the heading “Name of Term Lender” and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance as a “term lender” in accordance with the terms hereof, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance, and (b) each Revolving Lender becoming a Term Lender in accordance with Section 2.06(a).

“Term Percentage” of any Term Lender means, subject to Section 2.06(a), (a) with respect to any Term Lender party hereto on the date hereof, the percentage set forth opposite such Term Lender’s name under the heading “Term Percentage” on Schedule 1 hereto, as such amount is reduced by any Assignment and Acceptance entered into by such Term Lender with an assignee or increased by any Assignment and Acceptance entered into by such Term Lender with an assignor, or (b) with respect to a Term Lender that has become a party hereto pursuant to an Assignment and Acceptance, the percentage set forth therein as the assigning Term Lender’s Term Percentage transferred, as such amount is reduced by an Assignment and Acceptance entered into between such Term Lender and an assignee or increased by any Assignment and Acceptance entered into by such Term Lender with an assignor.

“Total Commitment” means the sum of the Total Revolving Commitment and the Total Term Commitment.

“Total Revolving Commitment” means (a) on or prior to the Revolving Commitment Termination Date, $280,000,000 (as such amount may be reduced from time to time pursuant to Section 2.05(b) or Section 2.06) and (b) after the Revolving Commitment Termination Date, zero.

“Total Term Commitment” means (a) on or prior to the Term Commitment Termination Date, $120,000,000 (as such amount may be reduced from time to time pursuant to Section 2.05(b) or Section 2.06) and (b) following the Term Commitment Termination Date, zero.

“Treasury Regulations” means the regulations issued by the Internal Revenue Service under the Code, as such regulations may be amended from time to time.

“UCC” means the New York Uniform Commercial Code, as from time to time; provided that, if the relevant issue is governed by the Uniform Commercial Code as in effect in another jurisdiction, then “UCC” means such other Uniform Commercial Code.

“Uncertificated Security” has the meaning specified in Section 8-102(a)(18) of the UCC.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined as of the date of the most recent actuarial valuation for such Plan and based on the assumptions used in such actuarial valuation for such Plan.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 12.03(g)(v).

“Volcker Asset” means any asset the ownership of which by the Borrower, in the reasonable judgment of the Borrower or the Collateral Manager, would cause the Borrower to be unable to comply with the loan securitization exclusion from the definition of “covered fund” under the Volcker Rule; provided that, in making any such determination, the Borrower or the Collateral Manager may conclusively rely on the written advice of counsel of national reputation experienced in such matters which advice is reasonably acceptable to the Facility Agent.

“Volcker Rule” means Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, and the rules promulgated thereunder.

“Withdrawal Liability” means liability to a Borrower Multiemployer Plan as a result of a complete or partial withdrawal from such Borrower Multiemployer Plan, as such terms are defined in Sections 4203 and 4205 of ERISA.

“Working Capital Assets” means the assets of any Obligor available for day-to-day operations, including cash, inventory and accounts receivable, which can be liquidated into cash or be used within one year.

“Zero Coupon Obligation” means a Collateral Obligation that does not provide for periodic payments of interest in Cash or that pays interest only at its stated maturity.

Section 1.02 Rules of Construction.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (i) singular words shall connote the plural as well as the singular, and vice versa (except as indicated), as may be appropriate, (ii) the words “herein,” “hereof” and “hereunder” and other words of similar import used in this Agreement refer to this Agreement as a whole and not to any particular article, schedule, section, paragraph, clause, exhibit or other subdivision, (iii) the headings, subheadings and table of contents set forth in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision hereof, (iv) references in this Agreement to “include” or “including” shall mean include or including, as applicable, without limiting the generality of any description preceding such term, and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned, (v) each of the parties to this Agreement and its counsel have reviewed and revised, or requested revisions to, this Agreement, and the rule of construction that any ambiguities are to be resolved against the drafting party shall be inapplicable in the construction and interpretation of this Agreement, (vi) any definition of or reference to any Facility Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (vii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions set forth herein or in any other applicable agreement), (viii) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (ix) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect from time to time and (x) unless otherwise specified herein or unless the context requires a different meaning, all terms used herein that are defined in Articles 8 and 9 of the UCC are used herein as so defined.

Section 1.03 Computation of Time Periods.

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” both mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day.

Section 1.04 Collateral Value Calculation Procedures.

In connection with all calculations required to be made pursuant to this Agreement on any Collateral Obligations, or any payments on any other assets included in the Collateral and on any other amounts that may be received for deposit in the Interest Collection Account or the Principal Collection Account, the provisions set forth in this Section 1.04 shall be applied. The provisions of this Section 1.04 shall be applicable to any determination or calculation that is covered by this Section 1.04, whether or not reference is specifically made to this Section 1.04, unless some other method of calculation or determination is expressly specified in the particular provision.

(a) For purposes of calculating the Interest Coverage Test, such calculations will not include ticking fees in respect of Collateral Obligations, and other similar fees, unless or until such fees are actually paid.

(b) Portions of the same Collateral Obligation acquired by the Borrower on different dates (but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Obligation, be treated as separate purchases on separate dates (and not a weighted average purchase price for any particular Collateral Obligation).

(c) All calculations and measurements required to be made and all reports that are to be prepared pursuant to this Agreement with respect to the Collateral Obligations shall be made on the basis of the trade confirmation date after the Borrower makes a binding commitment to purchase or sell an asset and not the settlement date.

(d) For the purposes of calculating the Concentration Limits all calculations will be rounded to the nearest 0.01%.

ARTICLE II

ADVANCES UNDER THE FACILITY

Section 2.01 Facilities.

(a) On the terms and subject to the conditions hereinafter set forth, including Article III, each Revolving Lender severally agrees to make advances to the Borrower (each, a “Revolving Advance” and each revolving borrowing on any single day, a “Revolving Borrowing”) from time to time on any Business Day during the period from the Closing Date until the Revolving Commitment Termination Date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Revolving

Commitment and, as to all Revolving Lenders, in an aggregate principal amount up to but not exceeding the Total Revolving Commitment; provided, that no such Revolving Advances and no prepayment of any Revolving Advances shall be made on the Business Day immediately preceding (but not including) any Payment Date.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Revolving Advances under this Section 2.01(a) and prepay Revolving Advances under Section 2.05(a).

(b) On the terms and subject to the conditions hereinafter set forth, including Article III, each Term Lender severally agrees to make advances to the Borrower (each, a “Term Advance” and each term borrowing on any single day, a “Term Borrowing”) from time to time on any Business Day during the period from the Closing Date until the Term Commitment Termination Date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Term Commitment and, as to all Term Lenders, in an aggregate principal amount up to but not exceeding the Total Term Commitment; provided, that no such Term Advances and no prepayment of any Term Advances shall be made on the Business Day immediately preceding (but not including) any Payment Date.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow Term Advances under this Section 2.01(b) and prepay Term Advances under Section 2.05(b). Amounts prepaid or repaid in respect of the Term Loans may not be reborrowed.

Section 2.02 Advances.

(a) If the Borrower desires to make a Borrowing under this Agreement it shall give the Facility Agent (with a copy to the Collateral Agent) (and the Facility Agent shall notify each Revolving Lender or Term Lender, as applicable) a written notice (each, a “Notice of Borrowing”) for such Borrowing (which notice shall be irrevocable and effective upon receipt by the Facility Agent) not later than 11:00 a.m. at least two Business Days prior to the day of the requested Borrowing or, in the case of a Borrowing on the Closing Date, not later than 11:00 a.m. at least one Business Day prior to the Closing Date. On the Revolving Commitment Termination Date, the Borrower shall request a Revolving Borrowing in an amount at least equal to the Collateral Exposure Amount and such Borrowing shall be deposited, in respect of the portion of the Collateral Exposure Amount relating to unfunded amounts in respect of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, to the Revolving Reserve Account, and in respect of the portion of the Collateral Exposure Amount relating to unsettled purchases, to the Principal Collection Account until reduced to zero and terminated.

Each Notice of Borrowing shall be substantially in the form of Exhibit B hereto, dated the date the request for the related Borrowing is being made, indicating whether the requested Borrowing is to be a Revolving Borrowing or a Term Borrowing, signed by a Responsible Officer of the Borrower or the Collateral Manager on its behalf, and otherwise be appropriately completed. The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the applicable Commitment Termination Date, and the amount of the Borrowing requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least, in the case of any Revolving Borrowing, $500,000 or, in the case of any Term Borrowing, $1,000,000, or, in each case, an integral multiple of $500,000 in excess thereof (or, if less, the remaining unfunded Commitments hereunder).

(b) Each Revolving Lender shall not later than 12:00 p.m. on each Borrowing Date in respect of a Revolving Advance make its Revolving Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Account. Each Term Lender shall not later than 12:00 p.m. on each Borrowing Date in respect of a Term Advance make its Term Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the Principal Collection Account.

Section 2.03 Evidence of Indebtedness; Notes.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts of principal and interest thereon and paid to it, from time to time hereunder.

(b) Any Lender may request that its Commitment to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 12.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.03.

Section 2.04 Payment of Principal and Interest.

The Borrower shall pay principal and interest on the Advances as follows:

(a) 100% of the outstanding principal amount of each Advance, together with all accrued and unpaid interest thereon, shall be payable on the Final Maturity Date.

(b) Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at the following rates per annum:

(i) Base Rate Advances. While an Advance is a Base Rate Advance, a rate per annum equal to the sum of the Base Rate in effect from time to time plus the Facility Margin Level.

(ii) Eurodollar Rate Advances. While an Advance is a Eurodollar Rate Advance, a rate per annum for each Interest Accrual Period for such Advance equal to the sum of LIBOR for such Interest Accrual Period plus the Facility Margin Level.

All Advances shall constitute Eurodollar Rate Advances (subject to their conversion to Base Rate Advances pursuant to Section 2.11), provided that, (i) in the event the Borrower is no longer able to borrow Eurodollar Rate Advances as a result of the occurrence of any of the circumstances set forth in Section 2.11, the Borrower may request Base Rate Advances hereunder until such time as Eurodollar Rate Advances are available and (ii) after the occurrence and during the continuation of any Event of Default, all Eurodollar Rate Advances will be converted to Base Rate Advances at the end of the applicable Interest Accrual Period if so directed by the Facility Agent (at the direction of the Controlling Lenders).

The Calculation Agent shall provide notice to the Borrower, the Collateral Manager, Facility Agent and the Lenders of any and all LIBOR rate sets on the date that any such rate set is determined.

(c) Accrued interest on each Advance shall be payable in arrears (x) on each Payment Date, and (y) on each date of prepayment of principal thereof, on the principal amount so prepaid to but excluding the date of prepayment.

(d) Subject in all cases to Section 2.04(f), the obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person.

(e) As a condition to the payment of principal of and interest on any Advance without the imposition of withholding tax, each Agent and the Borrower may require certification acceptable to such Agent or the Borrower from any recipient to enable the Borrower and the Agents to determine their duties and liabilities with respect to any taxes or other charges that they may be required to deduct or withhold from payments in respect of such Advance under any present or future law or regulation of the United States and any other applicable jurisdiction, or any present or future law or regulation of any political subdivision thereof or taxing authority therein or to comply with any reporting or other requirements under any such law or regulation.

(f) Notwithstanding any other provision of this Agreement, the obligations of the Borrower under this Agreement are limited recourse obligations of the Borrower only payable solely from the Collateral and, following realization of the Collateral, and application of the proceeds thereof in accordance with the Priority of Payments and all obligations of and any claims against the Borrower hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive. No recourse shall be had against any officer, director, employee, shareholder, Affiliate, member, manager, agent, partner, principal or incorporator of the Borrower or their respective successors or assigns (any “Related Person”) for any amounts payable under this Agreement. It is understood that the foregoing provisions of this clause (f) shall not (i) prevent recourse to (x) the Collateral for the sums due or to become due under any security, instrument or agreement which is part of the Collateral or (y) any Affiliate of the Borrower under any Facility Document to which they are party thereto or (ii) constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until such Collateral has been realized. It is further understood that the foregoing provisions of this clause (f) shall not limit the right of any Person to name the Borrower as a party defendant in any proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any such Related Person.

Section 2.05 Prepayment of Advances.

(a) Optional Prepayments of Revolving Advances. The Borrower may, from time to time on any Business Day, voluntarily prepay the Revolving Advances in whole or in part, without penalty or premium; provided that the Borrower shall have delivered to the Revolving Lenders and the Facility Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon on the Business Day that is (i) in the case of Eurodollar Rate Advances, three Business Days prior to the date of such prepayment, and (ii) in the case of Base Rate Advances, one Business Day prior to the date of such prepayment. Each such Notice of Prepayment shall be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower or the Collateral Manager and otherwise appropriately completed. Each prepayment of any Revolving Advance by the Borrower pursuant to this Section 2.05(a) shall in each case be in a principal amount of at least $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Optional Prepayment of Term Advances.

(i) The Borrower may voluntarily prepay the Term Advances in whole or in part, without penalty or premium, on any Payment Date; provided that the Borrower shall have delivered to the Term Lenders and the Facility Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C hereto not later than 12:00 noon on the Business Day at least five Business Days prior to the related Prepayment Date; provided, that the Borrower may not sell (and the Collateral Agent shall not be required to release) any Collateral Obligation, unless, as determined pursuant to the procedures set forth in this Section 2.05(b), there will be sufficient funds available in the Covered Accounts to pay all fees and expenses and all amounts due to Secured Parties in accordance with the Priority of Payments. Any Term Advances so prepaid may not be reborrowed and the Term Commitments shall be reduced and terminated by the amount so prepaid.

(ii) Installments of interest and principal due on or prior to a Prepayment Date which shall not have been paid or duly provided for shall be payable to the Lenders as of the relevant Prepayment Date. The Borrower shall deposit, or cause to be deposited, the funds required for a Prepayment in the Payment Account on or before the Business Day prior to the Prepayment Date.

(iii) Notice of Prepayment shall be given by the Facility Agent on behalf of and at the expense of the Borrower not less than 5 Business Days prior to the applicable Prepayment Date (as to which the Facility Agent shall have been notified in writing) to each Eligible Hedge Counterparty and each Lender that did not receive notice pursuant to clause (i) above.

(c) Mandatory Prepayments. The Borrower shall prepay the Advances and make deposits in the Revolving Reserve Account on each Payment Date in the manner and to the extent provided in Section 9.01(a)(i)(E). The Borrower or the Collateral Manager on the Borrower’s behalf shall provide, in each Payment Date Report, notice of the aggregate amounts of Advances that are to be prepaid on the related Payment Date. In connection with such prepayment, the corresponding Commitment as of such date shall be terminated in an amount equal to the lesser of (i) the amount prepaid on the Advances and (ii) the Total Commitment as in effect on such date

(d) Tax Event Prepayment. The Borrower shall prepay the Advances in whole but not in part, without penalty or premium, and the Commitments shall be terminated in whole, on any Payment Date on or after the occurrence of a Tax Event, upon receipt by the Facility Agent, the Collateral Agent, the Borrower and the Collateral Manager of written direction by any Lender, together with an opinion of counsel substantially to the effect that a Tax Event has occurred or will occur, at least 70 Business Days prior to the related Prepayment Date (or such shorter period as is acceptable to the Collateral Manager in its sole discretion).

(e) Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.05 shall be (i) subject to Sections 2.04(c) and 2.10 and (ii) applied to the Advances of the Lenders in accordance with their respective Percentages.

Section 2.06 Automatic Reduction, Conversion and Termination.

(a) Automatic Reduction; Conversion and Termination. The Total Revolving Commitment (and the Commitment of each Revolving Lender) shall be automatically reduced to zero at the close of business on the Revolving Commitment Termination Date and, without the need for any further action, each Revolving Advance shall automatically convert to a Term Advance and each Revolving Lender shall automatically be a Term Lender thereafter. On the Revolving Commitment Termination Date, the Facility Agent shall amend Schedule 1 hereto to take into account the conversion of the Revolving Percentages to Term Percentages. On each date on which any Commitments are reduced in accordance with Section 2.05(c) or this Section 2.06(a), the Facility Agent shall amend Schedule 1 hereto to take into account such reduction. The Total Term Commitment (and the Commitment of each Term Lender) shall be automatically reduced to zero at the close of business on the Term Commitment Termination Date. The Borrower shall not terminate or reduce the Total Commitment (including, without limitation, pursuant to Section 2.05) if, to the extent that after giving effect to such reduction or termination, a Borrowing Base Deficiency shall exist.

(b) Effect of Termination or Reduction. The Total Commitment (and the Commitment of each Lender) once terminated or reduced may not be reinstated.

Section 2.07 Maximum Lawful Rate.

It is the intention of the parties hereto that the interest on the Advances shall not exceed the maximum rate permissible under Applicable Law. Accordingly, anything herein or in any Note to the contrary notwithstanding, in the event any interest is charged to, collected from or received from or on behalf of the Borrower by the Lenders pursuant hereto or thereto in excess of such maximum lawful rate, then the excess of such payment over that maximum shall be applied first to the payment of amounts then due and owing by the Borrower to the Secured Parties under this Agreement (other than in respect of principal of and interest on the Advances) and then to the reduction of the outstanding principal amount of the Advances of the Borrower.

Section 2.08 Several Obligations.

The failure of any Lender to make any Advance to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Advance on such date, neither Agent shall be responsible for the failure of any Lender to make any Advance, and no Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender.

Section 2.09 Increased Costs.

(a) If, due to either (i) the introduction of or any change in or in the interpretation, application or implementation of any Applicable Law (a “Regulatory Change”) after the Closing Date, or (ii) the compliance with any guideline or change in the interpretation, application or implementation of any guideline or request from any central bank or other Authority (whether or not having the force of law) after the Closing Date, there shall be any increase in the cost to any Affected Person, other than with respect to (A) Indemnified Taxes, (B) Taxes described in clause (iii) through (v) of the definition of Excluded Taxes and (C) Connection Income Taxes) on Advances, Notes or Commitments, or reserves, other liabilities or capital attributable thereto, then the Borrower shall from time to time, on the Payment Dates (but subject in all cases to Section 2.04(f)), following such Affected Person’s demand, pay in accordance with the Priority of Payments to such Affected Person such additional amounts as may be sufficient to compensate such Affected Person for such increased cost. A certificate setting forth in reasonable detail the amount of such increased cost, submitted to the Borrower by an Affected Person (with a copy to the Agents), shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding anything herein to the contrary, each of (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith (the “Dodd-Frank Act”), (ii) any law, request, rule, guideline or directive promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III (“Basel III”), and (iii) any existing or future rules, regulations, guidance, interpretations or directives from the U.S. bank regulatory agencies relating to the Dodd-Frank Act or Basel III (whether or not having the force of law), and all rules and regulations promulgated thereunder or issued in connection therewith shall be deemed to have been introduced after the Closing Date, thereby constituting a Regulatory Change hereunder with respect to the Affected Parties as of the Closing Date, regardless of the date enacted, adopted or issued.

(b) If an Affected Person determines that (i) the applicability of any law, rule, regulation or guideline adopted after the Closing Date pursuant to or arising out of Basel III or (ii) the adoption after the Closing Date of any other law, rule, regulation or guideline regarding capital adequacy affecting such Affected Person or any holding company for such Affected Person or (iii) compliance, implementation or application, whether commenced prior to or after the Closing Date, by any Affected Person with the Dodd-Frank Act or Basel III, or any rules, regulations, guidance, interpretations or directives from bank regulatory agencies promulgated in connection therewith or (iv) any change arising after the Closing Date in the foregoing or in the interpretation or administration of any of the foregoing by any governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or (v) compliance by any Affected Person (or any lending office of such Affected Person), or any holding company for such Affected Person which is subject to any of the capital requirements described above, with any request or directive issued after the Closing Date regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, (A) affects the amount of capital required to be maintained by such Affected Person and that the amount of such capital is increased by or based upon the existence of such Affected Person’s Commitment under this Agreement or upon such Affected Person’s making, funding or maintaining Advances or (B) reduces the rate of return of an Affected Person to a level below that which such Affected Person could have achieved but for such compliance (taking into consideration such Affected Person’s policies with respect to capital adequacy), then the Borrower shall from time to time, on the Payment Dates (but subject in all cases to Section 2.04(f)), following such Affected Person’s demand, pay in accordance with the Priority of Payments such additional amounts which are sufficient to compensate such Affected Person for such increase in capital or reduced return. If any Affected Person becomes entitled to claim any additional amounts pursuant to this Section 2.09(b), it shall promptly notify the Borrower (with a copy to the Agents) of the event by reason of which it has become so entitled. A certificate setting forth in reasonable detail such amounts submitted to the Borrower by an Affected Person shall be conclusive and binding for all purposes, absent manifest error.

Upon the occurrence of any event giving rise to the Borrower’s obligation to pay additional amounts to a Lender pursuant to clauses (a) or (b) of this Section 2.09, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would reduce or obviate the obligations of the Borrower to make future payments of such additional amounts; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision. Notwithstanding anything to the contrary in this Section 2.09, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.09 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine month period shall be extended to include the period of such retroactive effect.

Section 2.10 Compensation; Breakage Payments.

The Borrower agrees to compensate each Affected Person from time to time, on the Payment Dates, following such Affected Person’s written request (which request shall set forth the basis for requesting such amounts), in accordance with the Priority of Payments, for all reasonable losses, expenses and liabilities (including any interest paid by such Affected Person to lenders of funds borrowed by the Borrower to make or carry a Eurodollar Rate Advance made to the Borrower and any loss sustained by such Affected Person in connection with the re-employment of such funds but excluding loss of anticipated profits or margin), which such Affected Person may sustain: (i) if for any reason (including any failure of a condition precedent set forth in Article III but excluding a default by the applicable Lender) a Borrowing of any Eurodollar Rate Advance by the Borrower does not occur on the Borrowing Date specified therefor in the applicable Notice of Borrowing delivered by the Borrower, (ii) if any payment, prepayment or conversion of any of the Borrower’s Eurodollar Rate Advances occurs on a date that is not the last day of the relevant Interest Accrual Period, (iii) if any payment or prepayment of any Eurodollar Rate Advance is not made on any date specified in a Notice of Prepayment given by the Borrower, (iv) if any Eurodollar Rate Advance is converted into a Base Rate Advance on a date other than the last day of the Interest Accrual Period therefor or (v) as a consequence of any other default by the Borrower to repay its Eurodollar Rate Advances when required by the terms of this Agreement. A certificate as to any amounts payable pursuant to this Section 2.10 submitted to the Borrower by any Lender (with a copy to the Agents, and accompanied by a reasonably detailed calculation of such amounts and a description of the basis for requesting such amounts) shall be conclusive in the absence of manifest error.

Section 2.11 Illegality; Inability to Determine Rates.

(a) Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for a Lender to (i) honor its obligation to make Eurodollar Rate Advances hereunder, or (ii) maintain Eurodollar Rate Advances hereunder, then such Lender shall promptly notify the Agents and the Borrower thereof, and such Lender’s obligation to make or maintain Eurodollar Rate Advances hereunder shall be suspended until such time as such Lender may again make and maintain Eurodollar Rate Advances, and such Lender’s outstanding Eurodollar Rate Advances shall be automatically converted into Base Rate Advances on the date that such Lender shall specify to the Agents and the Borrower.

(b) Upon the occurrence of any event giving rise to a Lender’s suspending its obligation to make or maintain Eurodollar Rate Advances pursuant to Section 2.11(a), such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office if such designation would enable such Lender to again make and maintain Eurodollar Rate Advances; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or material legal or regulatory disadvantage (as reasonably determined by such Lender), with the object of avoiding future consequence of the event giving rise to the operation of any such provision.

(c) If prior to the first day of any Interest Accrual Period, either (i) the Calculation Agent determines that for any reason adequate and reasonable means do not exist for determining LIBOR for such Interest Accrual Period for any Eurodollar Rate Advances, or (ii) the Facility Agent determines and notifies the Calculation Agent that the Eurodollar Rate with respect to such Interest Accrual Period for any Eurodollar Rate Advances does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Advances, the Calculation Agent will promptly so notify the Borrower, the Collateral Manager, the Agents and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended until the Facility Agent revokes such notice, and all outstanding Eurodollar Rate Advances shall be converted into Base Rate Advances on the date that the Facility Agent shall specify to the Borrower.

Section 2.12 Rescission or Return of Payment.

The Borrower agrees that, if at any time (including after the occurrence of the Final Maturity Date) all or any part of any payment theretofore made by it to any Secured Party or any designee of a Secured Party is or must be rescinded or returned for any reason whatsoever (including the insolvency, bankruptcy or reorganization of the Borrower or any of its Affiliates), the obligation of the Borrower to make such payment to such Secured Party shall, for the purposes of this Agreement, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence and this Agreement shall continue to be effective or be reinstated, as the case may be, as to such obligations, all as though such payment had not been made.

Section 2.13 Fees Payable by Borrower.

(a) The Borrower hereby agrees to pay to each Lender, other than a Defaulting Lender, a commitment fee (a “Commitment Fee”) on the daily average unused amount of the Commitment of such Lender, for each day during the period from the Closing Date until the Revolving Commitment Termination Date, at a rate equal to (x) 0.60% per annum if and for so long as the outstanding principal amount of the Advances is less than 50% of the Commitment and (y) otherwise, 0.35% per annum. Commitment Fees accrued during each Collection Period shall be payable on the related Payment Date. All payments by or on behalf of the Borrower under this Section 2.13(a) shall be made in accordance with the Priority of Payments. The Facility Agent shall determine the amount of each Commitment Fee with respect to each Payment Date and notify the Collateral Agent of such amount at least three Business Days prior to the related Payment Date.

(b) The Borrower agrees to pay to the Structuring Agent, for its own account, the fees in the amounts and on the dates set forth in the Engagement Letter.

Section 2.14 Post-Default Interest.

The Borrower shall pay interest on all Obligations that are not paid when due for the period from the Due Date thereof until the date the same is paid in full at the Post-Default Rate. Interest payable at the Post-Default Rate shall be payable on each Payment Date in accordance with the Priority of Payments.

Section 2.15 Payments Generally.

(a) All amounts owing and payable to any Secured Party, any Affected Person or any Indemnified Party, in respect of the Advances and other Obligations, including the principal thereof, interest, fees, indemnities, expenses or other amounts payable under this Agreement, shall be paid by the Borrower (through the Collateral Agent) to the applicable recipient in Dollars, in immediately available funds, in accordance with the Priority of Payments, and all without counterclaim, setoff, deduction, defense, abatement, suspension or deferment. Each Lender shall provide wire instructions to the Borrower and the Collateral Agent. Payments delivered by wire transfer initiated after 3:00 p.m. on a Business Day will be deemed to have been paid on the next following Business Day.

(b) Except as otherwise expressly provided herein, all computations of interest, fees and other Obligations shall be made on the basis of a year of 360 days for the actual number of days elapsed. In computing interest on any Advance, the date of the making of an Advance shall be included and the date of payment shall be excluded; provided that, if an Advance is repaid on the same day on which it is made, one day’s interest shall be paid on such Advance. All computations made by the Calculation Agent or the Facility Agent under this Agreement shall be conclusive absent manifest error.

Section 2.16 Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.09, or if the Borrower is required to pay additional amounts to any Lender pursuant to Section 2.11 or any Indemnified Taxes to any Lender pursuant to Section 12.03 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.09(b), 2.11(b) or 12.03, respectively, if any Lender is a Defaulting Lender or if a Lender does not consent to an amendment under Section 12.01(b)(i) or fails to respond to a request for an amendment thereunder within 10 Business Days of a request therefor, then the Borrower may, at its sole expense, upon notice to such Lender and the Facility Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.09, 2.11 or 12.03) and obligations under this Agreement and the related Facility Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Facility Agent the assignment fee (if any) specified in Section 12.06;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Facility Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11 or 12.03, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with Applicable Law.

(b) A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.17 Increases in Commitments.

(a) Request for Increase. The Borrower may, by notice to the Facility Agent (who shall promptly notify the Lenders), request an increase in the Commitments (each such increase, an “Incremental Commitment”) by an aggregate amount (for all such requests) not exceeding $800,000,000; provided that (i) any such request for an increase shall be in a minimum amount of the lesser of (x) $25,000,000 (or such lesser amount as may be approved by the Facility Agent) and (y) the entire remaining amount of increases available under this Section and (ii) the Borrower shall make no more than a total of 5 requests for increases of Commitments under this Section

(b) Incremental Lenders. An Incremental Commitment may be provided by any existing Lender or other Person that is an Permitted Assignee (each such existing Lender or other Person that agrees to provide an Incremental Commitment, an “Incremental Lender”); provided that each Incremental Lender shall be subject to the consent (in each case, not to be unreasonably withheld or delayed) of the Facility Agent and the Borrower. Notwithstanding anything herein to the contrary, no Lender shall have any obligation to agree to increase its Commitment, or to provide a Commitment, pursuant to this Section and any election to do so shall be in the sole discretion of such Lender.

(c) Terms of Incremental Commitments. The Facility Agent and the Borrower shall determine the effective date for such increase pursuant to this Section (an “Incremental Commitment Effective Date”) and, if applicable, the final allocation of such increase among the Persons providing such increase; provided that such date shall be a Business Day at least ten Business Days after delivery of the request for such increase (unless otherwise approved by the Facility Agent) and at least 30 days prior to the Commitment Termination Date then in effect. In order to effect such increase, the Borrower, the applicable Incremental Lender(s) and the Facility Agent (but no other Lenders or Persons) shall enter into one or more Joinder Agreements, each in form and substance satisfactory to the Facility Agent, pursuant to which the applicable Incremental Lender(s) will provide the Incremental Commitment(s). Effective as of the applicable Incremental Commitment Effective Date, subject to the terms and conditions set forth in this Section, each Incremental Commitment shall be a Commitment (and not a separate facility hereunder), each Incremental Lender providing such Incremental Commitment shall be, and have all the rights of, a Lender, and the Borrowings made by it on such Incremental Commitment Effective Date pursuant to paragraph (e) of this Section shall be Borrowings, for all purposes of this Agreement.

(d) Conditions to Effectiveness. Notwithstanding the foregoing, the increase in the Commitments pursuant to this Section shall not be effective with respect to any Incremental Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the Incremental Commitment Effective Date and after giving effect to such increase;

(ii) each of the representations and warranties contained in this Agreement is true and correct on and as of the Incremental Commitment Effective Date and after giving effect to such increase, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of or relate to an earlier date, as of such earlier date);

(iii) the Facility Agent shall have received one or more Joinder Agreements contemplated above, providing for Incremental Commitments in the amount of such increase; and

(iv) the Facility Agent shall have received such legal opinions and other documents reasonably requested by the Facility Agent in connection therewith.

As of such Incremental Commitment Effective Date, upon the Facility Agent’s receipt of the documents required by this paragraph (d), the Facility Agent shall record the information contained in the applicable Joinder Agreement(s) in the Register and give prompt notice of the increase in the Commitments to the Borrower and the Lenders (including each Incremental Lender).

(e) Adjustments to Revolving Outstandings. On each Incremental Commitment Effective Date, if there are Revolving Advances then outstanding, the Borrower shall prepay such Revolving Advances, and borrow Revolving Advances from the Incremental Lender(s), as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Revolving Advances will be held ratably by the Revolving Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s).

(f) Adjustments to Term Outstandings. On each Incremental Commitment Effective Date, if there are Term Advances then outstanding, the Borrower shall prepay such Term Advances, and borrow Term Advances from the Incremental Lender(s), as shall be necessary in order that, after giving effect to such prepayments and borrowings, all Term Advances will be held ratably by the Term Lenders (including the Incremental Lender(s)) in accordance with their respective Commitments after giving effect to the applicable Incremental Commitment(s).

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01 Conditions Precedent to Closing.

Subject to Section 3.02, the obligation of the Lenders hereunder shall be subject to the conditions precedent that the Facility Agent shall have received on or before the Closing Date the following, each in form and substance reasonably satisfactory to the Facility Agent:

(a) each of the Facility Documents duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(b) true and complete copies of the Constituent Documents of the Borrower, the Fund, and the Collateral Manager as in effect on the Closing Date;

(c) true and complete copies certified by a Responsible Officer of the Borrower of all Governmental Authorizations, Private Authorizations and Governmental Filings (other than the UCC financing statements to be filed pursuant to clause (g) below), if any, required in connection with the transactions contemplated by this Agreement;

(d) a certificate of a Responsible Officer of the Borrower certifying (i) as to its Constituent Documents, (ii) as to its resolutions or other action of its board of directors or members approving this Agreement and the other Facility Documents to which it is a party and the transactions contemplated thereby, (iii) that its representations and warranties set forth in the Facility Documents to which it is a party are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(e) a certificate of a Responsible Officer of the Collateral Manager certifying (i) as to its Constituent Documents, (ii) as to its resolutions approving the Collateral Management Agreement and the transactions contemplated thereby, including acting pursuant to this Agreement, (iii) that its representations and warranties set forth in the Collateral Management Agreement are true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (iv) no Default or Event of Default has occurred and is continuing, and (v) as to the incumbency and specimen signature of each of its Responsible Officers authorized to execute the Facility Documents to which it is a party;

(f) proper financing statements, under the UCC in all jurisdictions that the Facility Agent deems necessary or desirable in order to perfect the interests in the Collateral contemplated by this Agreement;

(g) copies of proper financing statements, if any, necessary to release all security interests and other rights of any Person in the Collateral previously granted by the Borrower or any predecessor in interest (including any transferor);

(h) legal opinions (addressed to each of the Secured Parties) of (i) Sullivan & Cromwell LLP, counsel to the Borrower and the Collateral Manager as to corporate, securities, bankruptcy and commercial law and (ii) Nixon Peabody LLP, counsel to the Collateral Agent, covering such matters as the Facility Agent and its counsel shall reasonably request;

(i) evidence satisfactory to the Facility Agent that all of the Covered Accounts are in existence; and the Account Control Agreement shall have been executed and delivered by the Borrower, the Collateral Agent and the Custodian as Securities Intermediary and shall be in full force and effect;

(j) evidence satisfactory to the Facility Agent that all Closing Date Expenses and outstanding fees and expenses of the Collateral Agent have been paid in full;

(k) each of the Eligible Hedge Agreements, if any, duly executed and delivered by the parties thereto, which shall each be in full force and effect;

(l) a certificate of a Responsible Officer of the Borrower, dated as of the Closing Date, to the effect that, in the case of each item of Collateral pledged to the Collateral Agent, on the Closing Date and immediately prior to the delivery thereof on the Closing Date:

(i) the Borrower is the owner of such Collateral free and clear of any liens, claims or encumbrances of any nature whatsoever except for (A) those which are being released on the Closing Date, (B) those granted pursuant to this Agreement and the Account Control Agreement and (C) Permitted Liens;

(ii) the Borrower has acquired its ownership in such Collateral in good faith without notice of any adverse claim, except as described in clause (i) above;

(iii) the Borrower has not assigned, pledged or otherwise encumbered its interest in such Collateral (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released) other than interests granted pursuant to this Agreement and the Account Control Agreement;

(iv) the Borrower has full right to grant a security interest in and assign and pledge such Collateral to the Collateral Agent; and

(v) upon grant by the Borrower, Delivery of the Collateral and execution of the Account Control Agreement, the Collateral Agent has a first priority (subject to clause (ii) of the definition of Permitted Liens) perfected security interest in the Collateral;

(m) such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested; and

Section 3.02 Conditions Precedent to Each Borrowing.

The obligation of the Lenders to make each Advance (including any such Advance in respect of the initial Borrowing) on each Borrowing Date shall be subject to the fulfillment of the following conditions; provided that with respect to any Revolving Borrowing, such Borrowing Date shall occur prior to the end of the Revolving Period and (2) with respect to any Term Borrowing, such Borrowing Date shall occur prior to the end of the Ramp Period:

(a) in the case of the initial Borrowing hereunder, the conditions precedent set forth in Section 3.01 shall have been fully satisfied on or prior to the applicable Borrowing Date;

(b) with respect to the initial Borrowing, evidence that the total Obligors on the applicable Borrowing Date are equal to or greater than fifteen (15);

(c) in the case of the initial Borrowing hereunder, a certificate of a Responsible Officer of the Borrower, dated as of the Borrowing Date, to the effect that, in the case of the Collateral Obligations owned by the Borrower on the Borrowing Date that the Concentration Limits are satisfied;

(d) delivery of the Collateral (including any original promissory note, executed assignment agreements and electronic copies of any other Related Documents in Microsoft Word format or portable document format (.pdf) available to the Borrower for each Collateral Obligation) in accordance with Section 12.20 shall have been effected;

(e) the Lenders and the Facility Agent shall have received a Notice of Borrowing with respect to such Advance delivered in accordance with Section 2.02;

(f) immediately after the making of such Advance on the applicable Borrowing Date, there is no Borrowing Base Deficiency;

(g) immediately before and after the making of such Advance on the applicable Borrowing Date, the Interest Coverage Test shall be satisfied;

(h) each of the representations and warranties of the Borrower contained in this Agreement and the other Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(i) no Default, Event of Default or Early Amortization Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(j) no Low Diversity Event has occurred and is continuing at the time of the making of such Advance or, if a Low Diversity Event has occurred and is continuing at the time of the making of such Advance, the Low Diversity Threshold is satisfied;

(k) only in the case of an Advance used for other than purchasing a Collateral Obligation or funding the Revolving Reserve Account, no Low Diversity Event has occurred and is continuing; and

(l) the provisions of Section 10.02 have been or will be satisfied as of the date of purchase in connection with any acquisition of additional Collateral Obligations with the proceeds of the applicable Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date and the date each Advance is made, as follows:

(a) Due Organization. The Borrower has been duly organized as a limited liability company and is validly existing under the laws of the State of Delaware, has the full power and authority to own its assets, including the Collateral Obligations proposed to be owned by it and included in the Collateral and to transact the business in which it is presently engaged and is duly qualified under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires, or the performance of its obligations under the Facility Documents would require, such qualification, except for failures to be so qualified would not in the aggregate have a Material Adverse Effect.

(b) Due Qualification and Good Standing. The Borrower is in good standing in the State of Delaware. The Borrower is duly qualified to do business and, to the extent applicable, is in good standing in each other jurisdiction in which the nature of its business, assets and properties, including the performance of its obligations under this Agreement, the other Facility Documents to which it is a party and its Constituent Documents to which it is a party.

(c) Due Authorization; Execution and Delivery; Legal, Valid and Binding; Enforceability. The execution and delivery by the Borrower of, and the performance of its obligations under this Agreement and the other Facility Documents to which it is a party and the other instruments, certificates and agreements contemplated thereby are within its powers and have been duly authorized by all requisite action by it and have been duly executed and delivered by it and constitute its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d) Non-Contravention. None of the execution and delivery by the Borrower of this Agreement or the other Facility Documents to which it is a party, the Borrowings or the pledge of the Collateral hereunder, the consummation of the transactions herein or therein contemplated, or performance and compliance by it with the terms, conditions and provisions hereof or thereof, will (i) conflict with, or result in a breach or violation of, or constitute a default under its Constituent Documents, (ii) conflict with or contravene (A) any Applicable Law in any material respect, (B) any indenture, agreement or other contractual restriction binding on or affecting it or any of its assets, including any Related Document, or (C) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its assets or properties or (iii) result in a material breach or violation of, or constitute a default under, or permit the acceleration of any obligation or liability in, or but for any requirement of the giving of notice or the passage of time (or both) would constitute such a conflict with, breach or violation of, or default under, or permit any such acceleration in, any contractual obligation or any agreement or document to which it is a party or by which it or any of its assets are bound (or to which any such obligation, agreement or document relates).

(e) Governmental Authorizations; Private Authorizations; Governmental Filings. Except as would not result in a Material Adverse Effect, the Borrower has obtained, maintained and kept in full force and effect all Governmental Authorizations and Private Authorizations which are necessary for it to properly carry out its business, and made all Governmental Filings necessary for the execution and delivery by it of this Agreement and the other Facility Documents to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement and the performance by the Borrower of its obligations under this Agreement and the other Facility Documents, and no Governmental Authorization, Private Authorization or Governmental Filing which has not been obtained or made is required to be obtained or made by it in connection with the execution and delivery by it of any Facility Document to which it is a party, the Borrowings by the Borrower under this Agreement, the pledge of the Collateral by the Borrower under this Agreement or the performance of its obligations under this Agreement and the other Facility Documents to which it is a party.

(f) Compliance with Agreements, Laws, Etc. The Borrower has duly observed and complied in all material respects with all Applicable Laws, including the Securities Act and the Investment Company Act, relating to the conduct of its business and its assets. The Borrower has preserved and kept in full force and effect its legal existence and its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, (x) the Borrower represents and warrants that (a) neither it nor to its knowledge any of its directors, officers or agents is (i) a Sanctioned Person, or (ii) in violation of any Sanctions, and (b) no Advance, use of proceeds or other transaction contemplated by this Agreement will be used by the Borrower to violate in any respect any applicable Sanctions, (y) the Borrower has adopted internal controls and procedures designed to ensure its continued compliance with applicable Sanctions and, to the extent applicable, will adopt procedures consistent with the PATRIOT Act and implementing regulations, and (z) no investor in the Borrower is a Person whose name appears on the “List of Specially Designated Nationals” and “Blocked Persons” maintained by the OFAC.

(g) Location. The Borrower maintains the majority of its corporate books and records in the State of Delaware. The Borrower’s registered office and the jurisdiction of organization of the Borrower is the jurisdiction referred to in Section 4.01(a).

(h) Investment Company Act; Volcker Rule. Neither the Borrower nor the pool of Collateral is required to register as an “investment company” under the Investment Company Act. The Borrower is not a “covered fund” as defined in the Volcker Rule by virtue of the “loan securitization exemption” thereunder, and the obligations of the Borrower under this Agreement are not and will not be “ownership interests” in a “covered fund” under the Volcker Rule.

(i) ERISA.

(i) Each Borrower Plan is in compliance with its terms, the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Borrower Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred subsequent to the issuance of such determination letter which would prevent, or cause the loss of, such qualification. Borrower and each member of its ERISA Group have made all required contributions to each Borrower Plan, except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect, and no extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Borrower Plan.

(ii) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Authority, with respect to any Borrower Plan that would reasonably be expected to have a Material Adverse Effect. There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Borrower Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(iii) (A) No ERISA Event has occurred or is reasonably expected to occur, (B) no Borrower Plan has any Unfunded Pension Liability, (C) neither Borrower nor any member of its ERISA Group has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, and (D) neither Borrower nor any member of its ERISA Group has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(j) Taxes. The Borrower has filed all income tax returns and all other material tax returns which are required to be filed by it, if any, and has paid all taxes imposed on it when due, if any, or pursuant to any assessment received by any such Person, other than those contested in good faith for which adequate reserves have been established.

(k) Tax Status. The Borrower is disregarded as an entity separate from its owner.

(l) Environmental Matters. The operations and property of the Borrower comply in all material respects with all applicable Environmental Laws.

(m) Solvency. After giving effect to each Advance hereunder, and the disbursement of the proceeds of such Advance, the Borrower is and will be Solvent.

(n) Initial Collateral Obligations. Each Loan owned by the Borrower on the initial Borrowing Date complies with the criteria set forth in the definition of “Collateral Obligation”.

Section 4.02 Additional Representations and Warranties of the Borrower.

The Borrower represents and warrants to each of the Secured Parties on and as of the Closing Date, each Determination Date, the date each Advance is made, and each date on which a Collateral Obligation is granted to the Collateral Agent hereunder, as follows:

(a) Information and Reports. Each Notice of Borrowing, each Monthly Report, each Payment Date Report and all other written information, reports, certificates and statements furnished by or on behalf of the Borrower to any Secured Party for purposes of or in connection with this Agreement, the other Facility Documents or the transactions contemplated hereby or thereby, and all such written information provided by or on behalf of the Borrower to any Secured Party, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading as of the date such information is stated or certified.

(b) Plan Assets. The assets of the Borrower are not treated as “plan assets” for purposes of Section 3(42) of ERISA and the Collateral is not deemed to be “plan assets” for purposes of Section 3(42) of ERISA. The Borrower has not taken, or omitted to take, any action which would result in any of the Collateral being treated as “plan assets” for purposes of Section 3(42) of ERISA or the occurrence of any Prohibited Transaction in connection with the transactions contemplated hereunder. With respect to any Assignment and Acceptance, the representations by the Borrower in the first and second sentences of this Section 4.02(b) are made in reliance upon and subject to the assignee’s representation as to the sources of the funds used to pay the purchase price of the assigned interest to be assumed and purchased by such assignee.

(c) Representations Relating to the Collateral. The Borrower hereby represents and warrants that:

(i) it owns and has legal and beneficial title to all Collateral Obligations and other Collateral free and clear of any Lien, claim or encumbrance of any Person, other than Permitted Liens;

(ii) other than the security interest granted to the Collateral Agent pursuant to this Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Collateral; the Borrower has not authorized the filing of and is not aware of any Financing Statements against the Borrower that include a description of collateral covering the Collateral other than any Financing Statement relating to the security interest granted to the Collateral Agent hereunder or that has been terminated; and the Borrower is not aware of any judgment, PBGC liens or tax lien filings against the Borrower;

(iii) the Collateral constitutes Money, Cash, Accounts, Instruments, General Intangibles, securities accounts, deposit accounts, Uncertificated Securities, Certificated Securities or security entitlements to financial assets resulting from the crediting of financial assets to a “securities account” (as defined in Section 8-501(a) of the UCC);

(iv) each Covered Account is comprised of a “securities account” under Section 8-501(a) of the UCC, and a related “deposit account” within the meaning of Article 9 of the UCC, and such sub-accounts as the Securities Intermediary may determine;

(v) this Agreement creates a valid, continuing and, upon Delivery of Collateral and execution of the Account Control Agreement, perfected security interest (as defined in Section 1-201(37) of the UCC) in the Collateral in favor of the Collateral Agent, for the benefit and security of the Secured Parties, which security interest is prior to all other liens, claims and encumbrances and is enforceable as such against creditors of and purchasers from the Borrower;

(vi) the Borrower has received all consents and approvals required by the terms of the Collateral to the pledge hereunder to the Collateral Agent of all of its interest and rights in the Collateral;

(vii) with respect to the Collateral that constitutes Security Entitlements, all such Collateral has been credited to the Collateral Account; and

(viii) with respect to Collateral that constitutes Accounts or General Intangibles, the Borrower has caused the filing of all appropriate Financing Statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the security interest in the Collateral granted to the Collateral Agent, for the benefit and security of the Secured Parties, hereunder, and the Borrower hereby agrees that any such Financing Statement may be an “all assets” filing.

ARTICLE V

COVENANTS

Section 5.01 Affirmative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations (other than unasserted contingent liabilities) have been paid in full):

(a) Compliance with Agreements, Laws, Etc. It shall (i) duly observe, comply with and conform to all Applicable Laws in all material respects, (ii) preserve and keep in full force and effect its legal existence, (iii) preserve and keep in full force and effect its rights, privileges, qualifications and franchises, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, (iv) comply with the terms and conditions of each Facility Document, the Limited Liability Company Agreement and each Related Document to which it is a party and (v) obtain, maintain and keep in full force and effect all Governmental Authorizations, Private Authorizations and Governmental Filings which are necessary to properly carry out its business and the transactions contemplated to be performed by it under the Facility Documents, the Limited Liability Company Agreement and the Related Documents to which it is a party.

(b) Enforcement. (i) It shall not take any action that would release any Person from any of such Person’s covenants or obligations under any instrument included in the Collateral, except in the case of (A) repayment of Collateral Obligations, (B) subject to the other terms of this Agreement, (x) amendments to Related Documents that govern Defaulted Obligations and (y) enforcement actions taken or work-outs with respect to any Defaulted Obligation in accordance with the provisions hereof, and (C) actions by the Collateral Manager under the Collateral Management Agreement and in conformity with this Agreement or as otherwise required hereby.

(ii) It will not, without the prior written consent of the Facility Agent (at the direction of the Controlling Lenders) (except in the case of the Collateral Management Agreement, in which case no consent shall be required), contract with other Persons for the performance of actions and obligations to be performed by the Borrower hereunder and under the Collateral Management Agreement by such Persons. Notwithstanding any such arrangement, the Borrower shall remain primarily liable with respect thereto. The Borrower shall perform, and use its commercially reasonable efforts to cause the Collateral Manager and such other Person to perform in all material respects, all of their obligations and agreements contained in the Collateral Management Agreement, this Agreement or any such other agreement. The Borrower hereby acknowledges that the Facility Agent is an express third party beneficiary of the Collateral Management Agreement and the Borrower shall not pledge, transfer or otherwise assign the Collateral Management Agreement to any other party without the written consent of the Facility Agent.

(c) Further Assurances. It shall promptly upon the reasonable request of either Agent, at the Borrower’s expense, execute and deliver such further instruments and take such further action in order to maintain and protect the Collateral Agent’s first-priority perfected security interest in the Collateral pledged by the Borrower for the benefit of the Secured Parties free and clear of any Liens (other than Permitted Liens). At the reasonable request of either Agent, the Borrower shall promptly take, at the Borrower’s expense, such further action in order to establish and protect the rights, interests and remedies created or intended to be created under this Agreement in favor of the Secured Parties in the Collateral, including all actions which are necessary to (x) enable the Secured Parties to enforce their rights and remedies under this Agreement and the other Facility Documents, and (y) effectuate the intent and purpose of, and to carry out the terms of, the Facility Documents. The Borrower authorizes the Collateral Agent and the Facility Agent to file UCC-1 financing statements (including financing statements describing the Collateral as “all assets” or the equivalent) that name the Borrower as debtor and the Collateral Agent as secured party, and other filing or recording documents or instruments with respect to the Collateral in such form and in such offices as such Agent determines appropriate to perfect the security interests of the Collateral Agent under this Agreement.

In addition, the Borrower will take such reasonable action from time to time as shall be necessary to ensure that all assets (including all Covered Accounts) of the Borrower constitute “Collateral” hereunder. Subject to the foregoing, the Borrower will upon the reasonable request of either Agent, at the Borrower’s expense, take such other action (including delivering or authorizing for filing any required UCC financing statements) as shall be necessary to create and perfect a valid and enforceable first-priority security interest on all Collateral acquired by the Borrower as security for the Obligations and will in connection therewith deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 3.01 on the Closing Date or as either Agent shall have reasonably requested.

(d) Financial Statements; Other Information. It shall provide to the Facility Agent or cause to be provided to the Facility Agent:

(i) On or before December 31 in each calendar year, commencing in 2019, a certificate of the Borrower certifying that no Default or Event of Default occurred during such calendar year or if any Default or Event of Default occurred during such calendar year, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(ii) as soon as possible, and in any event within five Business Days after a Responsible Officer of the Collateral Manager, the Fund or the Borrower obtains actual knowledge of the occurrence and continuance of any (A) Default or Event of Default, (B) Early Amortization Event or Low Diversity Event, (C) litigation or governmental proceeding pending or actions threatened against the Borrower’s rights in the Collateral Obligations; or (D) failure of the Interest Coverage Test, a certificate of a Responsible Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take, if any, with respect thereto;

(iii) from time to time such additional information regarding the Borrower’s financial position or business and the Collateral (including reasonably detailed calculations of the Interest Coverage Test) as the Facility Agent or the Controlling Lenders (through the Facility Agent) may request, or as the Lenders may require in order to comply with the FAS 166/167 Regulatory Capital Rules or Basel III, in each such case if reasonably available to the Borrower;

(iv) promptly after the occurrence of any ERISA Event, notice of such ERISA Event and copies of any communications with all Authorities or any Borrower Multiemployer Plan received by the Borrower or any member of its ERISA Group with respect to such ERISA Event;

(v) within 120 days after the close of each fiscal year of the Fund, the audited financial statements of the Fund for such fiscal year, which audited financial statements shall be prepared in accordance with generally accepted accounting principles;

(vi) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Fund, unaudited financial statements of the Fund for the quarter that ended, which unaudited financial statements shall be prepared in accordance with generally accepted accounting principles; and

(vii) promptly after receipt thereof, all reports, certificates, documents and other deliverables in accordance with Section 5.01(e) of the Sale and Contribution Agreement.

(e) Access to Records and Documents. It shall cause the Collateral Manager and the Fund to permit (at the Borrower’s expense) the Facility Agent, or its designees, to, upon reasonable advance notice and during normal business hours, visit and inspect and make copies of (i) the Collateral Manager’s books, records and accounts relating to (A) the Borrower’s business, financial condition, operations and assets and (B) the Collateral Manager’s and the Borrower’s performance under the Facility Documents and the Related Documents and to discuss the foregoing with the Collateral Manager’s officers, partners, employees and accountants, (ii) the Fund’s books, records and accounts relating to the Borrower’s business, financial condition, operations, assets and (B) the Fund’s and the Borrower’s performance under the Facility Documents and the Related Documents and to discuss the foregoing with the Fund’s officers, partners, employees and accountants and (iii) all of the Related Documents available to the Collateral Manager and the Fund; provided that, so long as no Event of Default or Early Amortization Event has occurred and is continuing, the Facility Agent and any designee thereof, in the aggregate, entitled to so visit and inspect the Collateral Manager’s and the Fund’s records under this clause (e) may only exercise its rights under this clause (e) once during any fiscal year of the Collateral Manager and the Fund and only one such annual visit per annum shall be at the Borrower’s expense;

(f) Use of Proceeds. It shall use the proceeds of each Advance made hereunder solely (as determined by the Borrower or the Collateral Manager):

(i) to fund or pay the purchase price of Collateral Obligations or Eligible Investments acquired or originated by the Borrower in accordance with the terms and conditions and subject to the limitations set forth herein;

(ii) to fund additional extensions of credit under Revolving Collateral Loans and Delayed Drawdown Collateral Loans purchased in accordance with the terms and conditions and subject to the limitations of this Agreement;

(iii) to fund the Revolving Reserve Account on or prior to the end of the Revolving Period to the extent the Revolving Reserve Account is required to be funded pursuant to Section 8.04 (and the Borrower shall submit a Notice of Borrowing requesting a Borrowing for a Borrowing Date falling no more than five Business Days and no less than one Business Day prior to the end of the Revolving Period with a Requested Amount sufficient to fully fund the Revolving Reserve Account under Section 8.04);

(iv) to distribute such proceeds to the Fund in accordance with the provisions hereof;

(v) to deposit such proceeds to the Principal Collection Account; and

(vi) to fund the Closing Expense Account in an amount sufficient to pay all Closing Date Expenses on any Business Day from the Closing Date to and including the Determination Date relating to the initial Payment Date following the Closing Date.

Without limiting the foregoing, the Borrower shall use the proceeds of each Advance in a manner that does not, directly or indirectly, violate any provision of its Constituent Documents or any Applicable Law, including Regulation T, Regulation U and Regulation X.

(g) [Reserved].

(h) No Other Business. From and after the Closing Date, the Borrower shall not engage in any business or activity other than borrowing Advances pursuant to this Agreement, funding, acquiring, owning, holding, administering, selling, enforcing, lending, exchanging, redeeming, pledging, contracting for the management of and otherwise dealing with Collateral Obligations, Eligible Investments and the other Collateral in connection therewith and entering into the Facility Documents, any applicable Related Documents and any other agreements contemplated by this Agreement and any business ancillary thereto.

(i) Tax Matters.

(i) The Borrower shall (and each Lender hereby agrees to) treat the Facility and the Notes as debt for U.S. federal income tax purposes and will take no contrary position unless otherwise required (i) due to a change of law occurring after the Closing Date, (ii) pursuant to a closing agreement with the U.S. Internal Revenue Service or (iii) pursuant to a non-appealable judgment of a court of competent jurisdiction.

(ii) The Borrower shall not (i) elect to be treated as an association taxable as a corporation for U.S. federal income tax purposes or (ii) take any action that could cause it to be treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes.

(j) Provision of Information. With respect to each Collateral Obligation, the Borrower will provide to each Agent all information reasonably requested by such Agent that is in its possession or can be obtained by it without unreasonable expense. The Borrower will provide the Facility Agent with investment committee memorandum for each Collateral Obligation. Additionally, the Borrower will provide the Facility Agent with all Obligor financials and the Related Documents and any subsequent amendments thereto at the end of each calendar quarter.

(k) Credit Estimate. With respect to any Collateral Obligation with a Credit Estimate, such Credit Estimate has been assigned by Moody’s, S&P, DBRS or Fitch within six months of the Borrowing Date. Thereafter, the Borrower (or the Collateral Manager on the Borrower’s behalf) shall provide updated information available to it relating to such Collateral Obligation as may reasonably be requested by Moody’s, S&P, DBRS Fitch, as applicable, and apply to Moody’s, S&P, DBRS or Fitch, as applicable, for an updated Credit Estimate such that an updated Credit Estimate is assigned not less than every six months after the original assignment. Promptly upon the Borrower’s, the Fund’s or the Collateral Manager’s receipt of any such updated Credit Estimate from Moody’s, S&P, DBRS or Fitch, as applicable, the Borrower (or the Collateral Manager or the Fund on the Borrower’s behalf) shall deliver such updated Credit Estimate to the Collateral Agent.

(l) Moody’s RiskCalc. With respect to each Collateral Obligation the Loan Rating of which is derived from Moody’s RiskCalc, shall deliver to the Facility Agent and the Collateral Agent at least five Business Days prior to the date of any purchase of a Collateral Obligation to the extent available, and otherwise as soon as reasonably practicable thereafter, all information necessary to calculate Moody’s RiskCalc with respect to such Collateral Obligation and periodically thereafter as is required to timely make any calculations and prepare any reports related to Loan Ratings derived from Moody’s RiskCalc under this Agreement; provided that, if the Loan Rating is derived from Moody’s RiskCalc, no Advance shall be made in connection with such purchase until all such information is received and Moody’s RiskCalc is calculated unless (i) the Collateral Manager believes that no Borrowing Base Deficiency would reasonably be expected to result from the Advance upon the calculation of Moody’s RiskCalc with respect to the purchased Collateral Obligation and (ii) the Collateral Manager reasonably believes after application of its underwriting standards that the rating of any such Collateral Obligation is at least “Caa1” (any Collateral Obligation subject to such exception, a “Loan Rating Exception Obligation”). Only one Loan Rating Exception Obligation shall be permitted at any time and all information necessary to calculate Moody’s RiskCalc with respect to any Loan Rating Exception Obligation shall be delivered to the Facility Agent and the Collateral Agent no later than 30 days after the purchase of such Collateral Obligation. After the second occurrence of any Loan Rating Exception Obligation being determined to have a Loan Rating less than “Caa1” once all information has been provided to the Facility Agent and the Collateral Agent, no further Loan Rating Exception Obligations shall be permitted and the information necessary to calculate Moody’s RiskCalc with respect to any Collateral Obligation proposed for purchase by the Borrower shall thereafter be provided at least five Business Days prior to the date of any purchase of a Collateral Obligation. After the initial determination of the Loan Rating of any Collateral Obligation using Moody’s RiskCalc, the Borrower shall thereafter provide the Facility Agent and the Collateral Agent all information necessary to update Moody’s RiskCalc with respect to such Collateral Obligation on a quarterly basis.

(m) Ordinary Course of Business. Each repayment of principal or interest under this Agreement shall be (x) in payment of a debt incurred by the Borrower in the ordinary course of business or financial affairs of the Borrower and (y) made in the ordinary course of business or financial affairs of the Borrower.

(n) Notice of Defaulted Obligation. The Borrower or the Collateral Manager shall give the Facility Agent and the Collateral Agent written notice within five Business Days after it becomes aware that any Collateral Obligation has become a Defaulted Obligation (other than pursuant to clause (i) above). Until so notified, the Facility Agent and the Collateral Agent shall not be deemed to have notice or knowledge to the contrary.

(o) Consents under Related Documents. The Borrower or the Collateral Manager shall (i) obtain any and all consents required by the Related Documents relating to any Instruments, Accounts or General Intangibles for the pledge hereunder (except for any customary procedural requirements and agents’ consents expected to be obtained in due course in connection with the transfer of the Collateral Obligations to the Borrower (except for any such agents’ consents where the Collateral Manager or any of its Affiliates is the agent)) and (ii) with respect to each Collateral Obligation the Obligor of which is an Eligible Foreign Obligor, provide written notice to such Eligible Foreign Obligor of the pledge of such Collateral Obligation to the Collateral Agent hereunder and take such other actions and execute such other documents and instruments (including pledges or charges under the law of such Eligible Foreign Obligor’s jurisdiction of organization) as the Facility Agent may reasonably request.

(p) Fair Market Value Reports. The Borrower or the Collateral Manager shall provide to the Facility Agent the fair market value reports from the Fund’s Independent Valuation Firm relating to the Collateral Obligations no later than five Business Days after receipt, and in any event, within 60 days after the end of each fiscal quarter of the Fund, which report the Facility Agent shall provide any Lender promptly upon request, subject to such Lender’s execution of a release letter for such Independent Valuation Firm, if required, with respect to such Lender’s receipt of such valuation report.

Section 5.02 Negative Covenants of the Borrower.

The Borrower covenants and agrees that, until the Final Maturity Date (and thereafter until the date that all Obligations have been paid in full):

(a) Restrictive Agreements. It shall not enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b) Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger or consolidation (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents.

(c) Amendments to Constituent Documents and Facility Documents. Except as otherwise provided in this Agreement, it shall not amend, change, waive or otherwise modify, or take any action inconsistent with, any of its Constituent Documents or any Facility Document without the consent of the Facility Agent.

(d) Liens. It shall not create, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired, except for Permitted Liens and as otherwise expressly permitted by this Agreement and the other Facility Documents.

(e) Margin Requirements. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates any provision of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X, or for any purpose that would cause any of the Lenders to be in violation of Regulation T or Regulation U.

(f) Changes to Filing Information. It shall not change its name, its address, its type of organization, its organizational identification number, or its jurisdiction of organization from that referred to in Section 4.01(a), unless it gives thirty days’ prior written notice to the Agents and takes all actions that either Agent reasonably determines to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral of the Borrower contemplated by this Agreement.

(g) Transactions with Affiliates. Except as permitted in this Agreement (including Articles IX and X hereof) and the other Facility Documents, it shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (including, without limitation, sales of Collateral Obligations), unless such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(h) Investment Company Restriction; Covered Fund. It shall not and it shall not permit the pool of Collateral to become required to register as an “investment company” under the Investment Company Act. It shall take no action which would cause it to become a “covered fund” under the Volcker Rule or would cause the Borrower to be unable to comply with the loan securitization exclusion under the Volcker Rule.

(i) Sanctions. It shall not utilize, directly or indirectly, the proceeds of any Advance for the benefit of any Person controlling, controlled by, or under common control with any Sanctioned Person or otherwise in violation of any Sanctions. No part of the proceeds of any Advance will be used, directly or indirectly, for any payments that could constitute a violation of any applicable anti-bribery law.

(j) No Claims Against Advances. Subject to Applicable Law, it shall not claim any credit on, make any deduction from, or dispute the enforceability of payment of the principal or interest payable (or any other amount) in respect of the Facility or assert any claim against any present or future Lender, by reason of the payment of any taxes levied or assessed upon any part of the Collateral.

(k) Indebtedness; Guarantees; Securities; Other Assets. It shall not incur, assume, suffer to exist or guarantee any indebtedness or other liabilities, or issue any securities, whether debt or equity, in each case other than (i) as expressly permitted by this Agreement and the other Facility Documents (ii) obligations under its Constituent Documents or (iii) pursuant to indemnification, expense reimbursement and similar provisions under the Related Documents or in connection with the purchase and sale of the Collateral Obligations (to the extent permitted by this Agreement and the other Facility Documents). The Borrower shall not acquire any Collateral Obligations or other property other than as expressly permitted under the Facility Documents.

(l) Validity of this Agreement. It shall not (i) permit the validity or effectiveness of this Agreement or any grant of Collateral hereunder to be impaired, or permit the lien of this Agreement to be amended, hypothecated, subordinated, terminated or discharged, or permit any Person to be released from any covenants or obligations with respect to this Agreement, except as may be permitted hereby or by the Collateral Management Agreement and (ii) except for Permitted Liens and as otherwise permitted by this Agreement, take any action that would result in the lien of this Agreement to no longer constitute a valid first priority security interest in the Collateral.

(m) Priority of Payments. Except for the payment of Closing Date Expenses payable in connection with the Closing Date as contemplated in Section 3.01(l), it (or the Collateral Agent on its behalf) shall not disburse any amounts from the Interest Collection Account, Principal Collection Account or Payment Account other than in accordance with the Priority of Payments.

(n) Subsidiaries. It shall not have or permit the formation of subsidiaries.

(o) Name. It shall not conduct business under any name other than its own.

(p) Employees. It shall not have any employees (other than officers and directors to the extent they are employees).

(q) Non-Petition. The Borrower shall not be party to any agreement without including customary “non-petition” and “limited recourse” provisions therein (and shall not amend or eliminate such provisions in any agreement to which it is party), except for (i) any Related Document or any other agreement related to the purchase and sale of any Collateral Obligations which contains customary purchase or sale terms or which is documented using customary loan trading documentation, in each case, if such Related Document or agreement does not contain any provision providing for recourse to the Borrower, including, without limitation, any indemnification obligation, or (ii) any agreement that is of a type that customarily does not include “non-petition” or “limited recourse” provisions.

(r) Changes to Related Documents. Notwithstanding anything to the contrary herein, in the performance of its obligations hereunder, the Borrower may enter into any amendment or waiver of or supplement to any Collateral Obligation; provided that the prior written consent of the Controlling Lenders to any such amendment, waiver or supplement shall be required if an Event of Default has occurred and is continuing or would result from such amendment, waiver or supplement.

(s) Investments; Retention of Funds.

(i) The Borrower shall not make any investment or acquire any property other than in (A) Collateral Obligations, (B) Eligible Investments, and (C) any stock or other equity interests in one or more corporations or other Persons or other assets received in a workout or restructuring of a Defaulted Obligation or otherwise acquired in connection with a workout or restructuring of a Collateral Obligation.

(ii) All Interest Proceeds and Principal Proceeds shall be applied by the Borrower (or the Collateral Agent on its behalf) only as provided in Sections 2.05, 9.01 and 10.02 and Article VIII.

(t) Hedge Agreements. The Borrower shall not enter into any hedge agreement that is not an Eligible Hedge Agreement.

(u) Membership Interests. The Borrower shall not, so long as any Obligations are outstanding under the Facility Documents, permit its limited liability company membership interests to be held by any Person other than the Fund nor permit or suffer the Fund to pledge, assign or encumber its limited liability company membership interests.

Section 5.03 Certain Undertakings Relating to Separateness.

(a) Without limiting any, and subject to all, other covenants of the Borrower contained in this Agreement, the Borrower shall conduct its business and operations separate and apart from that of any other Person (including the Collateral Manager, the Fund and any of their Affiliates) and in furtherance of the foregoing:

(1) The Borrower shall maintain its bank accounts, books, accounting and other records, and other Borrower documents separate from those of any other Person.

(2) The Borrower shall not commingle or pool any of its funds or assets with those of any Affiliate or any other Person, and it shall hold all of its assets in its own name, except as otherwise permitted or required under the Facility Documents.

(3) The Borrower shall have at least one Independent director. The Borrower shall not take any action that would result in an Insolvency Event with respect to the Borrower unless all of the members of the Borrower shall have consented in writing to such action.

(4) The Borrower shall conduct its own business in its own name and, for all purposes, shall not operate, or purport to operate, collectively as a single or consolidated business entity with respect to any Person (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a subsidiary of the Fund).

(5) The Borrower shall pay its own debts, liabilities and expenses (including overhead expenses, if any) only out of its own assets as the same shall become due.

(6) The Borrower shall maintain or procure the maintenance of separate financial statements (if any), including such monthly and quarterly reports as are required by the Facility Documents except to the extent that the financial statements of the Borrower may be consolidated with those of the Fund, provided that appropriate notations shall be made on such financial statements to indicate the separateness of the Borrower from the Fund and to indicate that the Borrower’s assets and credit are not available to satisfy the debts and other obligations of such other Person.

(7) The Borrower has observed, and shall observe all applicable Delaware corporate formalities, shall comply with its Constituent Documents, and shall preserve its existence.

(8) The Borrower does not, and shall not, so long as any Obligation is outstanding under the Facility Documents (A) guarantee, become obligated for, or hold itself or its credit out to be responsible for or available to satisfy, the debts or obligations of any other Person or (B) control the decisions or actions respecting the daily business or affairs of any other Person, in each case, except as permitted by or pursuant to the Facility Documents.

(9) The Borrower shall, at all times, pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations.

(10) The Borrower shall allocate fairly and reasonably any overhead for shared office space.

(11) The Borrower shall, at all times, hold itself out to the public as a legal entity separate and distinct from any other Person.

(12) The Borrower shall not identify itself as a division of any other Person (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a subsidiary of the Fund).

(13) The Borrower shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or any other Person.

(14) Except as permitted by this Agreement and the other Facility Documents, the Borrower shall maintain an arm’s length relationship with its Affiliates and the Collateral Manager and the Fund.

(15) Except as permitted by or pursuant to the Facility Documents, the Borrower shall not grant a security interest or otherwise pledge its assets for the benefit of any other Person.

(16) So long as any obligations of the Borrower are outstanding under the Facility Documents, except as provided in the Facility Documents, the Borrower shall not acquire any stock, securities or debt instruments of the Collateral Manager, its Affiliates or any other Person, except that the Borrower may invest in those investments (and purchase assets from, and sell assets to, its Affiliates as) permitted under the Facility Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Facility Documents and permit the same to remain outstanding in accordance with such provisions.

(17) The Borrower shall not make loans or advances to any Person, except for the Collateral Obligations or as permitted by or pursuant to the Facility Documents.

(18) So long as any Obligations are outstanding under the Facility Documents, to the fullest extent permitted by law, the Borrower shall not (i) engage in any dissolution, liquidation, or winding-up, in whole or in part, or consolidation or merger with or into any other business entity, (ii) acquire by purchase or otherwise all or substantially all of the business or assets of or beneficial interest in any other entity, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of its properties or assets, or (iv) terminate its organizational documents or its qualifications and good standing in any jurisdiction, in each case except as expressly permitted by the Facility Documents.

(19) The Borrower shall file its own tax returns separate from those of any other Person, except to the extent that the Borrower is not required to file tax returns under applicable law or is not permitted to file its own tax returns separate from those of any other Person.

(20) The Borrower shall not acquire obligations or securities of its equity holders.

(21) The Borrower shall use separate stationary, invoices and checks (although, in connection with certain advertising, filings and marketing, the Borrower may be identified as a subsidiary of the Fund).

(22) The Borrower shall correct any known misunderstanding regarding its separate identity.

(23) The Borrower shall intend to maintain adequate capital in light of its contemplated business operations.

(24) The Borrower shall not, so long as any obligations are outstanding under the Facility Documents, engage, directly or indirectly, in any business other than the actions required or permitted under this Agreement or the other Facility Documents or ancillary thereto.

(25) The Borrower shall not, so long as any obligations are outstanding under the Facility Documents, incur, create or assume any indebtedness other than as expressly permitted under the Facility Documents.

(26) The Borrower shall not, so long as any obligations are outstanding under the Facility Documents, except as contemplated by the Facility Documents, form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

(27) The Borrower shall not, so long as any obligations are outstanding under the Facility Documents, fail to preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation.

(28) The Borrower shall not, so long as any obligations are outstanding under the Facility Documents, except as contemplated by the Facility Documents, enter into any contract or agreement with any Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with third parties other than such Person.

(29) The Borrower shall at all times be organized as a special-purpose limited liability company with organizational documents substantially similar to those in effect on the Closing Date.

(30) The Borrower shall at all times conduct its business so that any assumptions made with respect to the Borrower in any “substantive non-consolidation” opinion letter delivered in connection with the Facility Documents will continue to be true and correct in all respects.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default.

“Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) a default in the payment, when due and payable, of (i) any interest on the Advances, Commitment Fee or Facility Agent Fee and such default continues for three Business Days or (ii) any principal of any Advance and such default continues for three Business Days; or

(b) (i) the failure on any Payment Date to disburse amounts available in the Payment Account in accordance with the Priority of Payments, and such default continues for three Business Days; or (ii) a default in the payment of any amounts due and owing on any Payment Date in respect of the Facility, other than any amounts described under clauses (a) and (b)(i) of this Section 6.01, and such default continues for three Business Days; or

(c) a default in the payment, on the Final Maturity Date, of (i) any interest on the Advances or Commitment Fee or (ii) any principal of any Advance; or

(d) except as otherwise provided in this Section 6.01, a default in a material respect in the performance, or breach in a material respect, of any other covenant or other agreement of the Borrower or the Collateral Manager under any Facility Document to which it is party, or the failure of any representation or warranty of the Borrower or the Collateral Manager made in any Facility Document or in any certificate or other writing delivered pursuant thereto or in connection therewith to be correct in each case in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty days after the earlier of (x) written notice to the Borrower, the Fund or the Collateral Manager, as applicable (which may be by e-mail) by either Agent, the Controlling Lender or the Collateral Manager, in each case specifying such default, breach or failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder and (y) actual knowledge of the Borrower, the Fund or the Collateral Manager, as applicable; or

(e) the entry of a decree or order by a court having competent jurisdiction adjudging the Borrower as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Borrower under the Bankruptcy Code or any other similar applicable law, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or ordering the winding up or liquidation of its affairs, respectively, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(f) the institution by the Borrower of proceedings to be adjudicated as bankrupt or insolvent, or the consent of the Borrower to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar applicable law, or the consent by the Borrower to the filing of any such petition or to the appointment in a proceeding of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Borrower or of any substantial part of its property, respectively, or the making by the Borrower of an assignment for the benefit of creditors, or the admission by the Borrower in writing of its inability to pay its debts generally as they become due, or the taking of any action by the Borrower in furtherance of any such action; or

(g) an Insolvency Event relating to the Borrower, the Fund or the Collateral Manager occurs; or

(h) either of the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act; or

(i) any Facility Document, or any material provision thereof, shall not be legal, valid, in full force and effect and enforceable in accordance with its terms, or the Borrower, the Fund, the Collateral Manager or any Affiliate of the Borrower, the Fund or the Collateral Manager shall so assert in writing; or

(j) the Collateral Manager gives notice of resignation or has been directed to be removed as Collateral Manager or shall for any reason cease serving as Collateral Manager to the Fund or the Borrower and, in the case of the Borrower, a successor Collateral Manager approved in accordance with the Collateral Management Agreement has not been appointed within thirty days thereof; or

(k) the Collateral Agent shall at any time fail to have a valid, perfected, first priority security interest in any of the Collateral Obligations, together with the other Collateral and the proceeds of any of the foregoing; or

(l) the Fund is no longer qualified or eligible to be treated as a BDC; provided however that the failure of the Fund to be so qualified or eligible shall not constitute an Event of Default hereunder if such failure is solely as a result of the inability of the Fund to satisfy the diversification or similar criteria at a time when it is winding down and no longer investing or reinvesting in Collateral Obligations; or

(m) the aggregate outstanding principal balance of all Advances exceed 75% of the Adjusted Principal Amount of all Collateral Obligations.

Upon a Responsible Officer obtaining knowledge of the occurrence of an Event of Default, each of (i) the Borrower, (ii) the Collateral Agent and (iii) the Collateral Manager shall notify each other, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing. Upon the occurrence of an Event of Default known to the Collateral Agent, the Collateral Agent shall promptly notify the Facility Agent (which shall notify the Lenders promptly) of such Event of Default in writing, specifying the specific Event of Default(s) that occurred as well as all other Events of Default that are then known to be continuing; provided that, the Collateral Agent shall have no responsibility to monitor or take note of any of the aforesaid matters that might constitute an Event of Default other than a payment default, despite its obligation to provide notice thereof upon knowledge of any of the aforesaid matters in accordance with the foregoing.

Upon the occurrence and during the continuance of any Event of Default, in addition to all rights and remedies specified in this Agreement and the other Facility Documents, including Article VII, and the rights and remedies of a secured party under Applicable Law, including the UCC, the Facility Agent (at the direction of the Controlling Lenders), by notice to the Borrower, may do any one or more of the following: (1) declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and (2) declare the principal of and the accrued interest on the Advances and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 2.10) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby waived by the Borrower; provided that, upon the occurrence of any Event of Default described in clause (f) of this Section 6.01, the Commitments shall automatically terminate and the Advances and all such other amounts shall automatically become due and payable, without any further action by any party.

ARTICLE VII

PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

Section 7.01 Grant of Security.

The Borrower hereby grants, pledges, transfers and assigns to the Collateral Agent, for the benefit of the Secured Parties, as security for all Obligations, a continuing security interest in, and a Lien upon, all of the Borrower’s right, title and interest in, to and under the following property, in each case whether tangible or intangible, wheresoever located, and whether now owned by the Borrower or hereafter acquired and whether now existing or hereafter coming into existence (all of the property described in this Section 7.01 being collectively referred to herein as the “Collateral”):

(a) all Collateral Obligations, both now and hereafter owned, including all collections and other proceeds thereon or with respect thereto;

(b) each Covered Account and all money, all instruments, all investment property (including all securities, all security entitlements with respect to such Covered Account and all financial assets carried in such Covered Account), and all other property from time to time on deposit in or credited to each Covered Account;

(c) all interest, dividends, stock dividends, stock splits, distributions and other money or property of any kind distributed in respect of the Collateral Obligations which the Borrower is entitled to receive, including all Collections;

(d) each Facility Document (other than the Collateral Management Agreement) and all rights, remedies, powers, privileges and claims under or in respect thereto (whether arising pursuant to the terms thereof or otherwise available to the Borrower at law or equity), including the right to enforce each such Facility Document (other than the Collateral Management Agreement) and to give or withhold any and all consents, requests, notices, directions, approvals, extensions or waivers under or with respect thereto, to the same extent as the Borrower could but for the assignment and security interest granted to the Collateral Agent under this Agreement;

(e) all Cash or Money in possession of the Borrower or delivered to the Collateral Agent (or its bailee);

(f) all accounts, chattel paper, deposit accounts, financial assets, general intangibles, instruments, investment property, letter-of-credit rights and other supporting obligations of the Borrower, including any of the same relating to the assets and property described in the foregoing clauses (a) through (e) (in each case as defined in the UCC);

(g) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letter-of-credit rights, letters of credit, money; and all other property of the Borrower, including any such other property otherwise delivered to the Collateral Agent by or on behalf of the Borrower (whether or not constituting Collateral Obligations or Eligible Investments), including equity or equity-like investments (including, without limitation, any warrant that is received in connection with a Collateral Obligation) in Obligors and their Affiliates where the Borrower owns a debt obligation;

(h) all security interests, liens, collateral, property, guaranties, supporting obligations, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of the assets, investments and properties described above; and

(i) all Proceeds of any and all of the foregoing.

Section 7.02 Release of Security Interest.

If and only if all Obligations under the Facility (other than unasserted contingent obligations) have been paid in full and all Commitments have been terminated, the security interest of the Secured Parties in the Collateral shall immediately terminate and the Secured Parties shall, at the expense of the Borrower, promptly execute, deliver and file or authorize for filing such instruments as the Borrower shall reasonably request in order to reassign, release or terminate the Secured Parties’ security interest in the Collateral. The Secured Parties acknowledge and agree that upon the sale or disposition of any Collateral by the Borrower in compliance with the terms and conditions of this Agreement, the security interest of the Secured Parties in such Collateral shall immediately terminate and the Secured Parties shall, at the expense of the Borrower, execute, deliver and file or authorize for filing such instrument as the Borrower shall reasonably request to reflect or evidence such termination. Any and all actions under this Article VII in respect of the Collateral shall be without any recourse to, or representation or warranty by, any Secured Party and shall be at the sole cost and expense of the Borrower.

Section 7.03 Rights and Remedies.

The Collateral Agent (for itself and on behalf of the other Secured Parties) shall have all of the rights and remedies of a secured party under the UCC and other Applicable Law. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent or its designees may, and shall at the direction of the Facility Agent (at the direction of the Controlling Lenders), and in each case, where applicable subject to the terms of the Related Documents (i) instruct the Borrower to deliver any or all of the Collateral, the Related Documents and any other documents relating to the Collateral to the Collateral Agent or its designees and otherwise give all instructions for the Borrower regarding the Collateral; (ii) sell or otherwise dispose of the Collateral, all without judicial process or proceedings; (iii) take control of the Proceeds of any such Collateral; (iv) subject to the provisions of the applicable Related Documents, exercise any consensual or voting rights in respect of the Collateral; (v) release, make extensions, discharges, exchanges or substitutions for, or surrender, all or any part of the Collateral; (vi) enforce the Borrower’s rights and remedies with respect to the Collateral; (vii) institute and prosecute legal and equitable proceedings to enforce collection of, or realize upon, any of the Collateral; (viii) require that the Borrower immediately take all actions necessary to cause the liquidation of the Collateral in order to pay all amounts due and payable in respect of the Obligations, in accordance with the terms of the Related Documents; (ix) redeem or withdraw or cause the Borrower to redeem or withdraw any asset of the Borrower to pay amounts due and payable in respect of the Obligations; (x) make copies of or, if necessary, remove from the Borrower’s and its agents’ respective places of business all books, records and documents relating to the Collateral; and (xi) endorse the name of the Borrower upon any items of payment relating to the Collateral or upon any proof of claim in bankruptcy against an account debtor.

The Borrower hereby agrees that, upon the occurrence and during the continuance of an Event of Default, at the request of the Collateral Agent or the Facility Agent but subject to the requirements of the Related Documents, it shall execute all documents and agreements which are necessary or appropriate to have the Collateral be assigned to the Collateral Agent or its designee. For purposes of taking the actions described in clauses (i) through (xi) of the first paragraph of this Section 7.03, the Borrower hereby irrevocably appoints the Collateral Agent as its attorney-in-fact (which appointment being coupled with an interest and is irrevocable while any of the Obligations remain unpaid and which can be exercised only if such Event of Default is continuing), with power of substitution, in the name of the Collateral Agent or in the name of the Borrower or otherwise, for the use and benefit of the Collateral Agent, but at the cost and expense of the Borrower and, except as permitted by Applicable Law, without notice to the Borrower.

All sums paid or advanced by the Collateral Agent in connection with the foregoing and all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) incurred in connection therewith, together with interest thereon at the Post-Default Rate from the date of payment until repaid in full, shall be paid by the Borrower to the Collateral Agent from time to time on demand in accordance with the Priority of Payments and shall constitute and become a part of the Obligations secured hereby.

To the extent permitted by law, without the prior written consent of all of the Lenders, credit bidding by any Lender (or any other Person) in connection with any foreclosure sale hereunder shall not be permitted.

Section 7.04 Remedies Cumulative.

Each right, power, and remedy of the Agents and the other Secured Parties, or any of them, as provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Facility Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by either of the Agents or any other Secured Party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such Persons of any or all such other rights, powers, or remedies.

Section 7.05 Related Documents.

(a) The Borrower hereby agrees that after the occurrence and during the continuance of an Event of Default, it shall (i) upon the written request of either Agent promptly forward to such Agent all information and notices which it receives under or in connection with the Related Documents relating to the Collateral and (ii) upon the written request of either Agent, act and refrain from acting in respect of any request, act, decision or vote under or in connection with the Related Documents relating to the Collateral only in accordance with the direction of such Agent.

(b) The Borrower agrees that, to the extent the same shall be in the Borrower’s possession, it will hold all Related Documents in trust for the Collateral Agent on behalf of the Secured Parties, and upon request of either Agent following the occurrence and during the continuance of an Event of Default or as otherwise provided herein, promptly deliver the same to the Collateral Agent or its designee.

Section 7.06 Borrower Remains Liable.

(a) Except as may be necessary in connection with any assignment of the Collateral to the Collateral Agent or its designee pursuant to the first sentence of the second paragraph of Section 7.03, (i) the Borrower shall remain liable under the agreements included in and relating to the Collateral (including the Related Documents) to the extent set forth therein, and shall perform all of its duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed, and (ii) the exercise by any Secured Party of any of its rights hereunder shall not release the Borrower from any of its duties or obligations under any such contracts or agreements included in the Collateral.

(b) No obligation or liability of the Borrower is intended to be assumed by either Agent or any other Secured Party under or as a result of this Agreement or the other Facility Documents, and the transactions contemplated hereby and thereby, including under any Related Document or any other agreement or document that relates to Collateral and, to the maximum extent permitted under provisions of law, the Agents and the other Secured Parties expressly disclaim any such assumption. The Borrower agrees to indemnify, defend and hold harmless the Agents and the other Secured Parties from any loss, liability or expense incurred as a result of any claim that any such obligation or liability has been so assumed.

(c) No delegation by the Borrower of any obligations to the Collateral Manager under this Agreement or the Collateral Management Agreement, nor any ability hereunder or under the Collateral Management Agreement for any obligation to be performed by the Collateral Manager on behalf of the Borrower, shall relieve the Borrower of its obligations hereunder.

Section 7.07 Assignment of Sale and Contribution Agreement and any Eligible Hedge Agreement.

(a) The Borrower hereby acknowledges that its grant contained in Section 7.01 includes all of the Borrower’s estate, right, title and interest in, to and under the Sale and Contribution Agreement and any Eligible Hedge Agreement, including (i) the right to give all notices, consents and releases thereunder, (ii) the right to give all notices of termination and to take any legal action upon the breach of an obligation of the other party thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, (iii) the right to receive all notices, accountings, consents, releases and statements thereunder and (iv) the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder; provided that notwithstanding anything herein to the contrary, the Agents shall not have the authority to exercise any of the rights set forth in (i) through (iv) above or that may otherwise arise as a result of the grant until the occurrence and during the continuance of an Event of Default hereunder, and such authority shall terminate at such time, if any, as such Event of Default is cured or waived.

(b) The assignment made pursuant to Section 7.01 is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower under the provisions of the Sale and Contribution Agreement or the other documents referred to in paragraph (a) above, nor shall any of the obligations contained in the Sale and Contribution Agreement or such other documents be imposed on the Agents.

(c) Upon the occurrence of the Final Maturity Date (or, if earlier, the payment in full of all of the Obligations (other than unasserted contingent obligations) and the termination of all of the Commitments), the payment of all Obligations (other than unasserted contingent obligations) and the release of the Collateral from the lien of this Agreement, this assignment and all rights herein assigned to the Collateral Agent for the benefit of the Lenders shall cease and terminate and all the estate, right, title and interest of the Collateral Agent in, to and under the Sale and Contribution Agreement and the other documents referred to in this Section 7.07 shall revert to the Borrower, and no further instrument or act shall be necessary to evidence such termination and reversion.

(d) The Borrower represents that the Borrower has not executed any other assignment of the Sale and Contribution Agreement or any Eligible Hedge Agreement.

(e) The Borrower agrees that this assignment is irrevocable until the Obligations (other than unasserted contingent obligations) have been repaid in full and all Commitments have terminated, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as the Facility Agent may reasonably request and as may be reasonably necessary to continue and maintain the effectiveness of such assignment.

Section 7.08 Protection of Collateral.

The Borrower shall from time to time execute and deliver all such supplements and amendments hereto and file or authorize the filing of all such financing statements, continuation statements, instruments of further assurance and other instruments, and shall take such other action as may be necessary or advisable to secure the rights and remedies of the Secured Parties hereunder and to:

(i) grant security more effectively on all or any portion of the Collateral;

(ii) maintain, preserve and perfect any grant of security made or to be made by this Agreement including, without limitation, the first priority nature of the lien (subject to clause (ii) of the definition of Permitted Liens) or carry out more effectively the purposes hereof;

(iii) perfect, publish notice of or protect the validity of any grant made or to be made by this Agreement (including, without limitation, any and all actions necessary or desirable as a result of changes in law or regulations)

(iv) enforce any of the Collateral or other instruments or property included in the Collateral;

(v) preserve and defend title to the Collateral and the rights therein of the Collateral Agent and the other Secured Parties in the Collateral against the claims of all Persons and parties; and

(vi) pay or cause to be paid any and all taxes levied or assessed upon all or any part of the Collateral.

The Borrower hereby designates the Collateral Agent as its agent and attorney in fact to prepare and file all UCC-1 financing statements, continuation statements and other instruments, and take all other actions, required pursuant to this Section 7.08. Such designation shall not impose upon the Collateral Agent, or release or diminish, the Borrower’s obligations under this Section 7.08.

ARTICLE VIII

ACCOUNTS, ACCOUNTINGS AND RELEASES

Section 8.01 Collection of Money.

Except as otherwise expressly provided herein, the Collateral Agent may demand payment or delivery of, and shall receive and collect, directly and without intervention or assistance of any fiscal agent or other intermediary, all Money and other property payable to or receivable by the Collateral Agent pursuant to this Agreement, including all payments due on the Collateral, in accordance with the terms and conditions of such Collateral. The Collateral Agent shall segregate and hold all such Money and property received by it in a Covered Account for the benefit of the Secured Parties and shall apply it as provided in this Agreement. Each Covered Account shall be comprised of a segregated securities account together with a related deposit account, held and maintained under the Account Control Agreement with (a) a federal or state-chartered depository institution having a Moody’s long-term rating of at least “Baa2” and an S&P long-term rating of at least “BBB”, and, if such institution’s ratings falls below such levels, then the assets held in such Covered Account shall, upon direction of the Facility Agent following notice to the Facility Agent from the Collateral Agent, be moved within 30 days to another institution that has such ratings or (b) in segregated accounts maintained with the corporate trust department of a federal or state-chartered deposit institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation Section 9.10(b). Any Covered Account may contain any number of subaccounts for the convenience of the Collateral Agent or as required by this Agreement for convenience in administering the Covered Account or the Collateral.

Section 8.02 Interest Collection Account and Principal Collection Account.

(a) (i) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated securities account held together with a related deposit account titled the “TCW DL VII Financing LLC Interest Collection Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Interest Collection Account”, which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The Collateral Agent shall from time to time deposit into the Interest Collection Account, in addition to the deposits required pursuant to Section 8.05(a), immediately upon receipt thereof all Interest Proceeds received by the Collateral Agent. All Monies deposited from time to time in the Interest Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. All amounts in the Interest Collection Account shall be reinvested pursuant to Section 8.05(a). The Borrower shall instruct all Obligors to remit all their payments constituting Interest Proceeds in respect of the Collateral Obligations into the Interest Collection Account in accordance with this Agreement. If the Borrower receives any Collections directly, the Borrower shall remit any Interest Proceeds in respect of such Collections to the Interest Collection Account within 2 Business Days of receipt thereof.

(ii) In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated securities account together with a related deposit account and titled the “TCW DL VII Financing LLC Principal Collection Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Principal Collection Account”, which shall be maintained with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The Collateral Agent shall deposit immediately upon receipt thereof, into the Principal Collection Account, in addition to the deposits required pursuant to Section 8.05(a), all Principal Proceeds (unless simultaneously reinvested in additional Collateral Obligations in accordance with Article X or in Eligible Investments or required to be deposited in the Revolving Reserve Account pursuant to Section 8.04) received by the Collateral Agent. All Monies deposited from time to time in the Principal Collection Account pursuant to this Agreement shall be held by the Collateral Agent as part of the Collateral and shall be applied to the purposes herein provided. All amounts in the Principal Collection Account shall be reinvested pursuant to Section 8.05(a). The Borrower shall instruct all Obligors to remit all their payments constituting Principal Proceeds in respect of the Collateral Obligations into the Principal Collection Account in accordance with this Agreement. If the Borrower receives any Collections directly, the Borrower shall remit any Principal Proceeds in respect of such Collections to the Principal Collection Account within 2 Business Days of receipt thereof.

(iii) At any time and from time to time, the Borrower may, but is not required to, deposit into the Collection Account amounts comprised of capital contributions from the Fund or other funds which have been released from the Lien of the Collateral Agent pursuant to the Priority of Payments and designated by the Borrower (pursuant to written notice to the Collateral Agent) as Interest Proceeds or Principal Proceeds, as the case may be. Upon the deposit of such funds, such funds shall be subject to the Lien of the Collateral Agent (for the benefit of the Secured Parties) granted under this Agreement, automatically and without the need for further action.

(b) The Collateral Agent, within one Business Day after receipt of any distribution or other proceeds in respect of the Collateral which are not Cash, shall so notify the Borrower and the Collateral Manager, and the Borrower shall use its commercially reasonable efforts to, within fifteen Business Days of receipt of such notice from the Collateral Agent (or as soon as practicable thereafter), sell such distribution or other proceeds for Cash in an arm’s length transaction and deposit the proceeds thereof in the Principal Collection Account; provided that the Borrower need not sell such distributions or other proceeds pursuant to this Section 8.02(b) if (x) it delivers a certificate of a Responsible Officer to the Collateral Agent certifying that such distributions or other proceeds constitute Collateral Obligations, Equity Obligations or Eligible Investments (including any deferred or capitalized interest with respect thereto) or (y) such distribution or proceeds are otherwise permitted to be held by the Borrower hereunder, it being understood that such distributions or other proceeds may be required to be sold pursuant to other provisions of this Agreement.

(c) At any time when the purchase of additional Collateral Obligations is permitted pursuant to Article X, the Borrower or the Collateral Manager may by delivery of a certificate of a Responsible Officer of the Borrower or the Collateral Manager direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and from Interest Proceeds but only to the extent used to pay for accrued interest on an additional Collateral Obligation and reinvest such funds in additional Collateral Obligations or exercise a warrant held in the Collateral, in each case in accordance with the requirements of Article X and such certificate. At any time as of which no funds are on deposit in the Revolving Reserve Account, the Borrower or the Collateral Manager may by delivery of a certificate of a Responsible Officer direct the Collateral Agent to, and upon receipt of such certificate the Collateral Agent shall, withdraw funds on deposit in the Principal Collection Account representing Principal Proceeds and remit such funds as so directed by the Borrower or the Collateral Manager to meet the Borrower’s funding obligations in respect of Delayed Drawdown Collateral Loans or Revolving Collateral Loans.

(d) The Collateral Agent shall transfer to the Payment Account, from the Interest Collection Account and the Principal Collection Account for application pursuant to Section 9.01(a), on or before the Business Day preceding each Payment Date, any amounts then held in the Interest Collection Account and the Principal Collection Account other than (i) Interest Proceeds or Principal Proceeds received after the end of the Collection Period with respect to such Payment Date, (ii) Principal Proceeds received during the prior Collection Period designated for the purchase of additional Collateral Obligations, or (iii) Principal Proceeds designated by the Borrower or the Collateral Manager to be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations and as described in the Payment Date Report for such Payment Date.

Section 8.03 Transaction Accounts.

(a) Payment Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated securities account together with a related deposit account and titled the “TCW DL VII Financing LLC Payment Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Payment Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Payment Account shall be to pay amounts due and payable under the Priority of Payments on the Payment Dates in accordance with their terms and the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Payment Account other than in accordance with this Agreement, the other Facility Documents and the Priority of Payments.

(b) Collateral Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated securities account together with a related deposit account and titled the “TCW DL VII Financing LLC Collateral Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Collateral Account”, which shall be maintained by the Borrower with the Custodian in accordance with this Agreement and the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. All Collateral Obligations shall be credited to the Collateral Account; provided, however, (i) it is hereby expressly acknowledged that (A) interests in bank loans (collectively “Loan Assets” and each a “Loan Asset”) may be acquired by the Borrower from time to time which are not evidenced by, or accompanied by delivery of, a Security (as defined in Section 8-102(15) of the UCC) or an Instrument (as defined in Section 9-102(47) of the UCC), and may be evidenced solely by delivery to the Custodian of a facsimile copy of an assignment agreement (“Loan Assignment Agreement”) evidencing the assignment of such Loan Assets from the Fund or any third party owner thereof to the Borrower and from the Borrower in blank, and (B) any such Loan Assignment Agreement (and the registration of the related Loan Assets on the books and records of the applicable obligor or bank agent) shall be registered in the name of the Custodian, and (ii) nothing herein shall require the Custodian to credit to the Collateral Account or to treat as a financial asset (within the meaning of Section 8-102(a)(9) of the UCC) any such Loan Asset or other asset in the nature of a general intangible (as defined in Section 9-102(a)(42) of the UCC) or to “maintain” a sufficient quantity thereof. The only permitted withdrawals from the Collateral Account shall be in accordance with the provisions of this Agreement. The Collateral Agent agrees to give the Borrower and the Collateral Manager prompt notice if (to the actual knowledge of a Responsible Officer of the Collateral Agent) the Collateral Account or any assets or securities on deposit therein, or otherwise to the credit of the Collateral Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. The Borrower shall not have any legal, equitable or beneficial interest in the Collateral Account other than in accordance with this Agreement, the other Facility Documents and the Priority of Payments.

(c) Expense Reserve Account. In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated securities account together with a related deposit account and titled the “TCW DL VII Financing LLC Expense Reserve Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Expense Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted withdrawals from or applications of funds on deposit in, or otherwise to the credit of, the Expense Reserve Account shall be to pay Administrative Expenses on dates other than Payment Dates. The Borrower shall not have any legal, equitable or beneficial interest in the Expense Reserve Account other than in accordance with this Agreement, the other Facility Documents and the Priority of Payments.

Section 8.04 The Revolving Reserve Account; Fundings.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent has established at the Custodian a single, segregated securities account together with a related deposit account and titled the “TCW DL VII Financing LLC Revolving Reserve Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Revolving Reserve Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted deposits to or withdrawals from the Revolving Reserve Account shall be in accordance with the provisions of this Agreement. The Borrower shall not have any legal, equitable or beneficial interest in the Revolving Reserve Account other than in accordance with this Agreement, the other Facility Documents and the Priority of Payments.

Upon the purchase of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan or, if necessary, on the Revolving Commitment Termination Date (if not directly deposited into the Revolving Reserve Account in accordance with Section 2.02(a)), funds shall be withdrawn by the Collateral Agent at the direction of the Borrower or the Collateral Manager from the Principal Collection Account and deposited in the Revolving Reserve Account, (i) during the Revolving Period, in an amount sufficient to ensure no Collateral Exposure Amount exists as of such time, and (ii) at all times after the last day of the Revolving Period, equal to the aggregate unfunded commitments in respect of all Revolving Collateral Loans and Delayed Drawdown Collateral Loans (the amount required to be on deposit at all times in the Revolving Reserve Account pursuant to such clause (i) or (ii), as applicable, the “Revolving Reserve Required Amount”).

Fundings of Revolving Collateral Loans and Delayed Drawdown Collateral Loans shall be made using, first, amounts on deposit in the Revolving Reserve Account, then amounts on deposit in the Principal Collection Account and finally, prior to the Revolving Commitment Termination Date, available Borrowings.

Amounts on deposit in the Revolving Reserve Account may be invested in overnight funds that are Eligible Investments selected by the Borrower or the Collateral Manager pursuant to Section 8.05, and earnings from all such investments will be deposited in the Interest Collection Account as Interest Proceeds. So long as no Event of Default has occurred and is then continuing, all funds in the Revolving Reserve Account (other than earnings from Eligible Investments therein) will be available solely to cover drawdowns on the Delayed Drawdown Collateral Loans and Revolving Collateral Loans; provided that, to the extent that the aggregate amount of funds on deposit therein at any time exceeds the Revolving Reserve Required Amount, the Collateral Agent shall promptly notify the Borrower and the Collateral Manager and remit such excess to the Principal Collection Account, and such amounts will be treated as Principal Collections.

Section 8.05 Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent.

(a) By delivery of a certificate of a Responsible Officer (which may be in the form of standing instructions), the Borrower or the Collateral Manager shall at all times direct the Collateral Agent to, and, upon receipt of such certificate, the Collateral Agent shall, invest all funds on deposit in the Interest Collection Account, the Principal Collection Account and the Revolving Reserve Account as so directed in Eligible Investments having stated maturities no later than the Business Day preceding the next Payment Date (or such shorter maturities expressly provided herein). If no Event of Default is continuing, the Borrower shall not have given any such investment directions, the Collateral Agent shall seek instructions from the Borrower or the Collateral Manager within three Business Days after the transfer of any funds to such accounts and shall promptly invest in “Blackrock Liquidity Fund Money Market account”, which is an Eligible Investment of the type described in clause (i) of the definition of the term “Eligible Investments” that mature overnight. If the Collateral Agent does not thereafter receive written instructions from the Borrower or the Collateral Manager within five Business Days after the transfer of such funds to such accounts, it shall invest and reinvest the funds held in such accounts, as fully as practicable, in “Blackrock Liquidity Fund Money Market account”, which is an Eligible Investments of the type described in clause (i) of the definition of the term “Eligible Investments” maturing no later than the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). If, after the occurrence and during the continuance of an Event of Default, the Borrower or the Collateral Manager shall not have given such investment directions to the Collateral Agent for three consecutive days, the Collateral Agent shall invest and reinvest such Monies as fully as practicable in “Blackrock Liquidity Fund Money Market account”, which is an Eligible Investment of the type described in clause (i) of the definition of the term “Eligible Investments” maturing not later than the earlier of (i) thirty days after the date of such investment (unless putable at par to the issuer thereof) or (ii) the Business Day immediately preceding the next Payment Date (or such shorter maturities expressly provided herein). Should any such specific Eligible Investment be unavailable, and in the absence of another proper investment instruction, all such funds shall be held uninvested. Except to the extent expressly provided otherwise herein, all interest and other income from such investments shall be deposited in the Interest Collection Account, any gain realized from such investments shall be credited to the Principal Collection Account upon receipt, and any loss resulting from such investments shall be charged to the Principal Collection Account. The Borrower and the Collateral Manager shall not in any way be held liable by reason of any insufficiency of such accounts which results from any loss relating to any such investment.

(b) The Collateral Agent agrees to give the Borrower and the Collateral Manager prompt notice if any Covered Account or any funds on deposit in any Covered Account, or otherwise to the credit of a Covered Account, shall become subject to any writ, order, judgment, warrant of attachment, execution or similar process. All Covered Accounts shall remain at all times with the Custodian or an entity organized and doing business under the laws of the United States or of any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $200,000,000, subject to supervision or examination by federal or state authority, having a Moody’s long-term rating of at least “Baa2” and an S&P long-term rating of at least “BBB”, and having an office within the United States.

(c) The Collateral Agent shall provide, in a timely fashion, to the Borrower, the Facility Agent and the Collateral Manager any information regularly maintained by the Collateral Agent that the Borrower, the Facility Agent or the Collateral Manager may from time to time reasonably request with respect to the Collateral Obligations, the Covered Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent by reason of its acting as Collateral Agent hereunder and required to be provided by Section 8.06 or to permit the Collateral Manager to perform its obligations under the Collateral Management Agreement or the Borrower’s obligations hereunder that have been delegated to the Collateral Manager. The Collateral Agent shall promptly forward to the Collateral Manager and the Borrower copies of notices and other writings received by it from the Obligor of any Collateral Obligation or from any Clearing Agency with respect to any Collateral Obligation or Eligible Investment which notices or writings advise the holders of such Collateral Obligation or Eligible Investment of any rights that the holders might have with respect thereto (including, without limitation, requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor or Clearing Agencies with respect to such Obligor or issuer.

Section 8.06 Accountings.

(a) Monthly. On each Monthly Report Date, the Borrower shall compile and provide (or cause to be compiled and provided) to the Agents, the Collateral Manager and the Lenders, a monthly report on a trade basis (each a “Monthly Report”), determined as of the close of business on the related Monthly Report Determination Date. The first Monthly Report shall be delivered in March 2019 and shall be determined with respect to the Monthly Report Determination Date that is five Business Days prior to the Monthly Report Date in March 2019. The final Monthly Report shall be delivered on the Final Maturity Date and shall be determined with respect to the Monthly Report Determination Date that is six Business Days prior to the Final Maturity Date. The Monthly Report for a calendar month shall contain the information with respect to the Facility and the Collateral Obligations and Eligible Investments included in the Collateral set forth in Part 1 of Schedule 2 hereto, and shall be determined as of the Monthly Report Determination Date for such calendar month.

(b) Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date, and shall deliver (or cause to be delivered) such Payment Date Report to the Agents, the Collateral Manager and each Lender not later than the Business Day preceding the related Payment Date. The Payment Date Report shall contain the information set forth in Part 2 of Schedule 2 hereto.

Simultaneous with the delivery of each Payment Date Report, the Borrower or the Collateral Manager shall provide a certificate certifying that no Default or Event of Default occurred during the period covered by such Payment Date Report or if any Default or Event of Default occurred during such period, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

In addition, the Borrower or the Collateral Manager shall provide for inclusion in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or waiver under any Related Document for each Collateral Obligation that could reasonably have a material adverse effect on the lenders in the underlying Collateral Obligation and that became effective during the three month period ending on the Determination Date for the related Payment Date.

(c) Interest Rate Notice. The Collateral Agent shall include in each Payment Date Report a notice setting forth the interest rate for the Advances for the Interest Accrual Period preceding the next Payment Date (as communicated to it by the Calculation Agent).

Section 8.07 Release of Securities.

(a) If no Event of Default has occurred and is continuing, the Borrower or the Collateral Manager may, by delivery of a certificate of a Responsible Officer, deliver to the Collateral Agent at least one Business Day prior to the settlement date for any sale of a security certifying that the sale of such security is being made in accordance with Section 10.01 and such sale complies with all applicable requirements of Section 10.01, direct the Collateral Agent to release or cause to be released such security from the lien of this Agreement and, upon receipt of such certificate, the Collateral Agent shall promptly deliver any such security, if in physical form, duly endorsed to the broker or purchaser designated in such certificate or, if such security is a Clearing Corporation Security, cause an appropriate transfer thereof to be made, in each case against receipt of the sales price therefor as specified by the Borrower or the Collateral Manager in such certificate; provided that the Collateral Agent may deliver any such security in physical form for examination in accordance with street delivery custom.

(b) Subject to the terms of this Agreement, the Collateral Agent shall upon the delivery of a certificate of a Responsible Officer of the Borrower (or the Collateral Manager) (i) deliver any Collateral, and release or cause to be released such security from the lien of this Agreement, which is set for any mandatory call or redemption or payment in full to the appropriate paying agent on or before the date set for such call, redemption or payment, in each case against receipt of the call or redemption price or payment in full thereof and (ii) provide notice thereof to the Collateral Manager.

(c) Upon receiving actual notice of any tender offer, voluntary redemption, exchange offer, conversion or other similar action (an “Offer”) or any request for a waiver, consent, amendment or other modification, in each case, with respect to any Collateral Obligation, the Collateral Agent shall notify the Collateral Manager of such Offer or request. Unless the Advances have been accelerated following an Event of Default, the Collateral Manager may direct (x) the Collateral Agent to accept or participate in or decline or refuse to participate in such Offer and, in the case of acceptance or participation, to release from the lien of this Agreement such Collateral Obligation in accordance with the terms of the Offer against receipt of payment therefor, or (y) the Borrower or the Collateral Agent to agree to or otherwise act with respect to such consent, waiver, amendment or modification.

(d) As provided in Section 8.02(a), the Collateral Agent shall deposit any proceeds received by it from the disposition of any Collateral in the Interest Collection Account or the Principal Collection Account, as applicable, unless simultaneously applied to the purchase of additional Collateral Obligations or Eligible Investments as permitted under and in accordance with the requirements of this Article VIII and Article X.

(e) The Collateral Agent shall, upon receipt of a certificate of a Responsible Officer of the Borrower to the effect that there are no Commitments outstanding and all Obligations (other than unasserted contingent obligations) have been satisfied in full, and upon written request therefor, release any remaining Collateral from the lien of this Agreement.

(f) Any security, Collateral Obligation or amounts that are released pursuant to Section 8.07(a), (b), (c) or (e) shall be released from the lien of this Agreement.

Section 8.08 Reserved.

Section 8.09 Closing Expense Account.

In accordance with this Agreement and the Account Control Agreement, the Collateral Agent, on or prior to the Closing Date, shall establish at the Custodian a single, segregated securities account together with a related deposit account and titled the “TCW DL VII Financing LLC Closing Expense Account, subject to the lien of the Collateral Agent”, which shall be designated as the “Closing Expense Account”, which shall be maintained by the Borrower with the Custodian in accordance with the Account Control Agreement and which shall be subject to the lien of the Collateral Agent. The only permitted withdrawal from or application of funds on deposit in, or otherwise to the credit of, the Closing Expense Account shall be in accordance with the provisions of this Section 8.09. The Borrower shall not have any legal, equitable or beneficial interest in the Closing Expense Account other than in accordance with this Agreement and the Priority of Payments.

On the Closing Date, the Borrower shall deposit $0 into the Closing Expense Account. On any Business Day from the Closing Date to and including the Determination Date relating to the first Payment Date following the Closing Date, the Collateral Agent shall apply funds from the Closing Expense Account, as directed by the Collateral Manager or the Borrower, to pay all Closing Date Expenses. On the Determination Date relating to the first Payment Date following the Closing Date, all funds remaining in the Closing Expense Account after payment of the Closing Date Expenses on or prior to such Determination Date shall be deposited in the Interest Collection Account as Interest Proceeds and/or the Principal Collection Account as Principal Proceeds, as directed by the Collateral Manager, and the Closing Expense Account will be closed. By delivery of a certification of a Responsible Officer (which may be in the form of standing instructions), the Borrower or the Collateral Manager may at any time direct the Collateral Agent to, and, upon receipt of such certification, the Collateral Agent shall, invest all funds remaining in the Closing Expense Account as so directed in Eligible Investments. Any income earned on Eligible Investments in the Closing Expense Account will be deposited in the Interest Collection Account as Interest Proceeds as it is received and any gains from such Eligible Investments will be deposited in the Principal Collection Account as Principal Proceeds.

Section 8.10 Collateral Reporting.

(a) The Collateral Agent shall perform the following functions:

(i) within thirty (30) days after the Closing Date, create a collateral database with respect to the Collateral that has been pledged to the Collateral Agent for the benefit of the Secured Parties from time to time, comprised of the Collateral Obligations credited to the accounts from time to time and Eligible Investments in which amounts held in the accounts may be invested from time to time, as provided in this Agreement (the “Collateral Database”);

(ii) permit access to the information contained in a secured website maintained by the Collateral Agent with respect to the Collateral Database to the Collateral Manager, the Facility Agent and the Borrower;

(iii) update the Collateral Database promptly for ratings changes based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower or the Collateral Manager;

(iv) update the Collateral Database promptly for Collateral Obligations, Equity Obligations and Eligible Investments acquired or sold or otherwise disposed of and for any amendments or changes to loan amounts or interest rates based upon, and to the extent of, information furnished to the Collateral Agent by the Borrower or the Collateral Manager;

(v) prepare, on behalf of the Borrower, and arrange for the delivery of each Monthly Report and Payment Date Report; and

(vi) provide the Borrower and the Collateral Manager with such other information as may be reasonably requested by the Borrower or the Collateral Manager and as is within the possession of the Collateral Agent and that can be provided without unreasonable burden or expense.

(b) Not later than the day on which each Monthly Report or Payment Date Report is required to be provided by the Borrower, the Collateral Agent shall calculate, using the information contained in the Collateral database created by the Collateral Agent and any other Collateral information normally maintained by the Collateral Agent, and subject to the Collateral Agent’s receipt from the Borrower or the Collateral Manager of information with respect to the Collateral that is not contained in such Collateral database or normally maintained by the Collateral Agent, each item required to be stated in such Monthly Report or Payment Date Report.

(c) Upon notification by the Borrower or Collateral Manager of a proposed purchase of any security pursuant to this Agreement and written request by the Borrower or the Collateral Manager to make such calculations (accompanied by such information concerning the security to be purchased as may be necessary to make the calculations referred to below), the Collateral Agent shall calculate each criterion included in the Eligibility Criteria, as a condition to such purchase in accordance with this Agreement, in all cases, based upon information contained in the Collateral database and information furnished by the Borrower or the Collateral Manager, and provide the results of such calculations to the Borrower and the Collateral Manager so that the Borrower and the Collateral Manager may determine whether such purchase is permitted by this Agreement. The Collateral Agent shall deliver a draft of such calculation to the Borrower and the Collateral Manager reasonably promptly after the later of (i) notification of such proposed purchase by the Borrower or the Collateral Manager and (ii) delivery of all information to the Collateral Agent necessary to complete such calculations. For the avoidance of doubt, the Collateral Agent shall have no obligation to determine (and the Borrower or the Collateral Manager will timely advise the Collateral Agent) whether any item of Collateral meets the definition of “Collateral Obligation”, “Equity Obligation” or “Defaulted Obligation” and nothing herein shall obligate the Collateral Agent to review or examine any underlying instrument or contract evidencing, governing or guaranteeing or securing any Collateral in order to verify, confirm, audit or otherwise determine any characteristics thereof.

(d) Upon written notification by the Borrower and Collateral Manager of a proposed sale of any Collateral Obligation pursuant to Section 10.01 of this Agreement and written request by the Collateral Manager to make such calculations, the Collateral Agent shall calculate each criterion set forth in the Section 10.01, if any, as a condition to such disposition and provide the results of such calculations to the Borrower and the Collateral Manager so that the Borrower and the Collateral Manager may determine whether such sale is permitted by this Agreement. The Collateral Agent shall deliver a draft of such calculations to the Borrower and Collateral Manager reasonably promptly after the later of (i) notification of such proposed sale by the Borrower or the Collateral Manager and (ii) delivery of all information to the Collateral Agent necessary to complete such calculations.

(e) In the event the Borrower or the Collateral Manager does not provide the Collateral Agent the items necessary to complete the calculations required by Sections 8.10(c) and (d) above and/or the Borrower or the Collateral Manager proceeds with a sale or purchase of the applicable Collateral prior to the time the Collateral Agent delivers such calculations, the Collateral Agent shall not be responsible for determining whether the provisions of this Agreement have been satisfied (including compliance with the Eligibility Criteria) and the Collateral Agent shall be entitled to rely upon and comply with the instructions of the Borrower or the Collateral Manager in all respects, including but not limited to instructions (which may be in the form of trade tickets) to release the applicable Collateral from the lien of this Agreement or to acquire the applicable Collateral. In the event the Borrower or the Collateral Manager consummates a sale or purchase prior to receiving the calculations of the Collateral Agent, the Collateral Agent shall be under no duty, and shall incur no liability for such sale or purchase and shall not be obligated to perform the calculations set forth in Sections 8.10(c) and (d) above.

(f) Subject to the mutual agreement of the parties hereto regarding reasonable compensation for the Collateral Agent, perform such other calculations and prepare such other reports as the Borrower or the Collateral Manager may reasonably request in writing and that are required by this Agreement and as the Collateral Agent may agree to in writing, which agreement shall not be unreasonably withheld.

(g) Nothing herein shall prevent the Collateral Agent or any of its Affiliates from engaging in other businesses or from rendering services of any kind to any Person.

(h) The Collateral Agent shall have no obligation to determine Fair Market Value or price in connection with any actions or duties under this Agreement.

(i) The Borrower or the Collateral Manager shall cooperate with the Collateral Agent in connection with the preparation by the Collateral Agent of the Monthly

Reports and the Payment Date Reports. Without limiting the generality of the foregoing, the Borrower or the Collateral Manager shall advise in a timely manner the Collateral Agent of the results of any determinations required or permitted to be made by it under this Agreement and supply the Collateral Agent with such other information as is maintained by the Borrower or the Collateral Manager that the Collateral Agent may from time to time request with respect to the Collateral and reasonably needed to complete the reports required to be prepared by the Collateral Agent hereunder or required to permit the Collateral Agent to perform its obligations hereunder.

ARTICLE IX

APPLICATION OF MONIES

Section 9.01 Disbursements of Monies from Payment Account.

(a) Notwithstanding any other provision in this Agreement, but subject to the other subsections of this Section 9.01, on each Payment Date, the Collateral Agent shall disburse amounts transferred from the Interest Collection Account and the Principal Collection Account to the Payment Account pursuant to Section 8.02 in accordance with the following priorities (the “Priority of Payments”).

(i) On each Payment Date other than during the occurrence and continuation of a Default, an Event of Default or an Early Amortization Event, Interest Proceeds on deposit in the Interest Collection Account and Principal Proceeds on deposit in the Principal Collection Account, to the extent received by the Collateral Agent on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, shall be applied in the following order of priority:

(A) to pay taxes, registration, registered office and filing fees, if any, of the Borrower;

(B) (1) first, to the payment of accrued and unpaid Administrative Expenses in the order described in the definition thereof and (2) second, to the deposit to the Expense Reserve Account, at the Borrower or the Collateral Manager’s discretion, an amount equal to the lesser of (x) the Ongoing Expense Reserve Shortfall and (y) the Ongoing Expense Excess Amount; provided, however, that payments and deposits pursuant to this subclause (B) shall only be made to the extent that the total of payments and deposits shall not exceed, on any Payment Date, the Administrative Expenses Cap;

(C) to the payment of amounts due and payable under each Eligible Hedge Agreement (if any) entered into by the Borrower (excluding any costs of termination of such Eligible Hedge Agreement and any amounts required to be paid upon termination of such Eligible Hedge Agreement if such termination is caused in each case by (1) an event of default under such Eligible Hedge Agreement for which the Eligible Hedge Counterparty is the defaulting party or (2) a termination event under such Eligible Hedge Agreement for which the Eligible Hedge Counterparty is the sole affected party);

(D) (1) first, to the payment of accrued and unpaid interest on the Advances and amounts payable to the Lenders or any Affected Person under Section 2.09, Section 2.10 and Section 12.03; and (2) second, to the payment of Commitment Fees due to the Lenders;

(E) if a Low Diversity Event has occurred and is continuing, (1) during the Revolving Period, to the Lenders, on a pro rata basis, in an amount sufficient to satisfy the Low Diversity Threshold and (2) after the Revolving Period, to the Lenders, on a pro rata basis, the Low Diversity Amount (in each case after giving effect to any principal payment made in accordance with clause (E) above), until the Advances are paid in full;

(F) to the payment of any unpaid indemnification payments or expenses of the Lenders;

(G) to the payment of accrued and unpaid Administrative Expenses in the order described in the definition thereof, to the extent not paid in full pursuant to clause (B) above, without reference to the Administrative Expenses Cap;

(H) to the payment of any costs of termination of any Eligible Hedge Agreement and any amounts required to be paid upon termination of such Eligible Hedge Agreement if such termination is caused in each case by (1) an event of default under such Eligible Hedge Agreement for which the Eligible Hedge Counterparty is the defaulting party or (2) a termination event under such Eligible Hedge Agreement for which the Eligible Hedge Counterparty is the sole affected party;

(I) during the Revolving Period and at the option of the Borrower, an amount directed by the Borrower for deposit to the Principal Collection Account for the purchase of additional Collateral Obligations (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans); and

(J) any remaining amounts payable at the direction of the Borrower or the Collateral Manager (which, for the avoidance of doubt, may be distributed to the Fund).

(ii) On each Payment Date during the occurrence and continuation of a Default, Event of Default or an Early Amortization Event, Interest Proceeds on deposit in the Interest Collection Account, to the extent received by the Collateral Agent on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred into the Payment Account, and Principal Proceeds on deposit in the Principal Collection Account that are received by the Collateral Agent on or before the related Determination Date (or if such Determination Date is not a Business Day, the next succeeding Business Day) and that are transferred to the Payment Account and were not designated for reinvestment by the

Collateral Manager prior to the occurrence of such Default, Event of Default or Early Amortization Event, shall be applied, except for any Principal Proceeds that will be used to settle binding commitments (entered into prior to the Determination Date) for the purchase of Collateral Obligations, shall be applied in the following order of priority:

(A) (i) first, to all reasonable and customary and documented out-of-pocket costs and expenses of the Collateral Agent incurred in connection with the sale of Collateral or exercise of other remedial rights pursuant to Section 7.03; and (2) second, to the payment of unpaid amounts under clauses (A) through (D) in clause (i) above (in the same order of priority specified therein), in each case without regard to the Administrative Expense Cap;

(B) to the Lenders, on a pro rata basis, an amount required to cure any Borrowing Base Deficiency;

(C) to the Lenders, on a pro rata basis, a principal payment equal to the lesser of (1) the aggregate amount of outstanding Advances under the Facility and (2) all amounts remaining after making payments in clauses (A) and (B) above, for the repayment of the Advances until paid in full, first, to repay the Revolving Advances and, second, if the outstanding principal amount of the Revolving Advances has been reduced to zero, the repay the Term Advances;

(D) to the payment of any unpaid indemnification payments or expenses of the Lenders;

(E) to the payment of any costs of termination of any Eligible Hedge Agreement (if any) and any amounts required to be paid upon termination of such Eligible Hedge Agreement if such termination is caused in each case by (1) an event of default under such Eligible Hedge Agreement for which the Eligible Hedge Counterparty is the defaulting party or (2) a termination event under such Eligible Hedge Agreement for which the Eligible Hedge Counterparty is the sole affected party; and

(F) any remaining amounts payable at the direction of the Borrower or the Collateral Manager (which, for the avoidance of doubt, may be distributed to the Fund).

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

(c) Notwithstanding anything to the contrary contained herein, amounts in the Expense Reserve Account may be applied to the payment of Administrative Expenses on days other than Payment Dates.

(d) At the request of the Borrower, disbursements from the Payment Account pursuant to clause (J) of Section 9.01(a)(i) may be made on a day other than a Payment Date by calculating the amount that would be available pursuant to such clause (J) as of the next succeeding Payment Date pursuant to a pro forma Priority of Payments submitted by the Borrower at least five Business Days before the proposed date of payment, and approved by the Facility Agent, assuming payment of the maximum amounts expected to be due pursuant to clauses (A) through (I) on such succeeding Payment Date and taking into account all obligations of the Borrower incurred or expected to be due from the date of disbursement to such succeeding Payment Date (including, without limitation, payment of the purchase price for any Collateral Obligations committed to be purchased or expected to be committed during such period); provided that (1) no more than one such request may be made with respect to any quarterly period ending on a Payment Date, (2) the amount so disbursed shall not exceed the amount on deposit in the Principal Collection Account as of the date of disbursement (after giving effect to any Borrowing to be made concurrently or substantially concurrently with such disbursement), (3) after giving effect to such disbursement, no Borrowing Base Deficiency shall exist, and (4) no Low Diversity Event shall exist as of the date of such disbursement.

ARTICLE X

SALE OF COLLATERAL OBLIGATIONS;

PURCHASE OF ADDITIONAL COLLATERAL OBLIGATIONS

Section 10.01 Sales of Collateral Obligations.

(a) So long as no Event of Default has occurred and is continuing, and no Borrowing Base Deficiency exists before and after giving effect to the sale, the Borrower (or the Collateral Manager on behalf of the Borrower acting pursuant to the Collateral Management Agreement) may direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Collateral Manager (on behalf of the Borrower) in writing any Collateral Obligation.

(b) In the event of a prepayment, the Borrower or the Collateral Manager shall direct the Collateral Agent in writing to sell, and the Collateral Agent shall sell in the manner directed by the Collateral Manager (on behalf of the Borrower), any Collateral Obligation, subject to Section 2.05

(c) The Collateral Manager, on behalf of the Borrower, shall promptly sell any Collateral Obligation or Eligible Investment that is a Volcker Asset.

Section 10.02 Purchase of Additional Collateral Obligations.

(a) During the Revolving Period, the Borrower or the Collateral Manager may instruct the Collateral Agent by Borrower Order and certification as to satisfaction of the Eligibility Criteria (immediately before and after giving effect to the proposed purchase) to invest Principal Proceeds in Collateral Obligations;

(b) With respect to any Collateral Obligation, for purposes of this Section 10.02, the date on which such obligation shall be deemed to “mature” (or its “maturity” date) shall be the earlier of (x) the stated maturity of such obligation or (y) if the Borrower has the right to require the Obligor of such Collateral Obligation to purchase, redeem or retire such

Collateral Obligation (at par or above) on any one or more dates prior to its stated maturity (a “put right”) and the Borrower or the Collateral Manager certifies to the Facility Agent and the Collateral Agent that it shall exercise such put right on the date specified in such certification, on the date specified.

(c) Notwithstanding anything in this Section 10.02 to the contrary, the Borrower shall not purchase or acquire (whether as part of a “unit” with a Collateral Obligation, in exchange for a Collateral Obligation or otherwise) any asset the ownership of which would otherwise cause the Borrower to be subject to income tax on a net income basis in any jurisdiction.

(d) If an Event of Default has occurred and is continuing, the Borrower may not enter into a commitment to purchase a Collateral Obligation without the prior written consent of the Controlling Lender; provided that, if the Borrower enters into a commitment to purchase a Collateral Obligation prior to the occurrence and continuation of an Event of Default, the settlement date in respect of such Collateral Obligation may occur after the occurrence and during the continuation of an Event of Default; provided, further that in no event shall the Lenders be required to make an Advance for such purpose.

Section 10.03 Conditions Applicable to All Sale and Purchase Transactions.

Upon any acquisition of a Collateral Obligation pursuant to this Article X, a security interest in all of the Borrower’s right, title and interest to the Collateral shall be granted to the Collateral Agent pursuant to this Agreement, such Collateral shall be Delivered to the Collateral Agent, and, if applicable, the Borrower shall receive the Collateral for which the Collateral was substituted, free and clear of the lien of this Agreement.

ARTICLE XI

THE AGENTS

Section 11.01 Authorization and Action.

Each Lender hereby irrevocably appoints and authorizes the Facility Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and, to the extent applicable, the other Facility Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, subject to the terms hereof. No Agent shall have any duties or responsibilities, except those expressly set forth herein or in the other Facility Documents, nor any fiduciary relationship with or duty to any Secured Party, and no implied covenants, functions, responsibilities, duties or obligations or liabilities on the part of such Agent shall be read into this Agreement or any other Facility Document to which such Agent is a party (if any) as duties on its part to be performed or observed. No Agent shall have or be construed to have any other duties or responsibilities in respect of this Agreement and the transactions contemplated hereby. As to any matters not expressly provided for by this Agreement or the other Facility Documents, no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Controlling Lenders; provided that such Agent shall not be required to take any action which exposes such Agent, in its judgment, to personal liability, cost or expense or which is contrary to this Agreement, the other Facility Documents or Applicable Law, or would be, in its judgment, contrary to its duties hereunder, under any other Facility Document or under Applicable Law. Each Lender agrees that in any instance in which the Facility Documents provide that an Agent’s consent may not be unreasonably withheld, provide for the exercise of such Agent’s reasonable discretion, or provide to a similar effect, it shall not in its instructions (or, by refusing to provide instruction) to such Agent withhold its consent or exercise its discretion in an unreasonable manner.

Section 11.02 Delegation of Duties.

Each Agent may execute any of its duties under this Agreement and each other Facility Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 11.03 Agents’ Reliance, Etc.

(a) Neither Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any of the other Facility Documents, except for its or their own bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Agent: (i) may consult with legal counsel (including, without limitation, counsel for the Borrower or the Collateral Manager or any of their Affiliates) and independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to any Secured Party or any other Person and shall not be responsible to any Secured Party or any Person for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement or the other Facility Documents; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the other Facility Documents or any Related Documents on the part of the Borrower or the Collateral Manager or any other Person or to inspect the property (including the books and records) of the Borrower or the Collateral Manager; (iv) shall not be responsible to any Secured Party or any other Person for the due execution, legality, validity, enforceability, genuineness, sufficiency, ownership, transferability or value of any Collateral, this Agreement, the other Facility Documents, any Related Document or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any other Facility Document by relying on, acting upon (or by refraining from action in reliance on) any notice, consent, certificate, instruction or waiver, report, statement, opinion, direction or other instrument or writing (which may be delivered by telecopier, email, cable or telex, if acceptable to it) believed by it to be genuine and believe by it to be signed or sent by the proper party or parties. No Agent shall have any liability to the Borrower or any Lender or any other Person for the Borrower’s or any Lender’s, as the case may be, performance of, or failure to perform, any of their respective obligations and duties under this Agreement or any other Facility Document.

(b) No Agent shall be liable for the actions of omissions of any other Agent (including without limitation concerning the application of funds), or under any duty to monitor or investigate compliance on the part of any other Agent with the terms or requirements of this Agreement, any Facility Document or any Related Document, or their duties thereunder. Each Agent shall be entitled to assume the due authority of any signatory and genuineness of any signature appearing on any instrument or document it may receive (including, without limitation, each Notice of Borrowing received hereunder). No Agent shall be liable for any action taken in good faith and reasonably believed by it to be within the powers conferred upon it, or taken by it pursuant to any direction or instruction by which it is governed, or omitted to be taken by it by reason of the lack of direction or instruction required hereby for such action (including without limitation for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from a failure, delay or refusal on the part of any Lender to provide, written instruction to exercise such discretion or grant such consent from any such Lender, as applicable). No Agent shall be liable for any error of judgment made in good faith unless it shall be proven that such Agent was grossly negligent in ascertaining the relevant facts. Nothing herein or in any Facility Documents or Related Documents shall obligate any Agent to advance, expend or risk its own funds, or to take any action which in its reasonable judgment may cause it to incur any expense or financial or other liability for which it is not adequately indemnified. No Agents shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action. No Agent shall be charged with knowledge or notice of any matter unless actually known to a Responsible Officer of such Agent responsible for the administration of this Agreement, or unless and to the extent written notice of such matter is received by such agent had its address in accordance with Section 12.02. Any permissive grant of power to an Agent hereunder shall not be construed to be a duty to act. Each Agent shall have only the duties and responsibilities as are specifically set forth in this Agreement and no covenants or obligations shall be implied in this Agreement against any Agent. Before acting hereunder, an Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may reasonably determine appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action.

(c) No Agent shall be responsible or liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

Section 11.04 Indemnification.

Each of the Lenders agrees to indemnify and hold the Agents harmless (to the extent not reimbursed by or on behalf of the Borrower pursuant to Section 12.04 or otherwise) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorney’s fees and expenses) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agents in any way relating to or arising out of this Agreement or any other Facility Document or any Related Document or any action taken or omitted by the Agents under this Agreement or any other Facility Document or any Related Document; provided that:

(i) no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s bad faith, gross negligence or willful misconduct; and

(ii) no Lender or Lenders shall be liable to the Collateral Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (for purposes hereof, “Collateral Agent Liabilities”) unless such Collateral Agent Liabilities are imposed on, incurred by, or asserted against the Collateral Agent as a result of any action taken, or not taken, by the Collateral Agent (x) by the express terms of this Agreement or (y) at the direction of such Lender or Lenders, as the case may be, in accordance with the terms and conditions set forth in this Agreement (it being understood that the Collateral Agent shall be under no obligation to exercise or to honor any of the rights or powers vested in it by this Agreement at the request or direction of any of the Lenders (or other Persons authorized or permitted under the terms hereof to make such request or give such direction) pursuant to this Agreement or any of the other Facility Documents, unless such Lenders shall have provided to the Collateral Agent security or indemnity reasonably satisfactory to it against the costs, expenses (including reasonable and documented attorney’s fees and expenses) and Collateral Agent Liabilities which might reasonably be incurred by it in compliance with such request or direction, whether such indemnity is provided under this Section 11.04 or otherwise).

The rights of the Agents and obligations of the Lenders under or pursuant to this Section 11.04 shall survive the termination of this Agreement, and the earlier removal or resignation of any Agent hereunder.

Section 11.05 Successor Agents.

(a) Subject to the terms of this Section 11.05(a), each Agent may, upon thirty days’ notice to the Lenders and the Borrower, resign as Facility Agent or Collateral Agent, as applicable. If the Collateral Agent shall be in material breach of its obligations hereunder, the Controlling Lenders may, following a period of fifteen days during which the Collateral Agent may cure such breach, remove the Collateral Agent upon notice to the Borrower, the Collateral Manager, the Lenders and the Agents. If the Collateral Agent shall resign or be removed pursuant to this Section 11.05(a), then the Facility Agent (at the direction of the Controlling Lenders), during such thirty- or fifteen -day period (as applicable), shall appoint a successor agent. If the Facility Agent shall resign or be removed pursuant to this Section 11.05(a), then the Controlling Lenders, during such thirty- or fifteen-day period (as applicable), shall appoint a successor agent. If for any reason a successor agent is not so appointed and does not accept such appointment during such thirty- or fifteen -day period (as applicable) (the last day of such period, the “Appointment Cut-off Date”), such Agent may appoint a successor Agent. The appointment of any successor Agent pursuant to this Section 11.05(a) shall be subject to the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed); provided that the consent of the Borrower to any such appointment shall not be required if (i) an Event of Default shall have occurred and be continuing, (ii) if such assignee is a Lender or an Affiliate of such Agent or any Lender; or (iii) for any reason no successor has been appointed within 30 days after the relevant Appointment Cut-off Date and the Borrower has theretofore not entered into an agreement in principle with a potential successor that would be qualified to act as such Agent hereunder. Any resignation or removal of an Agent pursuant to this Section 11.05(a) shall be effective upon the appointment of a successor Agent pursuant to this Section 11.05(a) and the acceptance of such appointment by such successor. After the effectiveness of any retiring Agent’s resignation hereunder as Agent, the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as a Lender, if applicable) and the provisions of this Article XI and Section 11.05(a) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Agent under this Agreement and under the other Facility Documents.

(b) Subject to the terms of this Section 11.05(b), the Borrower or the Collateral Manager may, upon thirty days’ notice to the Collateral Agent and the Lenders, remove and discharge the Collateral Agent from the performance of its obligations under this Agreement and under the other Facility Documents without cause at any time. If the Collateral Agent shall be removed pursuant to this Section 11.05(b), then the Borrower or the Collateral Manager during such thirty-day period shall appoint a successor Collateral Agent. The appointment of any successor Collateral Agent pursuant to this Section 11.05(b) shall be subject to the prior written consent of the Facility Agent (which consent shall not be unreasonably withheld or delayed). If the Collateral Agent is removed pursuant to this Section 11.05(b), the Collateral Agent shall be removed in all other capacities in which it serves under this Agreement and under any of the other Facility Documents (including, without limitation, in its capacity as Calculation Agent and Custodian). Any removal of the Collateral Agent pursuant to this Section 11.05(b) shall be effective upon the appointment of a successor Collateral Agent pursuant to this Section 11.05(b) and the acceptance of such appointment by such successor. After the effectiveness of any removal of the Collateral Agent pursuant to this Section 11.05(b), the Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Facility Documents (but not in its capacity as Lender, if applicable) and the provisions of this Article XI and Section 11.05(b) shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement and under the other Facility Documents. In the event that the Collateral Agent is removed pursuant to this Section 11.05(b), the Borrower or the Collateral Manager shall bear any costs related to such removal and appointment of a successor Collateral Agent.

Section 11.06 Regarding the Collateral Agent.

(a) The Collateral Agent shall have no liability for losses arising from (i) any cause beyond its control, (ii) any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

(b) The Collateral Agent shall not be responsible for any special, exemplary, punitive or consequential damages.

(c) The Collateral Agent shall not be responsible for the preparation or filing of any UCC financing statements or the correctness of any financing statements filed in connection with this Agreement or the validity or perfection of any lien or security interest created pursuant to this Agreement.

(d) The Collateral Agent shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Borrower.

(e) In the event that the Custodian is not the same entity as the Collateral Agent, the Collateral Agent shall not be liable for the acts or omissions of the Custodian under this Agreement or any other related agreement and shall not be required to monitor the performance of the Custodian. It is expressly agreed and acknowledged that the Collateral Agent is not guaranteeing performance of or assuming any liability for the obligations of the other parties hereto or any parties to the Collateral.

(f) If, in performing its duties under this Agreement, the Collateral Agent is required to decide between alternative courses of action, each of which is in accordance with the terms of this Agreement, the Collateral Agent may request written instructions from the Collateral Manager, acting on behalf of the Borrower, which written instructions must be approved by the Facility Agent, as to the course of action desired by it. If the Collateral Agent does not receive such instructions within three Business Days after it has requested them, the Collateral Agent may, but shall be under no duty to, take or refrain from taking any such courses of action. The Collateral Agent shall act in accordance with instructions received after such three-Business Day period except to the extent it has already taken, or committed itself to take action inconsistent with such instructions.

(g) The Collateral Agent shall have no liability for any failure, inability or unwillingness on the part of the Collateral Manager or the Borrower to provide accurate and complete information on a timely basis to the Collateral Agent, or otherwise on the part of any such party to comply with the terms of this Agreement, and shall have no liability for any inaccuracy or error in the performance or observance on the Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(h) The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any certificate, report or other document; provided, however, that, if the form thereof is prescribed by this Agreement, the Collateral Agent shall examine the same to determine whether it conforms on its face to the requirements hereof. The Collateral Agent shall not be deemed to have knowledge or notice of any matter unless actually known to a Responsible Officer. It is expressly acknowledged by the Borrower, the Collateral Manager, the Lenders and the Facility Agent that performance by the Collateral Agent of its various duties hereunder (including, without limitation, recalculations to be performed in respect of the matters contemplated hereby) shall be based upon, and in reliance upon, data, information and notices provided to it by the Collateral Manager (and/or the Borrower) and/or any related bank agent, obligor or similar party with respect to the Collateral, and the Collateral Agent shall have no responsibility for the accuracy of any such information or data provided to it by such persons and shall be entitled to update its records (as it may deem necessary or appropriate). Nothing herein shall impose or imply any duty or obligation on the part of the Collateral Agent to verify, investigate or audit any such information or data (except to the extent any such information provided is patently incorrect or inconsistent with any proximally received information or instruction, in which case the Collateral Agent shall investigate any such information), or to determine or monitor on an independent basis whether any issuer of the Collateral is in default or in compliance with the underlying documents governing or securing such securities, from time to time. For purposes of monitoring changes in ratings, the Collateral Agent shall be entitled to use and rely (in good faith) exclusively upon a single reputable electronic financial information repository service (which for ratings by S&P shall be www.standardandpoors.com or www.ratingsdirect.com) and shall have no liability for any inaccuracies in the information reported by, or other errors or omissions of, any such service. It is hereby expressly agreed that Bloomberg Financial Markets is one such reputable service.

ARTICLE XII

MISCELLANEOUS

Section 12.01 No Waiver; Modifications in Writing; Successor LIBOR Rate Index.

(a) No failure or delay on the part of any Secured Party exercising any right, power or remedy hereunder or with respect to the Advances shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement, and any consent to any departure by any party to this Agreement from the terms of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) No amendment, modification, supplement or waiver of this Agreement shall be effective unless it is signed by the Borrower and the Controlling Lenders, provided that:

(i) no such amendment, modification, supplement or waiver shall, unless by an instrument signed by all of the affected Lenders, (A) increase or extend the term of the Commitments or change the Final Maturity Date, (B) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (E) release all or substantially all of the Collateral, except in connection with dispositions permitted hereunder, (F) alter the terms of Section 9.01 or this Section 12.01(b), (G) modify in any manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, (H) extend the Revolving Period or (I) amend the definition of “Loan Advance Rate”, “Borrowing Base”, “Adjusted Par Amount”, “Adjusted Principal Amount”, “Collateral Obligation”, “Concentration Limit”, “Early Amortization Event”, “Event of Default”, “Eligibility Criteria”, “Eligible

Bifurcated First Lien Loan”, “Eligible First Lien Last Out Loan”, “Eligible First Lien Loan”, “Eligible Second Lien Loan”, “Fair Market Value”, “Interest Coverage Test”, “Loan Rating” or “Term Commitment Termination Date”; and

(ii) any amendment, modification, supplement or waiver of Article VIII, Article XI, or of any of the other rights or duties of either Agent (including the Collateral Agent in its role as Custodian) hereunder, shall require the consent of such Agent.

(c) If the Facility Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in Section 2.11 have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in Section 2.11 have not arisen but the applicable supervisor or administrator (if any) of the LIBOR based rate or an Authority having jurisdiction over the Facility Agent has made a public statement identifying the specific date after which the LIBOR based rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than the LIBOR based rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Facility Agent may (in consultation with the Borrower) choose a replacement index for the LIBOR based rate and make adjustments to applicable margins and related amendments to this Agreement subject to clauses (i) through (iii) below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR based interest rate in effect prior to its replacement.

(i) The Facility Agent and the Borrower shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Facility Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement (including, without limitation, Section 12.01(b)), with the consent of the Borrower, such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Facility Agent receives, on or before such tenth (10th) Business Day, a written notice from the Controlling Lenders stating that such Lenders object to such amendment.

(ii) Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from a LIBOR based rate to the replacement index and (y) yield- or risk-based differences between a LIBOR based rate and the replacement index.

(iii) Until an amendment reflecting a new replacement index in accordance with this Section 12.01(c) is effective, each advance, conversion and renewal of a Eurodollar Rate Advance will continue to bear interest with reference to the LIBOR based rate; provided however, that if the Facility Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Eurodollar Rate Advances shall automatically be converted to Base Rate Advances until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

Section 12.02 Notices, Etc.

Except where telephonic instructions are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, or by prepaid courier service, or by electronic mail, and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the intended recipient thereof in accordance with the provisions of this Section 12.02. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.02, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Facility Agent:	PNC Bank, National Association
300 Fifth Avenue, Floor 11
Pittsburgh, PA 15222
Attention: Robyn Reeher
Telephone No: 412-768-3090
Email: Robyn.Reeher@pnc.com,
abfadmin@pnc.com
with a copy to:
1600 Market Street, 21st Floor
Philadelphia, PA 19103
Attention: Lawrence Beller
Telephone No: 215-585-6017
Email: lawrence.beller@pnc.com
If to the Collateral Agent:
State Street Bank and Trust Company 1 Iron Street
Boston, Massachusetts 02210
Attention: Structured Trust and Analytics
Phone: (617) 662-9839
Email: brian.peterson@statestreet.com

If to the Borrower:
TCW DL VII Financing LLC c/o The TCW Group, Inc. 865 S. Figueroa Street
Los Angeles, CA 90017
Attention: Meredith Jackson
Telephone No: (213) 244-0896
Email: meredith.jackson@tcw.com

with a copy to:

TCW Asset Management Company LLC 200 Clarendon Street, 51st Floor
Boston, MA 02116
Attention: Christopher Kaster
Email: christopher.kaster@tcw.com

If to the initial Lenders:	PNC Bank, National Association
300 Fifth Avenue, Floor 11
Pittsburgh, PA 15222
Attention: Robyn Reeher
Telephone No: 412-768-3090
Email: Robyn.Reeher@pnc.com,
abfadmin@pnc.com

with a copy to:

1600 Market Street, 21st Floor Philadelphia, PA 19103

Attention: Lawrence Beller
Telephone No: 215-585-6017
Email: lawrence.beller@pnc.com

If to any other Lender:	As provided in the Assignment and Acceptance pursuant to which such other Lender becomes a Lender hereunder.

Section 12.03 Taxes.

(a) Any and all payments by or on behalf of the Borrower under this Agreement and the Notes shall be made, in accordance with this Agreement, free and clear of and without deduction for Taxes unless such deduction is required by law (or by the interpretation or administration thereof). If the Borrower shall be required by law (or by the interpretation or administration thereof) to deduct any Taxes from or in respect of any sum payable by it hereunder, under any Note or under any other Facility Document to any Secured Party, (i) if any such deductions are in respect of Indemnified Taxes, the sum payable by the

Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 12.03) such Secured Party receives an amount equal to the sum it would have received had no deductions in respect of Indemnified Taxes been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall timely pay the full amount deducted to the relevant Authority in accordance with Applicable Law.

(b) In addition, the Borrower agrees to timely pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made by the Borrower hereunder, under the Notes or under any other Facility Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or under any other Facility Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.03(i))) (hereinafter referred to as “Other Taxes”).

(c) Borrower agrees to indemnify each of the Secured Parties for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 12.03), together with all reasonable costs and expenses arising therefrom, paid by any Secured Party in respect of the Borrower, whether or not such Indemnified Taxes were correctly or legally imposed or asserted. Payments by the Borrower pursuant to this indemnification shall be made promptly following the date the Secured Party makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. Such certificate shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Facility Agent, within 10 Business Days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Facility Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Facility Agent in connection with any this Agreement or the Notes, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Facility Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Facility Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or the Notes or otherwise payable by the Facility Agent to the Lender from any other source against any amount due to the Facility Agent under this paragraph (d).

(e) Promptly after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to each Agent the original or a certified copy of a receipt issued by the relevant Authority evidencing payment thereof (or other evidence of payment as may be reasonably satisfactory to such Agent).

(f) If a Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.03 (including by the payment of additional amounts pursuant to Section 12.03(a)), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Borrower, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such Secured Party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Secured Party be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place the Secured Party in a less favorable net after-Tax position than the Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Secured Party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the Borrower and the Facility Agent, at the time or times reasonably requested by the Borrower or the Facility Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Facility Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Facility Agent as will enable the Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.03(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a United States Person as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Facility Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a United States Person as defined in Section 7701(a)(30) (such Lender, a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Facility Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Facility Agent to determine the withholding or deduction required to be made;

(D) If a payment made to a Secured Party under this Agreement or any Note would be subject to U.S. federal withholding Tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Secured Party shall deliver to the Borrower and the Facility Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Facility Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Facility Agent as may be necessary for the Borrower and the Facility Agent to comply with their obligations under FATCA and to determine that such Secured Party has complied with such Secured Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subclause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Facility Agent in writing of its legal inability to do so.;

(h) If any Lender requires the Borrower to pay any additional amount to any Secured Party or any taxing Authority for the account of any Lender or to indemnify a Secured Party pursuant to this Section 12.03, then such Secured Party shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such Lender determines, in its sole discretion, exercised in good faith, that such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or Section 12.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 12.04 Costs and Expenses; Indemnification.

(a) The Borrower agrees to promptly pay, as an Administrative Expense, on demand all reasonable and documented out-of-pocket costs and expenses of the Agents in connection with the administration and any waiver, consent, modification, amendment or similar agreement in respect of this Agreement, the Notes or any other Facility Document and advising the Agents as to their respective rights, remedies and responsibilities. The Borrower agrees to promptly pay, as an Administrative Expense, on demand all costs and expenses of each of the Secured Parties in connection with the enforcement of this Agreement, the Notes or any other Facility Document, including the reasonable and documented fees and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for each of the Facility Agent and the Collateral Agent in connection therewith.

(b) The Borrower agrees to indemnify and hold harmless, as an Administrative Expense, each Secured Party and each of their Affiliates and the respective officers, directors, employees, agents, managers of, and any Person controlling any of, the foregoing (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, obligations, expenses, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of the execution, delivery, enforcement, performance, administration of or otherwise arising out of or incurred in connection with this Agreement, any other Facility Document, any Related Document or any transaction contemplated hereby or thereby (and regardless of whether or not any such transactions are consummated) (collectively, the “Liabilities”), including any such Liability that is incurred or arises out of or in connection with, or by reason of, any one or more of the following: (i) preparation for a defense of any investigation, litigation or proceeding arising out of, related to or in connection with this Agreement, any other Facility Document, any Related Document or any of the transactions contemplated hereby or thereby; (ii) any breach or alleged breach of any covenant by the Borrower contained in any Facility Document; (iii) any representation or warranty made or deemed made by the Borrower contained in any Facility Document or in any certificate, statement or report delivered in connection therewith is, or is alleged to be, false or misleading and (iv) any failure to vest, or delay in vesting, in the Secured Parties a first-priority perfected security interest in all of the Collateral free and clear of all Liens, other than Permitted Liens; (v) any action or omission, not expressly authorized by the Facility Documents, by the Borrower or any Affiliate of the Borrower which has the effect of reducing or impairing the Collateral or the rights of the Agents or the Secured Parties with respect thereto; and (vi) any Default or Event of Default; except to the extent any such Liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from any Indemnified Party’s bad faith, gross negligence or willful misconduct. Notwithstanding the foregoing, the Borrower shall not be liable under this Section 12.04(b) for (x) any special, punitive or consequential damages except in each case in connection with a claim, suit or proceeding filed or made against an Indemnified Person by a person who is not a party to this Agreement nor an Affiliate of a party to this Agreement or (y) any Taxes other than Taxes that represent losses, claims or damages arising from any non-Tax claim.

Section 12.05 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 12.06 Assignability; Participation; Register.

(a) Each Lender may assign to an assignee all or a portion of its rights and obligations under this Agreement (including all or a portion of its outstanding Advances or interests therein owned by it, together with ratable portions of its Commitment); provided that:

(i) the Facility Agent has consented thereto;

(ii) the Borrower has consented thereto (such consent not to be unreasonably withheld, delayed or conditioned), unless (A) the assignee is a Permitted Assignee with respect to such assignor, (B) the assignment is of the assignee’s Term Advances only and not of any Commitments or Revolving Advances, or (C) an Event of Default has occurred and is continuing;

(iii) no such assignment shall be made to any Person that is not a Qualified Purchaser and to any Person that is not a Permitted Assignee; and

(iv) the assignee acknowledges and agrees to comply with Section 12.03 and shall promptly execute any documents or forms required thereby.

The parties to each such assignment shall execute and deliver to the Facility Agent an Assignment and Acceptance. Notwithstanding any other provision of this Section 12.06, any Lender may at any time pledge or grant a security interest in, all or any portion of its rights (including rights to payment of principal and interest) under this Agreement or any other Facility Document to secure obligations of such Lender or provide liquidity thereto, including any pledge or security interest granted to a Federal Reserve Bank, without notice to or consent of the Borrower or the Facility Agent (or the delivery of an Assignment and Acceptance); provided that no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Lender as a party hereto. Any purported assignment to an assignee that does not comply with the requirements of this Section 12.06 will be null and void ab initio. The Collateral Agent shall be authorized to acknowledge any Assignment and Acceptance when presented by the Facility Agent and shall be entitled to request such tax documentation from any new Lender as the Collateral Agent may reasonably request so it may make payments to such Lender under the Priority of Payments. Each Lender agrees to provide such requested tax documentation.

(b) The Borrower may not assign any of its rights hereunder or any interest herein or delegate any of its obligations hereunder without the prior written consent of the Agents and the Lenders.

(c) Any Lender may sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) each Participant shall have agreed to be bound by this Section 12.06(c), Section 12.06(e) and Section 12.09. In the event that any Lender sells participations in any portion of its rights and obligations hereunder:

(i) the agreement pursuant to which such Lender sells such participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification, supplement or waiver that requires the consent of all of the Lenders. Sections 2.09, 2.10 and 12.03 shall apply to each Participant as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that no Participant shall be entitled to any amount under Section 2.09, 2.10 or 12.03 which is greater than the amount the related Lender would have been entitled to under any such Sections or provisions, except to the extent the entitlement to receive a greater amount results from a change in law that occurs after the Participant acquired the applicable participation; and

(ii) such Lender, as nonfiduciary agent for the Borrower, shall maintain a register on which it enters the name of all participants in the Advances held by it and the principal amount (and stated interest thereon) of the portion of the Advance which is the subject of the participation (the “Participant Register”). An Advance may be participated in whole or in part only by registration of such participation on the Participant Register (and each Note, if any, shall expressly so provide). Any participation of such Advance may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Advance or its other obligations under any agreement) to any Person except to the extent that such disclosure is necessary to establish that such Advance or other obligation is in registered form under Section 5f.103-1(c) and proposed section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) The Facility Agent, on behalf of and acting solely for this purpose as the nonfiduciary agent of the Borrower, shall maintain at its address specified in Section 12.02 or such other address as the Facility Agent shall designate in writing to the Lenders, a copy of this Agreement and each signature page hereto and each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of (i) the names and addresses of the Lenders (ii) the amount of each Advance made hereunder by each Lender to the Borrower, (iii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, (iv) the amount of any principal sum paid by the Borrower hereunder and each Lender’s share thereof and (v) the aggregate outstanding principal amount of the outstanding Advances maintained by each Lender under this Agreement (and any stated interest thereon) after giving effect to any assignment hereunder. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The entries maintained in the accounts and Register maintained pursuant Section 2.03(a) and Section 12.06(d) shall be prima facie evidence of the existence and amounts of the Advances therein recorded; provided that the failure of the Facility Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. An Advance (and a Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Note, if any, shall expressly so provide). The Facility Agent shall update and furnish to the Collateral Agent and the Borrower from time to time at the request of the Collateral Agent or the Borrower an updated version of Schedule 1 reflecting the then-current allocation of the Commitments.

(e) Notwithstanding anything to the contrary set forth herein or in any other Facility Document, each Lender hereunder, and each Participant, must at all times be a “qualified purchaser” as defined in the Investment Company Act (a “Qualified Purchaser”). Accordingly:

(i) each Lender represents to the Borrower, (A) on the date that it becomes a party to this Agreement (whether by being a signatory hereto or by entering into an Assignment and Acceptance) and (B) on each date on which it makes an Advance hereunder, that it is a Qualified Purchaser;

(ii) each Lender agrees that it shall not assign, or grant any participations in, any of its Advances or its Commitment to any Person unless such Person is a Qualified Purchaser; and

(iii) the Borrower agrees that, to the extent it has the right to consent to any assignment or participation herein, it shall not consent to such assignment or participation hereunder unless it reasonably believes that the assignee or participant is a Qualified Purchaser at the time of such assignment or participation and that such assignment or participation will not cause the Borrower or the pool of Collateral to be required to register as an investment company under the Investment Company Act.

Section 12.07 Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD FOR CONFLICTS OF LAW RULES.

Section 12.08 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.09 Confidentiality.

Each Secured Party agrees to keep confidential all information provided to it by the Borrower or the Collateral Manager with respect to the Borrower, the Fund, the Collateral Manager, the Collateral, the Related Documents, the Obligors or any other information furnished to any other Secured Party pursuant to this Agreement or any other Facility Document (collectively, the “Borrower Information”); provided that nothing herein shall prevent any Secured Party from disclosing any Borrower Information (a) to any Secured Party or any Affiliate of a Secured Party, any of their respective Affiliates, employees, directors, agents, attorneys, accountants and other professional advisors (collectively, the “Secured Party Representatives”), in each case, on a need-to-know basis, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed and agree to keep such Borrower Information confidential, (b) subject to an agreement to comply with the provisions of this Section 12.09 and to use the Borrower Information only in connection with this Agreement and the other Facility Documents and not for any other purpose, to any actual or bona fide prospective permitted assignees and Participants in any of the Secured Parties’ interests under or in connection with this Agreement; provided that, no Borrower Information shall be distributed to any Disqualified Lender without the prior written consent of the Borrower, (c) upon the request or demand of any Authority with jurisdiction over any Secured Party or any of its Affiliates or any Secured Party Representative, (d) in response to any order of any court or other Authority or as may otherwise be required to be disclosed pursuant to any Applicable Law, (e) that is a matter of general public knowledge or that has heretofore been made available to the public by any Person not known by such Secured Party to be in breach of a confidentiality obligation other than any Secured Party or any Secured Party Representative, (f) any nationally recognized rating agency that requires access to information about a Secured Party’s investment portfolio in connection with ratings issued with respect to such Secured Party, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Borrower Information and instructed to keep such Borrower Information confidential, and (g) in connection with the exercise of any remedy hereunder or under any other Facility Document (including, without limitation, under Article VII).

Section 12.10 Entire Agreement.

This Agreement, the Notes and the other Facility Documents executed by the Borrower, the Collateral Manager, the Agents or the Lenders taken as a whole incorporate the entire agreement between the parties thereto concerning the subject matter thereof and such Facility Documents supersede any prior agreements among the parties relating to the subject matter thereof.

Section 12.11 Survival.

All representations and warranties made hereunder, in the other Facility Documents and in any certificate delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the making of the Advances hereunder. The agreements in Sections 2.04(f), 2.09, 2.10, 2.12, the third paragraph of 7.03, 7.06(b), 11.04, 12.03, 12.04, 12.09, 12.16 and 12.19 and this Section 12.11 shall survive the termination of this Agreement in whole or in part and the payment in full of the principal of and interest on the Advances.

Section 12.12 Submission to Jurisdiction; Waivers; Etc.

Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the other Facility Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York and the appellate courts of any of them;

(b) consents that any such action or proceeding may be brought in any court described in Section 12.12(a) and waives to the fullest extent permitted by Applicable Law any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in Section 12.02 or at such other address as may be permitted thereunder;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction or court; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding against any Secured Party arising out of or relating to this Agreement or any other Facility Document any special, exemplary, punitive or consequential damages.

Section 12.13 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FACILITY DOCUMENT OR FOR ANY COUNTERCLAIM THEREIN OR RELATING THERETO.

Section 12.14 Service of Process.

The Borrower hereby irrevocably designates, appoints and empowers National Registered Agents, Inc., (the “Process Agent”), with an office on the Closing Date at 160 Greentree Drive, Suite 101, Dover, DE, 19904 as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding brought in the courts listed in Section 12.12 in connection with or arising out of this Agreement or any other Facility Document. If for any reason the Process Agent shall cease to act as such, the Borrower agrees to promptly designate new designees, appointees and agents in the United States on the terms and for the purposes of this Section 12.14 satisfactory to the Facility Agent, which new designees, appointees and agents shall thereafter be deemed to be the Process Agent for all purposes of this Agreement and the other Facility Documents. The Borrower further hereby irrevocably consents and agrees to the service of any and all legal process, summonses, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of the Process Agent shall for any reason prove to be ineffective or the Process Agent shall accept or acknowledge such service) or by mailing copies thereof by regular or overnight mail, postage prepaid, to the Process Agent at its address specified above in this Section 12.14. The Borrower agrees that the failure of the Process Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of any Secured Party to serve any such legal process, summons, notices and documents in any other manner permitted by Applicable Law or to obtain jurisdiction over the Borrower or bring actions, suits or proceedings against the Borrower in such other jurisdictions, and in a manner, as may be permitted by Applicable Law.

Section 12.15 Waiver of Immunity.

To the extent that the Borrower or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or other similar grounds, from any legal action, suit or proceeding in connection with or arising out of this Agreement or any other Facility Document, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or any other Facility Document, the Borrower hereby irrevocably and unconditionally waives to the fullest extent permitted by Applicable Law, and agrees for the benefit of each of the Secured Parties not to plead or claim, any such immunity, and consents to such relief and enforcement.

Section 12.16 Reserved.

Section 12.17 PATRIOT Act Notice.

Each Lender and the Collateral Agent hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lenders to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender or the Collateral Agent in order to assist such Person in maintaining compliance with the PATRIOT Act.

Section 12.18 Legal Holidays.

In the event that the date of any Payment Date, date of prepayment or Final Maturity Date shall not be a Business Day, then notwithstanding any other provision of this Agreement or any Facility Document, payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of any such Payment Date, date of prepayment or Final Maturity Date, as the case may be, and interest shall accrue on such payment for the period from and after any such nominal date to but excluding such next succeeding Business Day.

Section 12.19 Non-Petition.

Each of the Agents, each Lender and each Secured Party hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Borrower any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under federal or state bankruptcy or similar laws until at least two years and one day, or if longer, the applicable preference period then in effect plus one day, after the payment in full of the Advances and the termination of all Commitments; provided that nothing in this Section 12.19 shall preclude, or be deemed to stop, each Agent and each Lender (i) from taking any action prior to the expiration of the aforementioned two years and one day period, or if longer the applicable preference period then in effect plus one day, in (a) any case or proceeding voluntarily filed or commenced by the Borrower or (b) any involuntary insolvency proceeding filed or commenced against the Borrower by a Person other than any Agent, Lender or Secured Party, or (ii) from commencing against the Borrower or any properties of the Borrower any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws. The provisions of this Section 12.19 shall survive the termination of this Agreement.

Section 12.20 Custodianship; Delivery of Collateral Obligations and Eligible Investments.

(a) The Borrower or the Collateral Manager shall deliver or cause to be delivered to the Collateral Agent, as custodian (in such capacity, the “Custodian”) and which is so appointed hereby by the Borrower, all Collateral in accordance with the definition of the term “Deliver”. It shall be the sole obligation of the Collateral Manager and the Borrower to ensure that all Collateral is “Delivered” to the Custodian, and the Custodian shall have no obligation to verify whether such Collateral has been Delivered in accordance with the definition of “Deliver” herein unless expressly required by the definition of “Deliver” to be performed by the Custodian. The Custodian shall at all times be a Securities Intermediary. Any successor custodian shall be a state or national bank or trust company that has capital and surplus of at least $200,000,000, has a Moody’s long-term rating of at least “Baa2” and an S&P long-term rating of at least “BBB”, and is a Securities Intermediary. The Collateral Agent or the Custodian, as applicable, shall hold (i) all Collateral Obligations, Eligible Investments, Cash and other investments purchased in accordance with this Agreement and (ii) any other property of the Borrower otherwise Delivered to the Collateral Agent or the Custodian, as applicable, by or on behalf of the Borrower, in the relevant Covered Account established and maintained pursuant to Article VIII; as to which in each case the Collateral Agent shall have entered into an agreement with the Custodian substantially in the form of Exhibit E providing, inter alia, that the establishment and maintenance of such Covered Account will be governed by a law of a jurisdiction satisfactory to the Borrower, the Collateral Agent and the Facility Agent.

(b) Each time that the Borrower or the Collateral Manager directs or causes the acquisition of any Collateral Obligation, Eligible Investment, or other investment, the Borrower shall, if the Collateral Obligation, Eligible Investment, or other investment is required to be, but has not already been, transferred to the relevant Covered Account, cause the Collateral Obligation, Eligible Investment, or other investment to be Delivered to the Custodian to be held in the Collateral Account (or, in the case of any such investment that is not a Collateral Obligation, in the Covered Account in which the funds used to purchase the investment are held in accordance with Article X) for the benefit of the Collateral Agent in accordance with this Agreement. The security interest of the Collateral Agent in the funds or other property used in connection with the acquisition shall, immediately and without further action on the part of the Collateral Agent, be released. The security interest of the Collateral Agent shall nevertheless come into existence and continue in the Collateral Obligation, Eligible Investment, or other investment so acquired, including all interests of the Borrower in any contracts related to and proceeds of such Collateral Obligation, Eligible Investment, or other investment.

(c) The Custodian hereby agrees to accept the Collateral that is Delivered to it as set forth in Sections 12.20(a) and (b), to hold the Collateral in safekeeping in the applicable Account or Accounts and to invest, release and transfer the same only in accordance with the written instructions of the Borrower or the Collateral Manager (prior to the occurrence of an Event of Default) or the Collateral Agent at the direction of the Facility Agent (after the occurrence and continuation of an Event of Default) or as otherwise provided herein or in the Account Control Agreement. Interest, dividends and any other proceeds received by the Custodian with respect to the Collateral shall be distributed pursuant to the Payment Date Report; provided that the Custodian may from time to time deduct from the Collateral Account amounts owed to it by the Borrower pursuant to the Account Control Agreement. The Custodian shall not be obligated to review any Collateral delivered to it.

(d) The Custodian shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and the Account Control Agreement and may rely and shall be protected in acting or refraining from acting on any written notice, request, waiver, consent or instrument believed by it to be genuine and to have been signed or presented by the proper party or parties. The Custodian shall have no duty to determine or inquire into the happening or occurrence of any event or contingency, and it is agreed that its duties hereunder are purely ministerial in nature. The Custodian may consult with and obtain advice from legal counsel as to any provision hereof or its duties hereunder. The Custodian shall not be liable for any action taken or omitted by it in good faith and believed by it to be authorized hereby or taken or omitted by it in accordance with the advice of its counsel, except, in each case, to the extent such action or omission constitutes bad faith, gross negligence or willful misconduct by the Custodian. Subject to the terms of the Account Control Agreement, the Custodian shall have all of the rights, protections and indemnities afforded to the Collateral Agent pursuant to this Agreement.

(e) Should any controversy arise between the undersigned with respect to the Collateral held by the Custodian, the Custodian shall follow the instructions of the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties.

(f) The Custodian may at any time resign hereunder by giving written notice of its resignation to the Borrower and the Facility Agent at least 90 days prior to the date specified for such resignation to take effect, and, upon the effective date of such resignation, the Collateral held by the Custodian shall be delivered by it to such Person as may be designated in writing by the Collateral Agent (prior to the occurrence and continuance of an Event of Default, with the consent of the Borrower) acting at the direction of the Facility Agent on behalf of the

Secured Parties, whereupon all the Custodian’s obligations hereunder shall cease and terminate. If no such Person shall have been designated by such date, all obligations of the Custodian hereunder shall nevertheless cease and terminate. The Custodian’s sole responsibility thereafter shall be to keep safely all Collateral then held by it and to deliver the same to a Person designated by the Collateral Agent acting at the direction of the Facility Agent on behalf of the Secured Parties or in accordance with the direction of a final order or judgment of a court of competent jurisdiction.

(g) The Custodian shall have no responsibility under this Agreement other than to render the services called for hereunder in good faith and without willful misfeasance, gross negligence or reckless disregard of its duties hereunder. The Custodian shall incur no liability to anyone in acting upon any signature, instrument, statement, notice, resolution, request, direction, consent, order, certificate, report, opinion, bond or other document or paper reasonably believed by it to be genuine and reasonably believed by it to be signed by the proper party or parties. Neither the Custodian nor any of its affiliates, directors, officers, shareholders, agents or employees shall be liable to any other party hereto, except by reason of acts or omission constituting bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder. Anything in this Agreement notwithstanding, in no event shall the Custodian be liable for special, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Custodian has been advised of such loss or damage and regardless of the form of action, except in the case of bad faith, willful misfeasance, gross negligence or reckless disregard of the Custodian’s duties hereunder.

(h) The Custodian shall have no liability for losses, delays or failures in its performance arising from (i) any cause beyond its control, including, but not limited to, the act, failure or neglect of any agent or correspondent selected with due care by the Custodian for the remittance of funds, (ii) any acts of God, strikes, lockouts, riots, acts of war, epidemics, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, (iii) and delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, or (iv) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

TCW DL VII FINANCING LLC, as Borrower

By:	/s/ James Krause
Name: James Krause
Title: Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

STATE STREET BANK AND TRUST COMPANY, as Collateral Agent

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

STATE STREET BANK AND TRUST COMPANY, as Custodian

By:	/s/ Brian Peterson
Name: Brian Peterson
Title: Vice President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

PNC BANK, NATIONAL ASSOCIATION, as Revolving Lender

By:	/s/ Lawrence Beller
Name: Lawrence Beller
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Term Lender

By:	/s/ Lawrence Beller
Name: Lawrence Beller
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as Facility Agent and Calculation Agent

By:	/s/ Lawrence Beller
Name: Lawrence Beller
Title: Senior Vice President